                      SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 3 TO

                                 SCHEDULE 14A

                    _______________________________________
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                    _______________________________________

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant Rule to 14a-11 or Rule 14a-12


                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     NONE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock, Par Value $.001 per share, of Black Hawk Gaming &
         ------------------------------------------------------------------
         Development Company, Inc.
         ------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         2,821,067 shares of common stock and 516,417 options to purchase shares
         -----------------------------------------------------------------------
         of common stock.
         ----------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         The filing fee of $7,397 was determined based upon the sum of (a) the product of 2,821,067 shares of common stock and the merger consideration of $12.00 per share and (b) the difference between $12.00 and the exercise price per share of common stock of each of the 516,417 shares covered by outstanding options. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.
--------------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $36,984,724
         -----------------------------------------------------------------------

     (5) Total fee paid herewith $-0-



[X]  Fee paid previously with preliminary materials: $7,397


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                                                   Filed: November 30, 2001

                          PRELIMINARY PROXY STATEMENT


                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

                                240 Main Street

                           Black Hawk, Colorado 80422

                                 (303) 582-1117

Dear Shareholder:                                  December 7, 2001


     You are cordially invited to attend a special meeting of shareholders of Black Hawk Gaming & Development Company, Inc. to be held at the Hilton Garden Inn, Denver International Airport, 16475 E. 40th Circle, Aurora Colorado 80011 on Friday, January 4, 2002 at 11:00 a.m., Mountain Time.


     At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of April 25, 2001, by and among Gameco, Inc., BH Acquisition Corp. and Black Hawk, providing for the merger of BH Acquisition, a wholly owned subsidiary of Gameco, with and into Black Hawk with Black Hawk as the surviving corporation. Pursuant to the merger agreement, you will be entitled to receive $12 in cash, without interest, for each of your shares of common stock of Black Hawk. Gameco is and after the merger will be controlled by Jeffrey P. Jacobs, Chairman of the Board of Directors and Chief Executive Officer of Black Hawk. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.

     In light of the conflicting interests of Mr. Jacobs and some of the other board members, Black Hawk's board of directors formed a special committee of independent directors to evaluate this merger proposal and other possible proposals and indications of interest in Black Hawk, and to negotiate the proposals, including the terms of the merger agreement with Gameco and BH Acquisition and related agreements.

     The board of directors of Black Hawk, considering among other things the unanimous recommendation of the special committee, has approved the merger agreement and determined the merger to be advisable. Board approval was unanimous with the exception of Mr. Jacobs, who abstained in light of his personal interest in the proposed transaction. The special committee and the board of directors believe that the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of Black Hawk's unaffiliated shareholders (which means the holders of Black Hawk stock other than Gameco, BH Acquisition and their affiliates). Therefore, the board of directors recommends that you vote in favor of the approval of the merger agreement and the transactions contemplated thereby. Robertson Stephens, Inc., the special committee's financial advisor, has provided its written opinion that, as of April 23, 2001, based on and subject to the limitations, assumptions and qualifications stated in its opinion, the $12 per share cash consideration to be received by Black Hawk's unaffiliated shareholders in the proposed merger was fair to Black Hawk's unaffiliated shareholders from a financial point of view.

     The proposed merger is an important decision for Black Hawk and its shareholders. The proposed merger cannot occur unless, among other things, the merger agreement is approved by the affirmative vote of the holders of a majority of all outstanding shares of common stock of Black Hawk. Diversified Opportunities Group Ltd., an affiliate of Jeffrey P. Jacobs, and Black Hawk have entered into a voting agreement under which Diversified will vote its 1,333,333 shares or 32.1% of Black Hawk's outstanding shares for the merger. Robert D. Greenlee, a significant shareholder and Black Hawk have also entered into a voting agreement under which Mr. Greenlee will vote his 486,113 shares or 11.7% of Black Hawk's outstanding shares for the merger. Frank B. Day, a director of Black Hawk, has indicated to Black Hawk that he intends to vote his 497,211 shares, or approximately 12% of Black Hawk's outstanding shares, for the merger.

     Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby.

     Your board of directors urges you to consider the enclosed materials carefully and, based on among other things the recommendation of the special committee and the board, recommends that you vote "for" approval of the merger agreement and the transactions contemplated thereby.

                                 Sincerely,

                                 Patrick McDuff

                                 Chairman of the Special Committee of the Board of Directors

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Commission or any state securities regulator passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

     This proxy statement and proxy are being mailed to Black Hawk's shareholders on or about December 7, 2001.

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

                                240 Main Street
                          Black Hawk, Colorado 80422
                                (303) 582-1117

          Notice of Special Meeting of Shareholders

          Date:  January 4, 2002


          Time:  11:00 a.m., Daylight Time


          Place:  Hilton Garden Inn, Denver International Airport, 16475 E.40th
                                                                             --
          Circle Aurora, Colorado 80011


     A special meeting of the shareholders of Black Hawk Gaming & Development Company, Inc. is being held for the following purposes:

     . To consider and vote upon the Agreement and Plan of Merger, dated as of April 25, 2001, by and among Gameco, Inc., BH Acquisition Corp. and Black Hawk, and the transactions contemplated thereby, including the merger of BH Acquisition with and into Black Hawk, with Black Hawk as the surviving corporation and with the unaffiliated shareholders of Black Hawk entitled to receive $12 in cash, without interest, for each share of Black Hawk's common stock that they own.

     . To consider any other matter that may properly be brought before the special meeting or any adjournment or postponement thereof.

     Only shareholders of record on November 30, 2001 are entitled to notice of, and to vote at, the special meeting. During the ten day period prior to the special meeting, any shareholder may examine a list of Black Hawk's shareholders of record, for any purpose related to the special meeting, during ordinary business hours at the offices of Black Hawk located at 240 Main Street, Black Hawk, Colorado 80422.


     Shareholders of Black Hawk who do not vote in favor of the merger agreement will have the right to dissent and to seek appraisal of the fair value of their shares if the merger is completed and they comply with the procedures under Colorado law explained in the accompanying proxy statement.

     The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Agreement and Plan of Merger, as amended, is attached as Annex A to the accompanying proxy statement.

                               By Order of the Board of Directors

                               Stanley Politano, Secretary

Black Hawk, Colorado

December 7, 2001

                               TABLE OF CONTENTS


Notice of Special Meeting of Shareholders.................................................................................      i

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................................................      1

SUMMARY...................................................................................................................      4

 Principals of the Buyers.................................................................................................      4
 The Special Meeting......................................................................................................      4
 Special Factors..........................................................................................................      4

 Reasons for Engaging in the Transaction..................................................................................      5
 Recommendations of the Special Committee and our Board of Directors......................................................      5
 Opinion of Robertson Stephens............................................................................................      5
 Black Hawk's Position as to the Fairness of the Merger...................................................................      5
 Interests of our Directors and Executive Officers in the Merger..........................................................      6
 Primary Benefits and Detriments to Unaffiliated Shareholders.............................................................      6
 The Merger Agreement.....................................................................................................      6
  The Merger Consideration................................................................................................      6
  Conditions to the Merger................................................................................................      7
  Termination of the Merger Agreement.....................................................................................      7
  Acquisition Proposals...................................................................................................      8
  Fees and Expenses.......................................................................................................      8
 Dissenters' Rights of Appraisal..........................................................................................      9
 Financing of Merger......................................................................................................      9
 Regulatory Approvals.....................................................................................................      9
 Accounting Treatment.....................................................................................................      9
 Tax Treatment............................................................................................................      9
 Litigation...............................................................................................................      9
 Recent Acquisition.......................................................................................................     10
 Selected Consolidated Financial Data of Black Hawk.......................................................................     10

THE PARTIES...............................................................................................................     12

 Black Hawk Gaming & Development Company, Inc.............................................................................     12
 Gameco, Inc., BH Acquisition, Inc. and Diversified Opportunities Group Ltd...............................................     12
 Colonial Holdings, Inc...................................................................................................     13
 Jalou L.L.C. and Jalou II................................................................................................     13
 Competition and Regulation...............................................................................................     14

SPECIAL FACTORS...........................................................................................................     15

 Background of the Merger.................................................................................................     15
 Recommendation of the Special Committee and Board of Directors; Fairness of the Merger...................................     21
  Special Committee.......................................................................................................     21
  Board of Directors of Black Hawk........................................................................................     24
 Buyers' Position as to Fairness of the Merger to Unaffiliated Shareholders...............................................     25
 Benefits and Detriments of the Merger....................................................................................     26
  To Black Hawk's Unaffiliated Shareholders...............................................................................     26
  To the Buyers and Black Hawk............................................................................................     27
 Opinion of Financial Advisor to the Special Committee....................................................................     27
  Opinion and Analysis of Robertson Stephens..............................................................................     28
  Comparable Companies Analysis...........................................................................................     29
  Selected Precedent Transactions.........................................................................................     30
  Premiums Paid Analysis..................................................................................................     32
  Discounted Cash Flow Analysis...........................................................................................     32
  Other Factors...........................................................................................................     33
 McDonald Investments Report
 Prospective Financial Information of Black Hawk..........................................................................     34
 Buyers' Purpose and Reason for the Merger................................................................................     36
  Interests of Certain Persons in the Merger; Certain Relationships.......................................................     36
  Retained Equity Interest................................................................................................     36
  Shares and Stock Options................................................................................................     36
  Directors and Management of the Surviving Corporation...................................................................     37
  Management Employment Agreements........................................................................................     37
  Other Arrangements with Affiliates......................................................................................     37
  Directors and Officers Indemnification and Insurance....................................................................     38
 Certain Effects of the Merger............................................................................................     38

 Plans for Black Hawk after the Merger................................................................................         38
 Conduct of the Business of the Company if the Merger is not Consummated..............................................         39
 Accounting Treatment.................................................................................................         39
 Financing of the Merger..............................................................................................         39
 Regulatory Requirements; Third Party Consents........................................................................         40
 Material Federal Income Tax Consequences of the Merger...............................................................         41
  Sales Treatment for Holders of Common Stock.........................................................................         41
  Redemption Treatment for Dissenters and Other Shareholders..........................................................         42
  Constructive Ownership of Stock and Other Issues....................................................................         42
  Section 302 Tests...................................................................................................         42
  Treatment of Holders of Stock Options...............................................................................         43
  Backup Withholding..................................................................................................         44
 Tax Treatment to Buyers..............................................................................................         44
 Fees and Expenses....................................................................................................         44

INFORMATION CONCERNING THE SPECIAL MEETING............................................................................         46

 Time, Place and Date.................................................................................................         46
 Purpose of the Special Meeting.......................................................................................         46
 Record Date; Voting at the Meeting; Quorum...........................................................................         46
 Required Vote........................................................................................................         46
 Voting and Revocation of Proxies.....................................................................................         47
 Action to be Taken at the Special Meeting............................................................................         47
 Proxy Solicitation...................................................................................................         47

THE MERGER AGREEMENT..................................................................................................         48

 The Merger, Merger Consideration.....................................................................................         48
 Treatment of Certain Shares Held by the Buyers.......................................................................         48
 The Exchange Fund; Payment for Shares of Black Hawk Common Stock.....................................................         49
 Transfers of Common Stock............................................................................................         49
 Treatment of Stock Options...........................................................................................         49
 Conditions...........................................................................................................         50
 Representations and Warranties.......................................................................................         51
 Covenants............................................................................................................         52
 Termination..........................................................................................................         54
 Expenses and Fees....................................................................................................         55
 Amendment/Waiver.....................................................................................................         56

THE VOTING AGREEMENTS.................................................................................................         57

GAMING APPROVALS AND DELAYED CLOSING..................................................................................         58

 General..............................................................................................................         58
 Colorado Gaming Regulations..........................................................................................         58
 Nevada Gaming Regulations............................................................................................         58
 Louisiana and Virginia Gaming Regulations............................................................................         59
 Possible Delayed Closing.............................................................................................         59

DISSENTERS' RIGHTS OF APPRAISAL.......................................................................................         61

Right to Dissent......................................................................................................         61
Procedure for Exercise of Dissenters' Rights..........................................................................         61
Dissenters' Notice....................................................................................................         61
Procedure to Demand Payment...........................................................................................         62
Payment...............................................................................................................         62
If Dissenter is Dissatisfied with Offer...............................................................................         62
Judicial Appraisal of Shares..........................................................................................         62
Court and Counsel Fees................................................................................................         63

MARKET FOR THE COMMON STOCK......................................................................................       64

Common Stock Market Price Information; Dividend Information......................................................       64
Common Stock Purchase Information................................................................................       64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................       65

DIRECTORS AND MANAGEMENT.........................................................................................       67

Black Hawk.......................................................................................................       67
Gameco and BH Acquisition........................................................................................       69

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................       70

CERTAIN LITIGATION...............................................................................................       71

INDEPENDENT AUDITORS.............................................................................................       72

FINANCIAL STATEMENTS.............................................................................................       72

WHERE YOU CAN FIND MORE INFORMATION..............................................................................       72

OTHER BUSINESS...................................................................................................       72

SHAREHOLDER MEETINGS AND PROPOSALS...............................................................................       73

AVAILABLE INFORMATION............................................................................................       73

PRO FORMA FINANCIAL INFORMATION..................................................................................      F-1

ANNEX A Agreement and Plan of Merger dated April 25, 2001 by and among Gameco, Inc., BH Acquisition, Inc. and Black Hawk Gaming & Development Company, Inc. and Amendment thereto dated November 12, 2001

ANNEX B  Opinion of Robertson Stephens, Inc.

ANNEX C Sections of the Colorado Business Corporation Act Regarding Dissenter's Rights (7-113-101 through 7-113-302)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What is the proposed transaction?

A: Gameco will acquire Black Hawk by merging BH Acquisition, a wholly-owned subsidiary of Gameco, into Black Hawk. As a result of the merger, Black Hawk will become a wholly-owned subsidiary of Gameco.

Q:   Who are Gameco and BH Acquisition?


A: Gameco and BH Acquisition were formed in connection with the proposed merger by Jeffrey P. Jacobs, Chairman of the Board of Directors and Chief Executive Officer of Black Hawk, and certain of his affiliated entities including Diversified Opportunities Group Ltd., which presently owns 32.1% of Black Hawk's outstanding common stock. Diversified and Gameco are owned beneficially by Mr. Jacobs and Richard E. Jacobs, trustee under the Richard
     E. Jacobs Revocable Living Trust Agreement dated April 23, 1987 (the "Trust"). Richard E. Jacobs is Jeffrey P. Jacobs' father. All of Gameco, BH Acquisition, Diversified, Jeffrey P. Jacobs, the Trust and Richard E. Jacobs are sometimes referred to herein as the "Buyers." Depending on the context, Jeffrey P. Jacobs is sometimes identified as the natural person designated as representing the interests of the Buyers.


Q:   What will I receive in the merger?

A: Shareholders of Black Hawk, other than the Buyers and shareholders who dissent and seek appraisal of the fair value of their shares, will be entitled to receive $12 in cash, without interest, for each share of Black Hawk's common stock that they own. If you own stock options of Black Hawk, you will be entitled to receive, for each stock option, the difference between $12 and the exercise price of such stock option.

Q: Why is the board of directors recommending that I vote for the merger at this time?

A: The board believes that it is in the best interest of Black Hawk's unaffiliated shareholders to accept and the opportunity presented by Mr. Jacobs at this time to sell their shares at a substantial premium over the market price of Black Hawk's shares in recent years. Approval of the board of directors was unanimous with the exception of Mr. Jacobs who abstained in light of his personal interest in the proposed transaction. To review the background and reasons for the merger in greater detail, see pages _____ to _____.

Q:   When do you expect the merger to be completed?


A: We are working to complete the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied, we expect to complete the merger shortly after receiving approval of the Colorado and Nevada gaming authorities, which is expected in January or February, 2002. See "Gaming Approvals and Delayed Closing," on pages ____ and ____.


Q:   What are the income tax consequences of the merger to me?

A: The cash you receive for your shares generally will be taxable for federal and state income tax purposes. To review a brief description of the federal income tax consequences to shareholders, see pages ____ to ____.

Q: What conflicts of interest does the board of directors have in recommending approval of the merger agreement?

A: One of the seven members of the board of directors, Jeffrey P. Jacobs, has a conflict of interest in recommending approval of the merger agreement because he is an equal beneficial owner of Gameco along with the Trust. Another director of Black Hawk, Mr. Owendoff, performs legal services for Mr. Jacobs and his affiliates and was nominated to Black Hawk's board by Mr. Jacobs. A third director, Mr. Hughes, worked for Mr. Jacobs until about three years ago; he also was nominated to Black Hawk's board by Mr. Jacobs. A fourth board member, Mr. Knudsen, has had no direct or material indirect relationship with the Buyers but was initially nominated to Black Hawk's board by Mr. Jacobs three years ago. A fifth board member, Mr. Roark, is an executive officer of Black Hawk and may be an officer of Black Hawk or Gameco in the future. In light of the conflicting interests of Mr. Jacobs and some of the other board members with Black Hawk's unaffiliated shareholders as described immediately above, the board of directors formed a special committee of three independent directors to evaluate the proposed Merger and the alternatives available to Black Hawk and it shareholders.
     To review the factors considered by the special committee and the board of directors in approving the merger agreement, see pages _____ to _____.

Q: What did the board of directors do to make sure the price per share I will receive in the proposed merger is fair to me?

A: The board of directors formed a special committee consisting of the three independent directors to evaluate Black Hawk's alternatives and ultimately to negotiate the terms of the merger agreement with the Buyers. The special committee independently selected and retained separate legal and financial advisors to assist in this process, and received an opinion from its financial advisor, on which the special committee relied, stating that based on and subject to the limitations, assumptions and qualifications stated in that opinion, as of April 23, 2001, the $12 per share the unaffiliated shareholders of Black Hawk will receive in the proposed merger was fair to those shareholders from a financial point of view.

Q:   What are the disadvantages to me of merging Black Hawk with BH Acquisition?

A: Following the merger, you will no longer benefit from any earnings, expansion, diversification or growth of Black Hawk.

Q:   What vote is required to approve the merger agreement?


A: The holders of a majority of all outstanding shares of Black Hawk's common stock must vote to approve the merger agreement. The Buyers currently own approximately 32.1% of Black Hawk's common stock and have agreed to vote their shares for the merger. Robert D. Greenlee owns approximately 11.7% of Black Hawk's common stock and has entered into an agreement to vote his shares for the merger. One director and a member of the special committee, Mr. Day, owns approximately 12% of Black Hawk's common stock and has stated that he presently intends to vote for merger. Therefore, the votes required to approve the merger are assured if Mr. Day votes as he has indicated to Black Hawk. See "The Voting Agreements" on pages _____ to _____ for more details.



Q:   What do I need to do now?

A: Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q:   What rights do I have if I oppose the merger?


A: Shareholders who oppose the merger may dissent and seek appraisal of the fair value of their shares (which could be more or less than $12 per share), but only if they comply with all of the procedures under Colorado law explained on pages ____ to____ and in Annex C to this proxy statement. It is a condition to the Buyer's obligation to consummate the merger that holders of not more than 10% of the common stock exercise their dissenters' rights.

Q:   Who can vote on the merger?


A: All Black Hawk shareholders of record as of the close of business on November 30, 2001 will be entitled to notice of, and to vote at, the special meeting to approve the merger agreement and the transactions contemplated thereby.



Q:   Should I send in my stock certificates right now?


A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates for cash.


Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send a written revocation or another signed proxy card with a later date to Corporate Stock Transfer, Inc., Black Hawk's transfer agent, before the special meeting or simply attend the special meeting and vote in person. Corporate Stock Transfer's address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Q:   What other matters will be voted on at the special meeting?

A: We do not except that any other matter will be voted on at the special meeting.

Q:   Who can help answer my questions?


A: If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Stanley Politano, Vice President and Secretary of Black Hawk at (303) 582-1117, ext. 7254.


Q:   What happens if I do not return a proxy card?


A: You may attend the meeting in person and vote your shares. If you do not attend and do not return a proxy, your shares will not be counted in determining whether a quorum is present for the meeting or for any other purpose. Since a majority of Black Hawk's shares is required to approve the merger, your failure to return an executed proxy card or to vote in person at the special meeting or by abstaining from the vote will, in effect, constitute a vote against approval of the merger. Similarly, broker non-votes will have the same effect as a vote against approval of the merger.

                                    SUMMARY

     The following summarizes the material aspects of the proposed merger and highlights selected information contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement, including the annexes to it, and in the documents incorporated by reference. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read this entire proxy statement, including the annexes to it, and the documents incorporated by reference.

Principals of the Buyers


     Gameco, Inc. is a corporation organized by our Chief Executive Officer, Jeffrey P. Jacobs, to acquire the ownership interests of our unaffiliated shareholders. Mr. Jacobs also controls Diversified Opportunities Group Ltd. which owns 32.1% of our outstanding common stock. Mr. Richard E. Jacobs, trustee under the Richard E. Jacobs Revocable Living Trust, owns 50% of the outstanding stock of Gameco and a 50% interest in Diversified. Richard E. Jacobs is Jeffrey P. Jacobs' father. Jeffrey P. Jacobs proposed the merger transaction to Black Hawk's board of directors and negotiated all aspects of the transaction on his own behalf and on behalf of Gameco and Diversified. For more information in this regard, see "The Parties" below.


The Special Meeting (see page ___)


     A special meeting of shareholders of Black Hawk will be held at 11:00 a.m., Mountain Time, on Friday, January 4, 2002 at the Hilton Garden Inn, Denver International Airport, 16475 E. 40th Circle, Aurora, Colorado 80011. At the
                                  --
special meeting, you will be asked to consider and vote on a proposal to approve the merger agreement described in this proxy statement.


     Only Black Hawk shareholders of record at the close of business on the record date, November 30, 2001, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were 4,154,400 shares of common stock outstanding and entitled to one vote per share at the special meeting. Our shares are held by approximately 250 shareholders of record, although there are about 1,600 beneficial owners of our common stock.


     Colorado law requires that the holders of a majority of the outstanding shares of Black Hawk common stock vote to approve the merger agreement. The Buyers currently own 1,333,333 shares of Black Hawk common stock, representing approximately 32.1% of the outstanding shares of common stock as of the record date and have agreed to vote their shares in favor of the merger agreement. For a more detailed description of the interests of the Buyers, see pages _____ to
_____.

     Robert D. Greenlee, a shareholder who owns approximately 11.7% of Black Hawk's common stock, has agreed to vote all of his shares in favor of the merger agreement. Frank B. Day, a director of Black Hawk and a member of the special committee, who owns approximately 12% of Black Hawk's common stock, has stated that he presently intends to vote all his shares in favor of the merger agreement. Stephen R. Roark and Stanley Politano, executive officers of Black Hawk, also intend to vote all their shares (29,190 shares in the aggregate, or approximately 1% of the outstanding shares) in favor of the merger agreement. Assuming that the Buyers, Mr. Greenlee and Mr. Day vote in favor of the merger agreement, approval of the merger agreement will be assured. See "Voting Agreements."


Special Factors (see page ____)

     There are a number of factors that you should consider in connection with deciding how to vote your shares. They include:

     .    the background of the merger;

     . the factors considered by the special committee and the board of directors;

     .    the opinion of the financial advisor to the special committee;

     . the recommendation of the special committee and the board of directors;

     .    the purpose and effect of the merger;

     .    the interests of certain persons in the merger;

     .    the financing of the merger; and

     . the need for gaming approvals and the possibility of a delayed closing.

     These factors, in addition to several other factors to be considered in connection with the merger, are described in this proxy statement. For a detailed discussion of each of these factors, see pages _____ to _____.

Reasons for Engaging in the Transaction (see page_____)


     The sole reason for engaging in the merger, from your perspective, is to provide you the opportunity to receive a cash price for your shares at a significant premium over the market price at which our common stock traded before the February 27, 2001 announcement of the Buyers' initial merger proposal.


Recommendations of the Special Committee and our Board of Directors (see page _____)


     The special committee of our board of directors, consisting of three independent directors, was formed to consider and evaluate Black Hawk's alternatives, including the merger. The special committee has unanimously approved the merger agreement and determined that the merger is in the best interests of Black Hawk and its unaffiliated shareholders. The special committee has unanimously recommended to our board of directors that the board determine that the merger is advisable and in the best interests of Black Hawk and our unaffiliated shareholders and that the merger consideration is fair to our unaffiliated shareholders. The special committee has also unanimously recommended that the board of directors approve the merger agreement and that the board of directors determine to submit the merger to our shareholders and recommend that our shareholders vote to adopt the merger agreement. Our board of directors has determined that the merger is advisable and in the best interests of Black Hawk and our unaffiliated shareholders and that merger consideration is fair to Black Hawk and our unaffiliated shareholders. Accordingly, our board of directors has approved the merger agreement and recommends that you vote FOR the proposal to adopt the merger agreement.


Opinion of Robertson Stephens (see pages _____ to _____)

     In connection with the merger, the special committee considered the opinion of the special committee's financial advisor, Robertson Stephens, as to the fairness of the merger consideration to our unaffiliated shareholders from a financial point of view. Robertson Stephens delivered its opinion to the special committee on April 23, 2001 that, as of that date and based on and subject to the assumptions, limitations and qualifications stated in the opinion, the consideration to be received by our unaffiliated shareholders pursuant to the merger agreement was fair to those shareholders from a financial point of view. Robertson Stephens' opinion was provided for the information of the special committee and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed merger. Robertson Stephens' full opinion is attached as Annex B.


Black Hawk's Position as to the Fairness of the Merger (see page _____)

     We believe the merger and the merger consideration to be fair to our unaffiliated shareholders. In reaching this determination we considered a number of factors, including:

     . the fact that the merger consideration of $12 per share represents a substantial premium over the $6.56 closing price of our common stock on the last full trading day prior to our February 27, 2001 announcement of the initial offer by Gameco and exceeds the historical market prices of Black Hawk's common stock for the last three years;

     . the fact that Robertson Stephens delivered an opinion to the special committee to the effect that as of April 23, 2001, and based on and subject to the limitations, assumptions and qualifications contained in that opinion, the merger consideration to be received by our unaffiliated shareholders in the merger was fair to those shareholders from a financial point of view; and

     . the fact that the merger was unanimously approved and recommended by the special committee following their consideration of Black Hawk's alternatives and negotiations with Mr. Jeffrey P. Jacobs on behalf of the Buyers.

Interests of our Directors and Executive Officers in the Merger (see page _____)

     In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, some of our executive officers and members of our board of directors have various interests in the merger that are in addition to or different from the interests of our shareholders generally and that such interests create potential conflicts of interest.

     Our Chairman and Chief Executive Officer, Jeffrey P. Jacobs, is the controlling person of the entities that are the Buyers.


     Although Mr. Jacobs will not receive cash for his shares in the merger, other of our officers and directors will receive $6,141,540 for the shares of Black Hawk owned by them. Mr. Jacobs will receive $695,200 in consideration for options held by him. Our executive officers and directors have options to purchase common stock. These options will become fully vested at the time of the merger. Our executive officers and directors will be entitled to receive, for each share covered by their options, an amount in cash equal to the difference between the $12 per share merger consideration and the per share exercise price of the related option. Not including Mr. Jacobs, our executive officers and directors in the aggregate hold options to purchase 311,750 shares and the aggregate amount to be paid in the merger with regard to those options is $1,919,528. See "Shares and Stock Options" on page ___ for additional details.


     Our President is also a director and is entitled to receive severance payments if, following the merger, his employment is terminated under specified circumstances. It is not presently expected that his employment will be terminated following the merger.


     The members of the special committee have received compensation of $75 per hour (an aggregate of approximately $17,500 through the date hereof) from Black Hawk in connection with serving on the special committee.


     Indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers will be continued by the surviving corporation after the merger.

Primary Benefits and Detriments to Unaffiliated Shareholders (see page _____)

     Our unaffiliated shareholders will receive a cash payment for their shares at a premium above the market price of our shares prior to announcement of the merger proposal. After the merger, our unaffiliated shareholders will no longer have an interest in Black Hawk or any of its future earnings growth or increase in value.

The Merger Agreement (see page _____).

     The Merger Consideration (see page ____)

     If the merger is completed, you will be entitled to receive $12 per share in cash for each share of Black Hawk common stock you own, without interest.

Conditions to the Merger (see page_______)

     Certain nonwaivable conditions must be satisfied before any of Black Hawk, Gameco or BH Acquisition is obligated to complete the merger, including the following:

     . the merger must be approved by the holders of a majority of the outstanding shares of common stock of Black Hawk;

     .    the merger must be approved by the Colorado and Nevada Gaming
          Commissions;

     . there must be no legal or judicial restraint or prohibition preventing completion of the merger; and

     . if applicable, the waiting period prior to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated.

Other conditions which must be satisfied unless waived by Gameco include:


    . the absence of any occurrence which would reasonably be expected to result in a material adverse effect on Black Hawk; and


    . holders of not more than 10% of Black Hawk's common stock shall have dissented from the merger in accordance with the Colorado Business Corporation Act.


     Finally, other conditions, including compliance with representations, warranties and covenants, must be satisfied by Black Hawk or waived by Gameco and BH Acquisition before either Gameco or BH Acquisition is obligated to complete the merger. Similarly, compliance with additional representations, warranties and covenants must be satisfied by Gameco and BH Acquisition or waived by Black Hawk before Black Hawk is obligated to complete the merger. No party anticipates waiving any condition to the Merger. Proxies would not be resolicited from shareholders upon the waiver of any of representation, warranty or covenant unless the waiver would be material to the voting decision of shareholders.

Termination of the Merger Agreement (see page_____)

     Black Hawk and Gameco may agree at any time (including any time after the special meeting but before consummation of the merger) to terminate the merger agreement. In addition, the merger agreement may be terminated:


     . by either Black Hawk or Gameco if the merger is not completed by April 1, 2002;

     . by either Black Hawk or Gameco if a court or governmental agency or authority issues a non-appealable final ruling permanently restraining or prohibiting the merger;

     . by either Black Hawk or Gameco if the merger agreement is not adopted by a majority of all outstanding shares of Black Hawk or by Gameco if holders of more than 10% of Black Hawk's common stock dissent from the merger;

     . by either Black Hawk or Gameco, if (x) there has been a breach by the other party of any representation or warranty contained in the merger agreement, or (y) there has been a breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party;

     . by Black Hawk if, prior to receiving shareholder approval, Black Hawk receives and resolves to accept a proposal superior to the merger and pays Gameco the fee described below under "Fees and Expenses"; or

     . by Gameco, if the board of directors of Black Hawk shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of, the merger, shall have recommended a different acquisition proposal, shall have resolved to accept a proposal it deems superior to the proposed merger, or shall have recommended to Black Hawk's shareholders that they tender their shares in an offer commenced by a third party.

Acquisition Proposals (see page _____)

     The merger agreement provides that neither Black Hawk nor any of its representatives may take any action to initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal competing with the merger except as described below.

     Black Hawk may, prior to receipt of shareholder approval of the merger and in response to an unsolicited bona fide written offer which Black Hawk's board of directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result in a transaction more favorable to Black Hawk's unaffiliated shareholders than the merger:

     . furnish confidential or non-public information to, and negotiate with a potential acquirer;

     .    terminate the merger agreement; and

     . enter into another proposal which Black Hawk's board of directors, in good faith, has determined is reasonably likely to be consummated.

     We have agreed to keep Gameco informed of the status of any other proposals and negotiations.

Fees and Expenses (see page _____)

     Each party will pay the costs and expenses incurred by it in connection with the merger and the parties will share certain printing costs and filing fees.

Black Hawk will pay Gameco a fee of $1 million if:

     . prior to obtaining shareholder approval, Black Hawk determines to accept a proposal superior to the merger and terminates the merger agreement; or

     . Black Hawk's board of directors fails to recommend the merger proposal, or withdraws, modifies or amends its recommendation or recommends a competing proposal; or

     . prior to the special meeting a competing proposal is announced, shareholders do not approve the merger proposal and the announced proposal is consummated within 12 months after termination of the merger agreement.


Gameco will pay Black Hawk a fee of $2 million if Gameco:

     . fails to consummate the merger by April 1, 2002 if the conditions to Gameco's obligation to close the merger have been satisfied (other than such conditions not satisfied because of a breach of a representation, warranty or covenant of Gameco or BH Acquisition under the merger agreement).


     Any payment by Black Hawk or Gameco of the applicable fee described above will constitute the other party's sole remedy for the circumstances giving rise to that payment.

Dissenters' Rights of Appraisal (see page _____)

     Any shareholder who does not wish to accept the $12 per share cash consideration in the merger has the right under Colorado law to have his, her or its shares appraised by a Colorado state district court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

     .    you must not vote in favor of the merger agreement; and

     . you must make a written demand for appraisal in compliance with Colorado law before the vote on the merger agreement.

     Merely voting against the merger agreement will not preserve your right of appraisal under Colorado law. Annex C to this proxy statement contains the Colorado statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal.

Financing of the Merger (see pages _____ to _____)


     Gameco is also proposing an acquisition of Colonial Holdings, Inc., another public company controlled by Jeffrey P. Jacobs, our Chief Executive Officer. See "The Parties" below for further details. Although Gameco's proposed acquisitions of Black Hawk and Colonial Holdings are similar in structure and purpose, they are not mutually dependent and one or the other or both or neither may ultimately occur. The Buyers presently anticipate financing for both acquisitions will be provided by the proceeds of an offering by Gameco of high-yield senior debt securities. See "Special Factors--Financing of the Merger" for further information. Since Gameco is a newly formed holding company whose assets will be held in its subsidiaries, it will be using the assets of Black Hawk and Colonial Holdings as collateral for the financing for the purchase of the common stock from unaffiliated Black Hawk and Colonial Holdings shareholders.


Regulatory Approvals (see page _____)


     In order to complete the merger, approvals from the Colorado and Nevada Gaming Commissions must be obtained, which are expected in January or February, 2002. See "Gaming Approvals and Delayed Closing." We must also file articles of merger with the Colorado Secretary of State.


Accounting Treatment (see page _____)

     The merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

Tax Treatment (see pages ____ and ____)

     The cash you receive for your shares of our common stock generally will be taxable for federal and state income tax purposes. Any gain or loss will be measured by the difference between $12 per share and your tax basis in the shares.

Litigation (see pages ____ and ____)

     Along with our directors, we have been named as a defendant in two lawsuits generally alleging that the merger consideration of $12 is grossly unfair and that we do not have a process to maximize the price attainable for the shares of our unaffiliated shareholders. We believe these allegations and the suits are without merit and intend to contest them vigorously. We were also recently named in a suit brought by Central City, Colorado and several plaintiffs against the City of Black Hawk and many other defendants, including us. See "Certain Litigation."

Recent Acquisition (see page _____)

     On January 4, 2001, Black Hawk acquired the assets and business of the Gold Dust West Casino, which is a gaming casino located in Reno, Nevada. Black Hawk had entered into a contract to buy the casino in January, 2000 subject to gaming approvals which took almost one year. The Gold Dust West Casino is located a few blocks west of Reno's downtown gaming district on approximately 4.6 acres. The casino has been successful in catering to the "locals" market for the past 22 years and has about 500 slot machines. The purchase price of $26.5 million was financed under Black Hawk's revolving credit facility with a bank syndicate. Black Hawk has continued the normal operation of the casino and has no immediate plans to change or enlarge the casino's business.

Selected Consolidated Financial Data of Black Hawk


     The following table sets forth selected consolidated financial data for Black Hawk and its subsidiaries as of and for each of the five years in the period ended December 31, 2000, and as of and for the nine months ended September 30, 2000 and September 30, 2001. No pro forma data giving effect to the proposed merger is provided because Black Hawk does not believe such information is material to shareholders in evaluating the proposed merger since
(1) the proposed merger consideration is all cash and (2) if the proposed merger is completed, the common stock of Black Hawk would cease to be publicly traded.

     The financial information for Black Hawk as of and for each of the five years in the period ended December 31, 2000 has been derived from the consolidated financial statements of Black Hawk which have been audited by our independent certified public accountants. The financial information for Black Hawk as of and for the nine months ended September 30, 2000 and September 30, 2001 has been derived from the unaudited consolidated financial statements of Black Hawk which, in the opinion of Black Hawk's management, include all adjustments necessary for a fair presentation of Black Hawk's financial position and results of operations. All such adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be achieved for the full year, and cannot be used to indicate financial performance for the entire year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements of Black Hawk and the notes thereto included in Black Hawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and Quarterly Report on Form 10-Q for the period ended September 30, 2001 which are enclosed with this proxy statement and incorporated by reference. Also please refer to "Additional Information."

                                                                                                              As of or for the
                                                                                                              Nine Months Ended
                                                          As of or for the Year Ended December 31,              September 30,
                                                          ----------------------------------------              -------------
                                                                                                                  (Unaudited)
                                           2000         1999          1998         1997         1996          2001         2000
                                           ----         ----          ----         ----         ----          ----         ----
Statements of Operations Data:
Net revenues                           $86,375,765  $ 86,497,180  $ 49,974,960  $ 1,260,291  $ 1,263,887  $ 73,617,728  $60,741,281
Costs and expenses                      72,741,115    72,036,622    42,891,229    1,382,055    1,736,688    62,842,835   48,854,766
Equity in earnings of
joint venture                                   --            --     1,017,789    2,812,858    2,255,635            --           --
Net income                               5,460,958     5,422,798     3,212,024    1,706,321    1,046,941     3,008,701    4,844,484
Net income per common share:
Basic                                         1.33          1.32           .80          .64          .41           .73         1.18
Diluted                                       1.31          1.30           .75          .48          .39           .70         1.17
Diluted weighted average shares
outstanding                              4,169,960     4,183,519     4,256,811    3,536,723    2,601,241     4,320,611    4,155,112

Balance Sheet Data:
Current assets                         $10,906,515  $ 12,104,183  $ 12,423,756  $ 1,267,043  $ 5,016,658  $ 17,088,341  $11,060,041
Total assets                            97,476,249   101,079,942   102,062,100   49,303,530   24,523,995   128,534,198   98,356,206
Current liabilities                     11,005,652    11,284,996    11,717,110    3,110,232      620,282    10,566,051   10,473,491
Convertible note payable
to shareholder                                  --            --            --           --    1,500,000            --           --
Long-term debt and
other liabilities                       35,668,544    45,181,108    51,978,057   12,897,174    2,313,145    66,897,663   37,589,248
Common stock subject to
put options                                     --            --            --           --      137,499            --           --
Minority interest                        8,739,694     8,115,287     7,541,523    6,704,688    1,793,500     7,241,827    8,847,582
Shareholders' equity                    42,062,359    36,498,551    30,825,410   26,591,436   18,159,569    43,828,657   41,445,885

Other Data:
Book value per share                        $10.19           N/A           N/A          N/A          N/A        $10.60          N/A
Ratio of earnings to
fixed charges                                 4.07          2.49           N/A          N/A          N/A          2.41         4.49


     The ratio of earnings to fixed charges for the nine months ended September 30, 2001 would have been 2.67 if expenses related to the Merger and other non-recurring costs incurred during the period had not been included.

                                  THE PARTIES

Black Hawk Gaming & Development Company, Inc.

     We are an owner, developer and operator of two gaming properties in Black Hawk, Colorado and an owner and operator of one gaming property in Reno, Nevada. We own the Gilpin Hotel Casino in Black Hawk, which we developed and have operated since 1992. Along with our strategic partner, Jacobs Entertainment Ltd., an affiliate of Gameco, we developed and co-manage The Lodge Casino at Black Hawk, a hotel/casino/parking complex completed in the second quarter of 1998. We own, through a limited liability company, a 75% interest in The Lodge Casino and affiliates of Jacobs Entertainment own the remaining 25% interest. On January 4, 2001, we consummated the purchase of the Gold Dust West Casino in Reno, Nevada, which we now operate through a wholly-owned Nevada subsidiary. We refer to the company herein as Black Hawk and the proposed transaction as the Merger. More complete information concerning Black Hawk can be found in our Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which is enclosed with this proxy statement and incorporated herein by this reference. The principal office and business address of Black Hawk is Post Office Box 21, 240 Main Street, Black Hawk, Colorado 80422. The business telephone number of Black Hawk is (303) 582-1117. For additional information concerning Black Hawk, see "Where You Can Find More Information" and "Available Information."

Gameco, Inc., BH Acquisition, Inc. and Diversified Opportunities Group Ltd.

     Gameco, Inc. is a Delaware corporation organized by Jeffrey P. Jacobs. Each of Mr. Jacobs and Richard E. Jacobs, trustee under the Richard E. Jacobs Revocable Living Trust Agreement dated April 23, 1987 (the "Trust"), owns 50% of Gameco's common stock. Richard E. Jacobs is Jeffrey P. Jacobs' father. Gameco was formed to own and conduct the business of Black Hawk, which will be a wholly-owned subsidiary of Gameco following the Merger, and other gaming interests currently owned by Mr. Jacobs, the Trust and Richard E. Jacobs, or to be acquired by Gameco, as described below. BH Acquisition, Inc. is a Colorado corporation and a wholly-owned subsidiary of Gameco. BH Acquisition, Inc. was organized for the purpose of effecting the Merger and will be merged with and into Black Hawk.

     Immediately prior to the Merger, Jeffrey P. Jacobs, the Trust, Richard E. Jacobs and entities under their sole control will transfer to Gameco all of the equity interests in Diversified Opportunities Group Ltd., an Ohio limited liability company, and certain affiliated entities. Diversified owns 1,333,333 shares, or 32.1%, of Black Hawk's outstanding common stock, and together with those affiliated entities owns BH Entertainment Ltd., an Ohio limited liability company. BH Entertainment owns a 25% interest in The Lodge Casino and shares equally with Black Hawk the management fee payable by The Lodge Casino.

     Diversified and those entities also own CD Entertainment Ltd., an Ohio limited liability company that owns 33% of the Class A voting common stock and 84% of the Class B voting common stock of Colonial Holdings, Inc., a Virginia corporation. Colonial Holdings owns and operates Colonial Downs Racetrack in New Kent, Virginia and four satellite wagering facilities in Virginia that provide simulcast pari-mutuel wagering on thoroughbred and standardbred horse racing.
In addition, Diversified owns Jalou L.L.C., a Louisiana limited liability company that operates a truck stop plaza, has an interest in the gaming revenues of a second truck stop plaza and a restaurant in Louisiana that all feature video gaming devices. Simultaneously with the transfers described above, the Messrs. Jacobs will transfer to Gameco their respective 50% interests in Jalou II, Inc., a Louisiana corporation that also operates a Louisiana truck stop plaza featuring video gaming devices. Gameco also expects to acquire immediately prior to the Merger, through the exercise of a purchase option currently held by Jalou L.L.C., four additional Louisiana truck stop plazas that conduct video gaming operations.

     As a result of the consummation of the Merger and these transfers and acquisitions, Jeffrey P. Jacobs and the Trust will retain their respective 50% ownership interests in Gameco. Black Hawk, Diversified and Jalou II will become wholly-owned subsidiaries of Gameco, and Jalou L.L.C. will become an indirect wholly-owned subsidiary of Gameco. Gameco, its wholly-owned subsidiary CD Acquisition, Inc., and Colonial Holdings have entered into an Agreement and Plan of Merger dated as of June 11, 2001 with respect to Gameco's proposed acquisition of Colonial Holdings. While the Buyers expect that Gameco will acquire the Louisiana operations and Colonial Holdings simultaneously with the consummation of the Merger, those acquisitions are not a condition to consummation of the Merger. Colonial Holdings will also become a wholly-owned subsidiary of Gameco if and when that acquisition is effected.

     None of Gameco, BH Acquisition or CD Acquisition has any material assets, owns any shares of Black Hawk or Colonial Holdings, or has conducted any activity except that incident to its formation and in connection with the Merger, the Colonial Holdings acquisition and the related transactions described above. The principal business of the Trust is the investment and management of the Trust's assets for the benefit of the Trust's beneficiaries. The business address of Jeffrey P. Jacobs, Gameco, BH Acquisition and Diversified is 1001 North U.S. Highway One, # 710, Jupiter, Florida 33477 and their business telephone number is (561) 575-4006. The business address of the Trust and of Richard E. Jacobs is 25425 Center Ridge Road, Cleveland, Ohio 44145 and their business telephone number is (440) 871-4800.

     In light of the anticipated transfers described above and Gameco's and Diversified's anticipated interests in Colonial Holdings, Jalou L.L.C. and Jalou II following consummation of the merger, certain additional information concerning the operations of Colonial Holdings, Jalou L.L.C. and Jalou II is set forth below. For financial information relating to these entities, see "Pro Forma Financial Information" in this proxy statement.

Colonial Holdings, Inc.

     Colonial Holdings, formerly Colonial Downs Holdings, Inc., owns and operates Colonial Downs Racetrack in New Kent, Virginia, which primarily conducts pari-mutuel wagering on thoroughbred and standardbred horse racing. Colonial Holdings also owns or leases and operates satellite wagering facilities in Chesapeake, Richmond, Hampton and Brunswick, Virginia, which provide simulcast pari-mutuel wagering on thoroughbred and standardbred horse racing from selected racetracks throughout the United States. Colonial Holdings sends its live race signal from the racetrack to out-of-state satellite wagering facilities and receives race signals from out-of-state racetracks. In February 2001, Colonial Holdings also began managing the Jalou truck stop plazas described below.

     Colonial Holdings' revenues consist of:

     . pari-mutuel commissions from wagering on races broadcast from out-of-state racetracks to Colonial Holdings' satellite facilities and the racetrack using import simulcasting;

     . wagering at the racetrack and the satellite facilities on the racetrack's live races;

     . admission fees, program and racing form sales, and certain other ancillary activities;

     .    commissions from food and beverage sales and concessions;

     . fees from wagering at out-of-state locations on races run at the racetrack using export simulcasting; and

     . management fees from the Jalou management activities referred to above.

     Colonial Holdings is currently subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Additional information regarding Colonial Holdings can be obtained as described under "Available Information."

Jalou L.L.C. and Jalou II

     Jalou L.L.C. owns and operates the Houma Truck Plaza and Casino ("Houma") in Houma, Louisiana, and the Cajun Haven Restaurant in Lake Charles, Louisiana. It also is party to an agreement that entitles it to a portion of the gaming revenues from Cash's Truck Plaza and Casino ("Cash's") in Lobdell, Louisiana. Jalou II owns and operates Winner's Choice Casino ("Winner's Choice") in Sulphur, Louisiana. Houma, Winner's Choice and Cash's each feature a convenience store, fueling operations, a restaurant, and 50 video gaming devices. Cajun Haven is a restaurant serving breakfast and lunch on weekdays and features three video gaming devices. These properties produced for Jalou L.L.C. and Jalou II aggregated revenues of $10,139,000 for the period February 8, 2001 (acquisition date) through September 30, 2001. See "Pro Forma Financial Information" in this proxy statement.

     The Jalou L.L.C. and Jalou II operations primarily serve a local clientele that management believes prefers the convenience, small crowds, and unique settings of these facilities to the experience and atmosphere presented by large-scale casinos.

     The four properties subject to Jalou L.L.C.'s purchase option include the Colonel's Truck Plaza, in Thibodeaux, Louisiana, the Lucky Magnolia Truck Stop & Casino, in St. Helena Parish, Louisiana, the Bayou Vista Truck Plaza & Casino, in Bayou Vista, Louisiana, and Raceland Truck Plaza & Casino, in Raceland, Louisiana. Each of these truck stop plazas features a convenience store, fueling operations, a restaurant and 50 video gaming devices.

Competition and Regulation

     The video gaming operations, like those of Black Hawk and Colonial, are subject to substantial competition from other gaming operations of various kinds, including riverboats, racetracks, and casinos. Similarly, these operations, like those of Black Hawk and Colonial, are subject to extensive regulation and substantial taxes on their gaming revenue, including a 32.5% state tax on all gaming revenues.

     For a discussion of the competitive, regulatory and tax considerations applicable to Black Hawk, see the discussion under the headings "Business - General Gaming Information," " -- Competition in Colorado," " -- Competition in Reno, Nevada," " - Gaming Regulation and Licensing in Colorado," " - Nevada Regulation and Licensing - Nevada," " - Liquor Regulation," and " - Taxation," in Black Hawk's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which is enclosed with this proxy statement.

                                SPECIAL FACTORS

Background of the Merger

     Robert D. Greenlee, along with Frank B. Day, provided the original funding for Black Hawk and acquired his shareholdings in 1992. Mr. Greenlee was Chairman of Black Hawk's Board of Directors until 1996 when Mr. Jacobs was added as Co- Chairman pursuant to the agreements described below. On November 12, 1996, Black Hawk and Diversified Opportunities Group Ltd., an entity owned and controlled by Jeffrey P. Jacobs, our Chairman and Chief Executive Officer, and the Trust, entered into several agreements, including:

     . an agreement under which Diversified ultimately purchased 1,333,333 shares of Black Hawk's common stock at a price of $5.25 per share;

     .    a shareholders' agreement under which Black Hawk, Diversified, Robert
          D. Greenlee and Frank B. Day, who were then directors and controlling persons of Black Hawk, agreed to expand Black Hawk's Board of Directors to seven persons, allow Jeffrey P. Jacobs to appoint four persons to the Board, submit a staggered Board proposal to shareholders at the next annual meeting and appoint Mr. Jacobs as Co-Chairman of the Board (with Mr. Greenlee) and elect Mr. Jacobs as Black Hawk's Chief Executive Officer. The agreement also provided for customary buy-sell rights and rights of first refusal as to Black Hawk shares among Black Hawk, Diversified, Mr. Greenlee and Mr. Day;

     . a master joint venture agreement that obligated each of Black Hawk and Diversified to offer to a joint venture to be formed by them any gaming opportunity coming to its attention, with Black Hawk having the right to own 51% or more of each joint venture and Diversified having the right to own up to 49% of each joint venture, which agreement was later amended to remove any obligation of Black Hawk to offer any part of its opportunities to Diversified; and

     . agreements relating to the ultimate formation, operation and management of The Lodge Casino. Under these agreements, Black Hawk owns a 75% interest in The Lodge and Diversified owns the remaining 25% interest. Black Hawk and Diversified share a management fee on a 50-50 basis. These arrangements are more fully described in Black Hawk's Annual Report on Form 10-K included with this proxy statement.

     In spite of Black Hawk's profitable operating performance since the date of these agreements, the price of its common stock in the trading market, the volume of stock trading activity and its institutional and research following have all been unsatisfactory, in the view of Black Hawk's management and Board of Directors. Many shareholders have also expressed these concerns to Black Hawk's management. Generally, all the broad stock price indices have outperformed Black Hawk's stock in the aggregate over the last five years. In absolute terms, however, Black Hawk's stock has had a high sales price of $9 and a low sales price of $5 in the last three years. The $12 per share proposed price in the Merger Agreement is a substantial premium over these prices, the price one day before the Jacobs' proposal was announced, and the various average and other prices for Black Hawk's common stock described in detail below under "--Recommendations of the Special Committee and Board of Directors; Fairness of the Merger" and "--Buyers' Position as to Fairness of the Merger to Unaffiliated Shareholders."

     Mr. Greenlee resigned all of his positions with Black Hawk in 1998 but retained his significant shareholdings. In the spring and summer of 2000, Mr. Greenlee initiated communications with Jeffrey P. Jacobs, Chairman of Black Hawk, urging that Black Hawk create a "liquidity event" in order that shareholders might have the opportunity to realize the value of their shares, which Mr. Greenlee felt were undervalued in the marketplace. In early August 2000, Mr. Jacobs contacted Mr. Greenlee to discuss purchasing Mr. Greenlee's and Mr. Day's stock at $12 per share with extended closing dates of six months and nine months and subject to other conditions. The discussions did not result in an agreement or further negotiations. On August 29, 2000, Mr. Greenlee called Mr. Jacobs and requested an opportunity to address the Board of Directors to discuss possible means of maximizing and realizing shareholder value. On September 8, 2000, Mr. Jacobs notified Mr. Greenlee that he was welcome to address the Board at its next regularly scheduled meeting on September 29, 2000.

     At the Board meeting held on September 29, 2000, Mr. Greenlee by telephonic connection stated that he believed Black Hawk's shares to be significantly undervalued in the marketplace. He based this on preliminary observations of his investment banking firm although it did not have enough information to do a comprehensive analysis. Mr. Greenlee further stated that in spite of Black Hawk's strong operating performance and financial condition, it was unlikely that Black Hawk's stock price would reflect its intrinsic value at any time in the foreseeable future because of the low number of shares being publicly traded, Black Hawk's small market capitalization and its lack of any significant institutional or research interest. Mr. Greenlee suggested that Black Hawk hire an investment banker to explore ways to create a liquidity event for shareholders, including the possible sale of Black Hawk.

     Following Mr. Greenlee's presentation, Mr. Jacobs informed the Board that he had been considering making an offer to acquire all of the shares of Black Hawk which he did not already own, but that his financial advisors had indicated to him that it would be difficult at that time to arrange financing on acceptable terms.

     At the September 29, 2000 meeting, the Board considered conducting a self tender offer for some of its shares to provide some liquidity to shareholders. The Board instructed management to undertake an analysis of taking that action, including the possible effects on the market, whether a self tender would jeopardize Black Hawk's Nasdaq listing because of reduced public float and whether a self tender would be feasible because it could only be financed with advances from Black Hawk's revolving credit facility, not from cash reserves as is usually the source of funding.

     At a Board meeting held on October 20, 2000, the Board determined that the self tender proposal might not be feasible in light of the considerations set forth above and because only a relatively small amount of liquidity could be provided. The Board decided that an investment banking firm should be engaged to review strategic alternatives available to Black Hawk, including continuing to pursue its business plan as an independent public company, conducting a version of a self tender offer, or possibly undertaking an outright sale of Black Hawk.

     Mr. Jacobs suggested that Black Hawk consider engaging McDonald Investments, Inc., a full service investment banking firm and a subsidiary of Key Corp, a large bank-based financial services company. Mr. Jacobs disclosed to the Board that McDonald had advised on other transactions in which Mr. Jacobs' affiliates had been involved. On November 8, 2000, McDonald was engaged to examine strategic alternatives available to Black Hawk and report to the Board when its work was complete. Black Hawk issued a press release on that date announcing McDonald's engagement. Because of McDonald's previous work for, and relationships with, affiliates of Mr. Jacobs and the Buyers, however, McDonald's services were terminated after Mr. Jacobs made his proposal at the February 26, 2001 meeting of the Board discussed below.

     In a letter dated December 19, 2000, as supplemented by a letter dated January 11, 2001, Mr. Greenlee demanded a shareholders' list from Black Hawk and stated that he intended to offer his own slate of three nominees for election to Black Hawk's Board at its annual meeting of shareholders in 2001. On January 4, 2001, Mr. Greenlee further demanded that a resolution and supporting statement be included in Black Hawk's proxy statement for its next annual meeting of shareholders. Mr. Greenlee's proposal, which he acknowledged would not be binding on Black Hawk or the Board even if it were adopted, read as follows:
"To consider and vote upon a shareholder proposal to arrange for the prompt sale of the Company [Black Hawk] to the highest bidder." See "Shareholder Proposals."

     At a meeting of the Board held on February 26, 2001, at which McDonald Investments had given a preliminary presentation of the strategic alternatives available to Black Hawk, Mr. Jacobs presented a term sheet to the Board pursuant to which he offered to purchase all Black Hawk shares not owned by him for $11 cash per share. Mr. Jacobs stated that he had engaged U.S. Bancorp Libra, an investment banking and advisory firm, to assist him in formulating the offer and to determine the feasibility of financing the acquisition in the high yield debt market which had improved substantially in early 2001. The February 26, 2001 meeting was the first time Black Hawk's directors, other than Mr. Jacobs, heard of Mr. Jacobs' second consideration of a proposal to take Black Hawk private. The term sheet presented by Mr. Jacobs at that meeting contained terms later embodied in the Merger Agreement, except for the $12 per share price, the $1 million break-up fee, the highly confident letter rather than a "financing out" provision, and the $2 million liquidated damages provision, as such were later negotiated by the Special Committee and Mr. Jacobs. See "The Merger Agreement."

     The Board determined that because Mr. Jacobs' offer appeared to be sincere and credible, it was worth pursuing. It further determined that in view of the possible conflicts of interest attendant to any buy-out proposal from an affiliate, it was advisable to form a special committee of independent members of the Board (the "Special Committee"). The Special Committee was formed and consists of J. Patrick McDuff, Chairman, and members Frank B. Day and Timothy Knudsen. Even though Mr. Day owns approximately 12% of Black Hawk's common stock, the Board believes Mr. Day to be entirely independent from Mr. Jacobs in connection with the proposed merger and that his interests as a substantial shareholder are aligned with those of unaffiliated shareholders. The Special Committee was authorized by the Board to entertain, analyze, negotiate and recommend (or recommend against) Mr. Jacobs' offer and to consider other alternatives with a view to maximizing Black Hawk's shareholder value. The Special Committee was also authorized to engage a financial advisory or investment banking firm and legal counsel to advise and assist it. The Special Committee began work immediately and conducted interviews with two large Denver, Colorado law firms, selecting Davis Graham & Stubbs LLP to represent it.

     Black Hawk issued a press release on February 27, 2001 announcing Mr. Jacobs' offer of $11 per share. Mr. Jacobs' offer was subject to various conditions, including the negotiation and execution of definitive agreements, approval by Black Hawk's Board of Directors and shareholders, the obtaining of various regulatory approvals, and Mr. Jacobs' ability to obtain financing necessary for the transaction. Mr. Jacobs' offer did not propose a termination fee in the event Black Hawk resolved to accept a superior proposal, although his offer indicated that he was interested in including such a termination fee in the definitive agreement, if any.

     Later in the day on February 27, 2001, a lawsuit captioned Joseph Brecher
v. Timothy Knudsen, Robert H. Hughes, Jeffrey P. Jacobs, Stephen R. Roark, J. Patrick McDuff, Frank B. Day and Black Hawk Gaming & Development Company, Inc., Case No, 01CV13, was filed in the Colorado District Court, Gilpin County, Colorado. On March 1, 2001, another purported class action lawsuit was filed in the Colorado District Court, County of Gilpin, under the caption Mary Bonsall v. Black Hawk Gaming & Development Co. [sic], Inc.; Jeffrey P. Jacobs; Stephen R. Roark; Frank B. Day; J. Patrick McDuff; Robert H. Hughes; Timothy Knudsen; and Stephen P. Owendoff, Case No. 01-CV-16. The allegations in both actions are essentially the same: that the price offered by the Buyers is grossly unfair, that Black Hawk does not have in place an adequate process to achieve the highest price attainable for its shareholders and that the Board is breaching its fiduciary duties. The actions seek to enjoin the merger, rescind it if it is consummated and recover unspecified damages, legal fees and costs. See "Certain Litigation" for a discussion of both actions.

     During the period from March 1, 2001, to March 12, 2001, the Special Committee contacted and interviewed seven financial advisory and investment banking firms, including McDonald. McDonald was eliminated from the process after its interview, in part, because the Special Committee believed that McDonald's previous work for, and relationships with, affiliates of the Buyers arguably created at least the appearance of a lack of independence. During its deliberations and review discussed below, the Special Committee and its advisors reviewed and discussed the McDonald draft, but, the Special Committee did not consider it material or relevant, did not give significant consideration to the conclusions reached by McDonald in that draft and did not use that analysis as part of its deliberations concerning the fairness of the transaction, from a financial point of view. The Special Committee adopted this approach because of the draft nature of the McDonald presentation, McDonald's apparent lack of independence, and the time elapsed between the February McDonald presentation and the April Robertson Stephens presentation. See "McDonald Investments Report".


    On Monday, March 12, 2001, after much discussion about the relative merits of the firms that the Special Committee thought were qualified to serve as its financial advisor, the Special Committee selected Robertson Stephens to serve as the financial advisor to the Special Committee, and to advise the Special Committee in connection with Black Hawk's exploration of strategic alternatives available to it, including a sale or possible business combination.

     A Board of Directors meeting was held on March 13, 2001, at which the directors were apprised of the lawsuits described above and Black Hawk's proposed responses and defenses. The Special Committee reported on the background and selection of its financial advisor and legal counsel as more fully described above. Mr. Jacobs informed the Board that Mr. Greenlee had called him on March 10, 2001 and indicated that he was considering making a competing offer. The Special Committee expressed concern about the financing condition in Mr. Jacobs' offer. A representative of U.S. Bancorp Libra was present by invitation at the meeting and stated that Libra could provide a letter to the effect that Libra at that time was "highly confident" that suitable financing could be obtained to complete the proposed Merger.

     From March 15, 2001 to March 20, 2001, Robertson Stephens conducted preliminary due diligence, including but not limited to visiting the properties owned by the company in Black Hawk, Colorado, touring competitive sites in the Black Hawk area, and meeting with Black Hawk management. At the request of the Special Committee, Robertson Stephens also initiated contacts with a number of companies to determine if any of those companies might have an interest in a transaction with Black Hawk.

     During the period March 21 to April 5, 2001, the Special Committee and its representatives conducted negotiations with the Buyers over the terms of the proposed Merger Agreement. On March 21, 2001 and April 5, 2001, the Special Committee met with its financial and legal advisors for the purposes of, among other things, reviewing the status of the negotiations with the Buyers and the interest of other prospective bidders.

     The Board of Directors held a meeting on April 5, 2001 at which the Special Committee advised the Board of its activities to date. Mr. McDuff, Chairman of the Special Committee, informed the Board that Robertson Stephens, the Special Committee's financial advisor, had identified 26 companies and persons which might have an interest in a transaction with Black Hawk and had actively attempted to initiate contact with each of them, offering an executive summary prepared by Robertson Stephens and Black Hawk which contained relevant, publicly available financial and other information concerning Black Hawk. Six of these companies and persons requested the executive summary.

     On April 9, 2001, the Special Committee received an oral report from Robertson Stephens. In this report, Robertson Stephens discussed with the Special Committee the prospects for maintaining the current ownership and publicly traded status of Black Hawk, the prospects for alternative transactions, the status of negotiations with the Buyers, the interaction with other potential bidders including Mr. Greenlee, and the progress in improving both the terms and price of the transaction proposed by the Buyers. Robertson Stephens also discussed with the Special Committee its proposed methodologies for valuing Black Hawk and the preliminary results of such methodologies. These results did not differ materially from the analyses presented to the Special Committee on April 23, 2001, which are described below under "--Opinion of Financial Advisor to the Special Committee."

     On April 10, 2001, Mr. Greenlee informed the Special Committee that, based on his preliminary analysis, he was prepared to offer $12 per share for shares other than those held by him and members of any participating group that he might form. He further stated that any transaction would be subject to various conditions including completion of due diligence and his ability to obtain financing necessary for the transaction.

     On April 13, 2001 and April 17, 2001, the Special Committee met with its legal and financial advisors to discuss the status of the proposal from the Buyers and Mr. Greenlee's indication of interest and to determine a course of action with respect to the competing alternatives. The Special Committee discussed, among other things, the differences between the two proposals, including the differences in price, financing, feasibility and terms, and potential regulatory approvals. The Special Committee also discussed the status of communications with other parties that had requested the executive summary. After much discussion, the Special Committee concluded that, based on the communications with other potential bidders and the lack of any offers from those other entities, the Buyers' and Mr. Greenlee's proposals were the most credible and fully developed and were deserving of the most attention by the Special Committee and its advisors, by virtue of the greater likelihood of leading to an outcome that would be advisable for Black Hawk and fair to Black Hawk's unaffiliated shareholders. The Special Committee, however, concluded that it was still interested in pursuing other communications and considering any additional offers that might be made.

     The Special Committee and its advisors continued to negotiate with Mr. Jacobs and the Buyers over the merger consideration and the other terms of the transaction, including the size of the termination fee and the strength of the Buyer's financing. On April 13, 2001, at the direction of the Special Committee, the advisors to the Special Committee contacted the advisors to the Buyers and suggested a $12 per share merger consideration, coupled with a $1 million termination fee and no "financing out" for the Buyers. The Buyers offered $11.50 per share, coupled with a $1 million termination fee and no "financing out" for the Buyers.

     At a Board meeting held on April 17, 2001, the Special Committee advised the Board of its activities to date. Mr. McDuff stated that the Special Committee had held a meeting earlier in the day with Robertson Stephens and the Special Committee's legal counsel to discuss the continuing negotiations with Mr. Jacobs' counsel and to report that, in addition to Mr. Greenlee, two other parties had signed confidentiality agreements and had requested due diligence materials, but had not submitted offers for Black Hawk or otherwise indicated an interest in pursuing a transaction with Black Hawk.

     On April 17, 2001, at the direction of the Special Committee, the advisors to the Special Committee contacted the advisors to the Buyers and suggested an $11.75 per share merger consideration, coupled with a highly confident letter from a reputable investment bank as to the Buyer's ability to raise the financing necessary to consummate the transaction and a payment of $5 million if the Buyers failed to consummate the Merger. The Buyers offered $11.75 per share merger consideration, coupled with a "highly confident letter," but were unwilling to agree to the termination payment of $5 million.

     Later that day, Mr. Day, acting on behalf of the Special Committee, spoke separately to Mr. Jacobs and Mr. Greenlee about their respective proposals. During these discussions, Mr. Greenlee indicated that he would be willing to enter into a voting agreement with the Buyers to vote in favor the merger proposed by the Buyers if, among other things, the Buyers increased their offer to $12 per share. Mr. Jacobs indicated that the Buyers would be willing to increase their offer to $12 per share if Mr. Greenlee were willing to enter into a voting agreement to vote in favor of the Merger proposed by the Buyers and the proposed termination fee were reduced to $2 million, supported by a letter of credit. With respect to the voting agreement, Mr. Jacobs' primary concern was to ensure that Mr. Greenlee would vote all of his Black Hawk shares in favor of the Merger and would not pursue or support a competing transaction. Mr. Greenlee's primary concerns were to ensure that the Merger consideration would not be less than $12 per share in cash and that the Merger would be consummated within a reasonable period of time.

     On April 18, 2001, Mr. Day informed the Special Committee about his discussions with Mr. Jacobs and Mr. Greenlee. The Special Committee believed that, assuming the Buyers and Mr. Greenlee could reach an agreement on that voting agreement (which was ultimately executed on April 27, 2001), the Merger Agreement proposed by the Buyers, as revised through negotiations with the Special Committee, represented an offer that was advisable for Black Hawk, fair to Black Hawk's unaffiliated shareholders, and suitable for being recommended to the Board. Based on this view, the Chairman of the Special Committee informed Black Hawk that the Special Committee intended to meet with Robertson Stephens and the Special Committee's legal counsel on the morning of April 23, 2001 and requested that a full Board meeting be called as soon thereafter as feasible.

     On April 23, 2001, the Special Committee met telephonically with Mr. Day and Mr. Knudsen participating. Mr. McDuff was unable to participate because of technical problems with international telephone communications. The Special Committee's legal and financial advisors provided the Special Committee with an update on the status of the negotiations with the Buyers and Mr. Greenlee, and Mr. Greenlee's decision to forego pursuit of his offer in favor of supporting the Buyers' offer. Immediately after the conclusion of the telephonic meeting, Mr. McDuff was able to reach counsel to the Special Committee. Counsel reviewed for Mr. McDuff the discussions, determinations, approvals, and recommendations that occurred during the meeting. Mr. McDuff informed counsel that he concurred in all of the actions taken by the Special Committee and requested that the minutes reflect his concurrence.

     Robertson Stephens delivered to the Special Committee its oral opinion, subsequently confirmed in a written opinion dated as of April 23, 2001, that as of that date and based on the assumptions made, matters considered and the limitations on the review undertaken as described in the written opinion, the $12 per share merger consideration was fair from a financial point of view to the unaffiliated shareholders of Black Hawk. The opinion was premised on the material terms of the April 20, 2001 draft of the Merger Agreement which were not altered by the subsequent changes in the Merger Agreement.

     The Special Committee also reviewed the process by which the Buyers' offer, initially made at $11 per share, was improved over the course of the negotiations with the Buyers, from $11 to $11.50, from $11.50 to $11.75, and finally, from $11.75 to $12. The Special Committee also reviewed the negotiated improvement in other terms of the proposed transaction, including covenants relating to the Buyers' efforts to obtain financing and the ability of Black Hawk to entertain offers that may arise subsequent to the execution of the Merger Agreement.

     After considering, among other things, these factors and the Robertson Stephens oral opinion, the Special Committee determined that the merger of BH Acquisition with and into Black Hawk, with Black Hawk as the surviving corporation, was in the best interests of Black Hawk and its unaffiliated shareholders and that the $12 per share merger consideration was fair to Black Hawk's unaffiliated shareholders. The Special Committee approved the Merger Agreement and recommended that the Board determine that the Merger is advisable and in the best interests of Black Hawk and its unaffiliated shareholders and that the merger consideration is fair to the unaffiliated shareholders. The Special Committee also recommended that the Board approve the Merger Agreement and determine to submit the Merger Agreement to Black Hawk's shareholders and recommend that its shareholders vote to adopt the Merger Agreement.

     The Board of Black Hawk held a meeting the afternoon of April 25, 2001. The Special Committee discussed the information and oral opinion provided by Robertson Stephens and the draft Merger Agreement with Gameco. The Special Committee also reported that a total of 26 companies and persons (including Mr. Greenlee) had been contacted by Robertson Stephens to inquire if they had an interest in acquiring Black Hawk. The Special Committee reported earlier that six parties had requested the executive summary and two (including Mr. Greenlee) had signed confidentiality letters. The Special Committee and its counsel addressed several inquiries from the Board of Directors concerning aspects of the negotiations, the Merger Agreement and the Robertson Stephens' opinion. The Board asked whether Robertson Stephens had contacted a broad range of potential bidders, including competitors in the Black Hawk area. Robertson Stephens said that it had, noting the contact with the 26 companies described above.
Moreover, it was mentioned that Mr. Jacobs' offer was well known in the gaming industry but that it had prompted no other bidders. The Board confirmed with Robertson Stephens that the possibility of competing bidders was remote. Finally, the Board discussed with Robertson Stephens whether the $12 per share offer from Mr. Jacobs (which was initially $11) was the highest and best that could be negotiated and concluded that it was. Therefore, considering, among other things, the recommendation of the Special Committee as more fully discussed immediately below, the Board of Directors, with Mr. Jacobs abstaining in light of his personal interest in the proposed transaction, determined that the Merger and Merger Agreement and the transactions contemplated therein were advisable, fair to and in the best interests of Black Hawk's unaffiliated shareholders.

     In early July, Black Hawk filed a preliminary version of this proxy statement. In July and August, the Buyers pursued high yield debt financing with their investment bankers which included preparation of Rule 144A offering documentation. After September 11, 2001, financing the merger transaction from the high yield market no longer appeared feasible to the Buyers in the near term. The Buyers immediately began to examine and discuss alternatives, including financing alternatives. On October 26, 2001, Mr. Jacobs asked that a meeting of the Special Committee be called. At a telephonic meeting held that day, Mr. Jacobs requested that the December 31, 2001 outside date to complete the Merger be extended by 90 days. He stated that the Buyers had consulted with their financial advisors and had decided to renew their pursuit of financing in the high yield market and, in parallel fashion, to also pursue commercial bank financing but that more time would be needed. The Special Committee informed Mr. Jacobs that it would confer with its financial advisors and legal counsel. See "Special Factors--Financing of the Merger."

     On November 9, 2001, Mr. Jacobs informed the Special Committee that commercial bank financing did not appear to be feasible. However, during a conference call on the same day with Mr. Jacobs and the Special Committee, the Buyers' financial advisors stated that, in their opinion, the high yield debt market had improved substantially since September 11, 2001 and that they were highly confident that financing could be obtained for the transaction during the first quarter of 2002. Mr. Jacobs again requested a 90 day extension of the Merger Agreement.

     The Special Committee considered the effects of the events of September 11, 2001, the fact that no competitive bids to acquire Black Hawk had come forward despite the fact that the proposed merger and its terms were well known in the industry; that the Buyers were still willing to pay $12 per share cash; that the Buyers were willing to extend the letter of credit supporting the termination fee to April 1, 2002; and that the Buyers' financial advisors were willing to provide a letter that they were "highly confident" that high yield debt financing could be obtained to complete the Merger in the first quarter of 2002. The Special Committee unanimously recommended that Black Hawk's Board of Directors approve an extension of the outside date for consummation of the Merger to

April 1, 2002. On November 12, 2001 the Merger Agreement was amended to provide for an outside closing date of April 1, 2002 with all other terms and conditions remaining the same.

Recommendation of the Special Committee and Board of Directors; Fairness of the Merger

     Special Committee

     Factors Supporting Decision to Approve the Merger.

     In recommending approval of the Merger Agreement and the Merger to the full Board of Directors on April 23, 2001 (as described above), the Special Committee considered a number of factors. The material factors, both negative and positive, are summarized below.

     The material positive factors include:

     . Market Price and Premium. The Special Committee considered the fact that the Merger would provide Black Hawk's unaffiliated shareholders with a premium for their shares compared to the market price of Black Hawk's common stock because (1) the $12 per share to be received by Black Hawk's unaffiliated shareholders in the Merger would exceed by $3.50 (41%) the highest price per share of the Black Hawk common stock as quoted by Nasdaq for the 24 months prior to February 26, 2001; and
          (2) the $12 per share represented a 83% premium to the closing sales price of the shares of common stock on February 23, 2001, the last day the stock traded prior to the public announcement of Gameco's proposal; and (3) a 79% premium to the average closing sales price for the period between January 1, 1999 and February 23, 2001. The Special Committee also considered the increase in price from under $7 per share at the time the Board formed the Special Committee to just under $10 as of April 20, 2001 as confirmation of the market's optimism about the Merger;

     . Advantage of Liquidity Given Public Company Limitations. The Special Committee considered the limitations Black Hawk suffered and could likely continue to suffer as a public company, including its limited trading volume, lack of institutional sponsorship, low public float, small market capitalization, and diminishing research attention from analysts, all of which adversely affect the trading market for and the value of Black Hawk common stock in view of the liquidity offered by the Merger;

     . Increasing Competition. The Special Committee considered the increasing competition faced by The Lodge Casino and the Gilpin Hotel Casino in Black Hawk, Colorado (including the two large casinos that opened in Black Hawk in 2000, another large casino that is expected to open in late 2001, and another large casino that is in the predevelopment stage) and that such competition could potentially erode Black Hawk's market share, making it a good time to consider alternatives to maintaining and operating Black Hawk as a publicly held company;

     . Transaction Value in Excess of Public Company Value. The Special Committee considered the risks and factors identified above which are associated with remaining an independent public company and the Special Committee's belief that the proposed transaction values Black Hawk's cash flow generation more highly than would the public markets for the foreseeable future;

     . Results of Discussions with Other Potential Buyers. The Special Committee believed that the length of time between the public announcement of the Gameco proposal and the date of the Merger Agreement provided a sufficient amount of time within which to gauge the level of interest of other potential buyers in Black Hawk and to permit other potential buyers, if any, to come forward. The Special Committee also believed, based on the results of Robertson Stephens' discussions with other parties who might have an interest in a transaction with Black Hawk, that the prospects for a transaction between Black Hawk and potential unaffiliated strategic or financial third party buyers were limited due to Black Hawk's complex ownership structure and management fees pertaining to The Lodge Casino, that it would be difficult to attain value through the divestiture of separate Black Hawk gaming properties, and that there were limitations on the ability of a financial buyer to finance a leveraged buyout of Black Hawk at a price materially above the price offered by Gameco. Finally, the significant time and expense required to obtain necessary approvals from both Colorado and Nevada gaming authorities might constrain or greatly limit the interest of some potential buyers;

     . Presentations of the Financial Advisor. The Special Committee considered the presentations of Robertson Stephens at various Special Committee meetings and its final presentation at the April 23, 2001 meeting, including the oral and written opinion of Robertson Stephens as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated shareholders of Black Hawk;

     . Financial Condition and Operating Prospects. The Special Committee considered its knowledge of Black Hawk's business, operations, assets, financial condition, operating results and prospects, in light of the premium offered under the terms of the Merger Agreement including the lower fourth quarter earnings of Black Hawk in calendar year 2000 compared to the prior three quarters and to the same quarter in the prior year as well as the similarity, from an operational and financial perspective, of the recent acquisition of the well-established and mature Gold Dust West Casino to the other Black Hawk gaming properties, and determined that the merger consideration was fair to the unaffiliated shareholders;

     . Form of Merger Consideration. The Special Committee considered the fact that the consideration to be received by Black Hawk's shareholders in the Merger will consist entirely of cash, providing shareholders with complete liquidity of their investment;

     . Effect of Termination Fee. The Special Committee considered the $1 million termination fee payable to Gameco if the Merger Agreement is terminated because of, among other things, the Board of Directors' withdrawal or modification, in a manner adverse to Gameco, of its recommendation of the Merger or its recommendation of an alternative transaction, or its entry into a definitive agreement for an alternative transaction, and determined that the termination fee should not unduly discourage superior third-party offers;

     . Activities of Mr. Greenlee. The Special Committee considered the fact that Mr. Greenlee had agreed to enter into a voting agreement with affiliates of Mr. Jacobs to vote his shares in favor of the Merger, and had agreed to formally withdraw his offer to acquire Black Hawk and that Mr. Greenlee's withdrawal left the Special Committee with one offer to consider while making its deliberations.

     . Absence of a Financing Contingency. The Special Committee considered the fact that if the Buyers are unable to obtain the financing necessary to complete the transaction, the Buyers do not have the right to unilaterally terminate the Merger Agreement and that failure to obtain that financing would entitle the Company to liquidated damages of $2 million;

     Factors Detracting From Decision to Approve the Merger.

     The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger. The material negative factors consist of:

     . Capitalization of Acquiring Entity. The Special Committee considered that Black Hawk's only recourse in the event of a wrongful termination or material breach of the Merger Agreement is against Gameco, a company without assets; however, this risk is mitigated by the $2 million letter of credit provided by U.S. Bank National Association to Black Hawk which Black Hawk may draw if Gameco wrongfully fails to close the Merger;

     . Limited Ability to Entertain Proposals From Other Potential Buyers. The Special Committee considered the fact that the Merger Agreement, which generally prohibits Black Hawk from entertaining any proposal that would compete with the Merger, does permit Black Hawk to consider an unsolicited acquisition proposal and to modify or withdraw its recommendation of the Merger or recommend an alternative acquisition proposal and terminate the Merger Agreement, if the Board determines after consultation with its financial advisors that the alternative proposal would be more favorable to the Black Hawk shareholders;

     . Taxation of Merger Consideration. The Special Committee considered that the cash consideration to be received by the Black Hawk unaffiliated shareholders will be taxable to them;

     . Loss of Equity Interest. The Special Committee considered the fact that if the Merger is consummated, Black Hawk's unaffiliated shareholders will not participate in the future growth of Black Hawk. Because of the risks and uncertainties associated with Black Hawk's future prospects, the Special Committee concluded that the Merger was preferable to preserving for the holders of such stock a speculative potential future return; and

     . Interests of Certain Parties. The Special Committee also recognized that the Buyers would have an opportunity, subject to the risks of Black Hawk's business, to benefit from any increases in the value of Black Hawk following the Merger. The Special Committee recognized that this represented a conflict between the interests of the Buyers and Black Hawk's unaffiliated shareholders. The Special Committee was created in light of the conflicting interests of the Buyers.

     Federal securities laws require disclosure of whether transaction participants considered specified factors in evaluating a transaction such as the Merger. For the reasons described below, the following factors were not considered by the Special Committee:

     . Relationship Between Merger Consideration and Liquidation / Net Book Value. The Special Committee did not consider whether the merger consideration offered to Black Hawk's unaffiliated shareholders constitutes fair value in relation to the liquidation value or net book value of Black Hawk, because these factors are not indicative of the value of Black Hawk as a going concern; and

     . Relationship Between Merger Consideration and Recent Acquisitions of Black Hawk Stock. The Special Committee did not consider whether the merger consideration offered to Black Hawk's unaffiliated shareholders constitutes fair value in relation to the prices paid by Black Hawk or any of the Buyers in connection with purchases of Black Hawk common stock by any of such persons during the last two full fiscal years of Black Hawk, because no purchases of such kind were made during that period.

     The foregoing discussion of the information and factors discussed by the Special Committee is not meant to be exhaustive, but includes all material factors, both positive and negative, considered by the Special Committee to support its decision to recommend the approval of the Merger Agreement and to determine that the transactions contemplated thereby are in the best interests of Black Hawk and fair to Black Hawk's unaffiliated shareholders. The Special Committee did not assign relative weights or other quantifiable values to the above factors; rather, the Special Committee viewed its position and recommendations as being based on the totality of the information presented to and considered by the members, and that on balance, the positive factors discussed above outweighed the negative factors discussed above.

     The Special Committee believes that the merger consideration is fair, in part, based on the opinion of Robertson Stephens as to the fairness, from a financial point of view, of the proposed transaction. The analysis underlying the Robertson Stephens opinion, which was expressly adopted by the Special Committee, is summarized below.

     The Special Committee also believes the process it followed in approving the Merger Agreement was procedurally fair because:

     . the Special Committee consists entirely of directors who are not Black Hawk's officers or controlling shareholders or their family members;
     . the members of the Special Committee will not personally benefit from the consummation of the Merger contemplated by the Merger Agreement, other than in their capacity as holders of Black Hawk common stock;
     . the Special Committee retained independent legal and financial advisors that assisted it in its evaluation of the options available to Black Hawk; and
     . the Special Committee negotiated, with the assistance of its advisors, in good faith with the Buyers and the other potential buyers.

     Board of Directors of Black Hawk

     The Board formed the Special Committee to act solely on behalf of the unaffiliated shareholders of Black Hawk for purposes of considering alternatives to maximize shareholder value and analyzing and negotiating the Merger Agreement and related matters. The Board appointed Frank B. Day, one of Black Hawk's directors and second largest shareholder, to the Special Committee. Mr. Day has held his investment in Black Hawk for approximately 10 years and the Black Hawk investment is only a part of his various business holdings. The Board believes that Mr. Day's interests are similar if not identical to unaffiliated Black Hawk shareholders and that his services on the Special Committee have been and are important to those shareholders. After formation of the Special Committee, it retained Robertson Stephens as its financial advisor and Robertson Stephens provided its opinion to the Special Committee as to the fairness from a financial point of view of the merger consideration of $12 cash per share to Black Hawk's unaffiliated shareholders as of April 23, 2001, subject to the limitations, assumptions and qualifications stated therein.

     The Board reviewed each of the factors presented by the Special Committee as described above and considered the Special Committee's process and actions in arriving at its recommendation to the Board. In reaching its determination, the Board considered the Special Committee's determinations, recommendations, unanimous approval of the Merger Agreement, and declaration of the Merger Agreement's advisability. It also carefully considered the report and fairness opinion delivered by Robertson Stephens to the Special Committee. The Board, however, did not attempt to determine what weight should be given to each of the factors described above. The Board gave little, if any, weight to Black Hawk's net book value or liquidation value since it believes Black Hawk's value as a going concern is greater and more relevant. The Board also disregarded the preliminary work of McDonald Investments, Inc. dated February 26, 2001 because it did not believe the work to be materially related to the proposed transaction. First, McDonald's work occurred in December 2000 and January 1, 2001, prior to and therefore without regard to Mr. Jacobs' offer and at a time when Black Hawk's year 2000 and first quarter 2001 operating results were not available. Secondly, McDonald's work was very preliminary; it did not have the opportunity to expand, modify or complete its analyses since it was not selected to advise the Special Committee. For example, McDonald's preliminary work downplayed the traditional comparable companies and comparable transaction analyses as being "less relevant" and the discounted cash flow analysis as being "especially relevant." The later report of Robertson Stephens, on which the Special Committee relied, on the other hand, found numerous comparable companies and comparable transactions and included them in their more customary analyses, along with a discounted cash flow analysis and a premiums paid analysis. McDonald has not consented to inclusion of its work in this proxy statement and has advised Black Hawk, through counsel, that its work was only preliminary in nature and of its belief that it is not related to nor material to the proposed transaction and may be misleading to voting shareholders.

     The Board was also aware that management had given over 50 face to face presentations to brokerage and investment professionals over the past three years. These efforts had produced no new market makers, research or institutional following or any increased trading activity. Black Hawk's small market capitalization and low public float were generally cited as factors making its stock unattractive in the marketplace, factors not likely to change in the Board's view, in the foreseeable future.

     Black Hawk is undertaking the transaction with Gameco at this time as a result of the Special Committee's consideration of the factors outlined above relating to the limitations on Black Hawk's growth as a public company, its recent financial performance, the potential impact of competition on its future prospects, the long-standing concerns of the entire Board (including the members of the Special Committee) regarding the continuing depressed price of Black Hawk's common stock and because the $12 per share offered by Mr. Jacobs at this time represents a substantial premium over the price of Black Hawk's stock in the market at any time during the past three years. The Board also considered the apparent lack of interest in Black Hawk at the present time, on the part of third parties, including Mr. Greenlee, who withdrew his preliminary offer as described above.

     The Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to effectively represent the interests of the holders of Black Hawk's unaffiliated shareholders were present, and therefore there was no need to retain any additional unaffiliated representative to act on behalf of Black Hawk's unaffiliated shareholders or to require the approval of at least a majority of Black Hawk's unaffiliated shareholders. The Board reached this conclusion in view of:

     . the independent status of the members of the Special Committee, whose sole purpose was to represent the interests of Black Hawk's unaffiliated shareholders;.
     . retention by the Special Committee of independent financial advisors and legal counsel;.
     . the actions taken by the Special Committee in evaluating Black Hawk's other alternatives and in negotiating the price and terms of the proposed Merger with the Buyers and Mr. Jacobs as their representatives; and.
     . the fact that the Special Committee, even though consisting of directors of Black Hawk and therefore not completely unaffiliated with Black Hawk, is a mechanism well recognized under corporate law to provide for fairness in transactions of this type.

     The Merger Agreement was approved by the five members of Black Hawk's seven member Board of Directors who are not employees. Neither Black Hawk nor the Buyers have made any provision to grant Black Hawk's unaffiliated shareholders access to their corporate files or to obtain counsel or appraisal services at their expense.

     The Board believes that the Merger is advisable and is fair to and in the best interests of Black Hawk and its unaffiliated shareholders and, based upon the analysis of the Special Committee and the opinion of the Special Committee's financial advisor as set forth above (which the Board expressly adopts) and on the unanimous recommendation of the Special Committee, recommends to Black Hawk's unaffiliated shareholders that they vote FOR approval of the Merger Agreement and the transactions contemplated thereby.

Buyers' Position as to Fairness of the Merger to Unaffiliated Shareholders

     The SEC's rules require each of the Buyers to state whether it or he believes the Merger is fair or unfair to Black Hawk's unaffiliated shareholders, to indicate the extent, if any, to which that belief is based on specific factors enumerated in the rules, and to specify, to the extent practicable, the weight assigned to each such factor.

     Each of Gameco, BH Acquisition, Jeffrey P. Jacobs, Diversified, the Trust and Richard E. Jacobs (collectively the "Buyers") believes that the Merger is fair to Black Hawk's unaffiliated shareholders based on the factors supporting its fairness set forth below, without having quantified or otherwise assigned relative weights to those factors:

     .    The $12 per share merger consideration represents a premium of:
          . 83% over the closing sales price of Black Hawk's common stock on the last trading day before the public announcement of the Buyers' proposal to acquire the entire equity interest in Black Hawk; 82% over the average closing sales price of Black Hawk's common stock on the Nasdaq during the 24 months ending on the date of that announcement;
          . 66% over the highest closing sales price of Black Hawk's common stock on the Nasdaq in calendar 2000;

          . 41% over the highest closing sales price of Black Hawk's common stock on the Nasdaq in calendar 1999; and
          . 57% over the average closing sales price of Black Hawk's common stock on the Nasdaq during the three-year period ending on the date of that announcement.
     . The $12 per share merger consideration exceeds the per share net book value of Black Hawk;
     . The $12 per share merger consideration is at the top of the Buyers' $10 to $12 per share range of estimates of Black Hawk's going concern value, based on the Buyers' discounted cash flow analysis of the prospective financial information of Black Hawk set forth herein under "Prospective Financial Information of Black Hawk";

     . Although Robertson Stephens' opinion is not addressed to the Buyers, the Buyers are aware that Robertson Stephens has rendered its opinion to the Special Committee that, based on and subject to the limitations, assumptions and qualifications stated in its opinion, the $12 per share merger consideration is fair, from a financial point of view, to Black Hawk's unaffiliated shareholders. The Buyers believe that the rendering of such an opinion by a firm of Robertson Stephens' expertise and reputation supports the fairness of the Merger;


     . Black Hawk's Board of Directors took effective steps to ensure the procedural fairness of the Merger, including the formation of an independent Special Committee to consider Black Hawk's alternatives and negotiate solely on behalf of Black Hawk's unaffiliated shareholders the price and terms of any transaction, the Special Committee's retention of independent legal and financial advisors, and the Special Committee's and its advisors' negotiations with the Buyers and their advisors of the price and terms of the Merger Agreement; and
     . The Special Committee and the Board of Directors have unanimously determined the Merger to be advisable and in the best interests of Black Hawk and fair to its unaffiliated shareholders (with abstention from the Board's action only by Jeffrey P. Jacobs, in light of his personal interests in the matter).

     None of the Buyers considered Black Hawk's liquidation value as a factor material to its or his evaluation of the fairness of the Merger to Black Hawk's unaffiliated shareholders, because none of the Buyers believed that the sale of Black Hawk's assets in a liquidation would produce net proceeds as high as Black Hawk's going concern value.

     None of the Buyers considered the purchase price of Black Hawk's common stock purchased by any of the Buyers during the past two years, or firm offers from any nonaffiliate of Black Hawk for a merger with, acquisition of assets from, or purchase of a controlling equity interest in, Black Hawk during that period as factors material to its or his evaluation of the fairness of the Merger to Black Hawk's unaffiliated shareholders, because no such purchase occurred and no such offer was made.

     None of the Buyers considered the absence of a requirement that approval of a majority of Black Hawk's unaffiliated shareholders be obtained in order to effect the Merger as a factor detracting from the fairness of the Merger because Black Hawk's Board of Directors implemented the effective procedural fairness measures discussed above.

Benefits and Detriments of the Merger

     To Black Hawk's Unaffiliated Shareholders

     Black Hawk and the Buyers believe that the primary benefit of the Merger to Black Hawk's unaffiliated shareholders is the realization of the value of their investment in Black Hawk in cash at a price that represents a substantial premium over current and historical market prices for the Black Hawk common stock. In addition, the Merger will eliminate the risk to those shareholders of a possible future decline in the market value of Black Hawk's common stock.

     The primary detriment of the Merger to Black Hawk's unaffiliated shareholders is that they will cease to participate in any future earnings growth of Black Hawk and to benefit from any increase in Black Hawk's value. In addition, each of Black Hawk's unaffiliated shareholders will recognize a taxable gain on consummation of the Merger if and to the extent that the amount of cash he, she or it receives in the Merger exceeds his, her or its tax basis in his, her or its Black Hawk common stock. Further, the Buyers do not have a binding commitment from a third party to provide funds necessary to complete the Merger, if approved. Black Hawk is also committed to pay various fees and expenses associated with the Merger and if it does not occur because the Buyers cannot obtain financing, the $2 million liquidated damages fee they must pay to Black Hawk may not fully compensate it for those expenses and diversions of management time expended in the Merger effort.

     To the Buyers and Black Hawk

     The primary benefit to the Buyers of the Merger is that they will participate in all of any future earnings growth of Black Hawk and will benefit from all of any increase in Black Hawk's value. The Buyers believe that Black Hawk will benefit from the Merger by gaining more operating flexibility, because it will no longer need to focus on the public trading market's quarterly earnings expectations, and by reducing its operating and administrative costs because of a reduction in its public reporting obligations arising principally from its equity securities being privately rather than publicly held after the Merger.

     The primary detriments of the Merger to the Buyers and Black Hawk are the cash outlay and associated debt burden required to pay the merger consideration, and diminution of Black Hawk's ability to use Black Hawk common stock as currency for acquisitions, substantial capital-raising efforts and incentive option purposes.

     Opinion of Financial Advisor to the Special Committee

     The Special Committee engaged Robertson Stephens to provide financial advisory and investment banking services to the Special Committee in connection with Black Hawk's exploration of various strategic alternatives available to it, including a possible sale or business combination. Pursuant to its engagement, Robertson Stephens rendered an opinion as to the fairness from a financial point of view of the consideration to be received in the Merger by shareholders of Black Hawk, other than Gameco, BH Acquisition, any other affiliates of the Buyers and any members of management of Black Hawk who may receive an ownership interest in Gameco (the shareholders, excluding such persons, being referred to in the Robertson Stephens opinion as the "Shareholders of the Company"). See Annex B for a copy of the full opinion.

     On April 23, 2001, at a meeting of the Special Committee held to evaluate the proposed merger, Robertson Stephens delivered to the Special Committee its oral opinion, subsequently confirmed in a written opinion dated as of April 23, 2001, that as of that date and based on the assumptions made, matters considered and the limitations on the review undertaken described in the written opinion, the merger consideration to be paid in connection with the Merger was fair from a financial point of view to the Shareholders of the Company.

     You should consider the following when reading the discussion of the opinion of Robertson Stephens in this document:

     . We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex B to this proxy statement.

     . The Robertson Stephens opinion was prepared for the information of the Special Committee in connection with its evaluation of the Merger and does not constitute a recommendation to the shareholders of Black Hawk as to how they should vote, or take any other action, with respect to the Merger.

     . The Robertson Stephens opinion did not address the relative merits of the Merger and the other business strategies that Black Hawk's Board of Directors has considered or may be considering, nor does it address the decision of the Special Committee or Black Hawk's Board to proceed with the Merger.

     The Robertson Stephens opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion, and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Robertson Stephens' attention after the date of its opinion.

     . The Robertson Stephens opinion was limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration in the Merger to the Shareholders of the Company.

     Opinion and Analysis of Robertson Stephens

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

     . reviewed certain publicly available financial statements and other business and financial information of Black Hawk;

     . reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and projections, concerning Black Hawk prepared by the management of Black Hawk;

     . held discussions with the management of Black Hawk concerning the businesses, past and current operations, financial condition and future prospects of Black Hawk;

     . reviewed the financial terms and conditions set forth in a draft, dated April 20, 2001, of the Merger Agreement; reviewed the stock price and trading history of Black Hawk common stock;

     . compared the financial performance of Black Hawk with that of certain other publicly traded gaming companies comparable with Black Hawk;

     . compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant;

     . participated in discussions and negotiations among representatives of Black Hawk, the Buyers and their financial and legal advisors;

     . made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed relevant; and

     . relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the management of Black Hawk) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the management of Black Hawk that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Black Hawk, nor was it furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Black Hawk that Robertson Stephens reviewed, Robertson Stephens has assumed that the forecasts and projections:

     . were reasonably prepared in good faith on the basis of reasonable assumptions;

          . reflect the best currently available estimates and judgments as to the future financial condition and performance of Black Hawk; and
          . would be realized in the amounts and in the time periods currently estimated.

In addition, Robertson Stephens assumed that:

          . the Merger will be consummated upon the terms set forth in the draft of the Merger Agreement, dated April 20, 2001, without material alteration thereof; and

          . the historical financial statements of Black Hawk reviewed by Robertson Stephens were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Robertson Stephens expressed no opinion as to:

          . the value of any employment agreement or other arrangement entered into in connection with the Merger; or

          .    any tax or other consequences that may result from the Merger.

          The following is a summary of the material aspects of the financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text accompanying each table. The opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone.

          Comparable Companies Analysis

          Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of the following small capitalization regional operators in the gaming industry which Robertson Stephens believed to be reasonably comparable to Black Hawk:

     .    Argosy Gaming Company               .    Ameristar Casinos, Inc.
     .    Aztar Corporation                   .    Lakes Gaming, Inc.
     .    Isle of Capri Casinos, Inc.         .    Monarch Casino & Resort, Inc.
     .    Boyd Gaming Corporation             .    Century Casinos, Inc.
     .    Pinnacle Entertainment, Inc.        .    Riviera Holdings Corporation
     .    Hollywood Casino Corporation        .    Sands Regent
     .    Penn National Gaming, Inc.          .    President Casinos, Inc.

     The foregoing analysis indicated that recent market prices for common stock of these companies represented price/earnings ratios and enterprise value multiples as set forth below. In all cases, estimated 2001 and 2002 results of operations for the comparable companies were obtained from generally available third-party sources. In general, the enterprise value of a company is equal to the value of its fully-diluted common equity plus debt, minus cash.


                                                          Enterprise Value/EBITDA                   Price/Earnings Ratio
                                                          2001               2002                2001                   2002
                                                          ----               ----                ----                   ----
     High                                                  5.9                5.0                19.3                   13.1

     Low                                                   4.4                4.2                 5.4                    5.7

     Mean                                                  5.1                4.6                10.3                    8.6

     Median                                                5.0                4.6                 8.8                    8.2


     The following table shows the range of implied values per share of Black Hawk common stock calculated by multiplying Black Hawk's projected EBITDA and net income by ranges of multiples derived from the trading multiples of the comparable companies identified above. In determining the ranges of trading multiples, Robertson Stephens applied its experience and judgment to develop the following multiple ranges after a review of each of the above named comparable companies. However, these multiple ranges were not the results of any mathematical calculation applied to these comparable companies. EBITDA means earnings before interest expense, taxes, depreciation and amortization.

                                                             Multiple Ranges                   Implied Value per Share
                                                             ---------------                   -----------------------
     2001 EBITDA                                               4.0x - 5..5x                         $6.67 - $13.80

     2002 EBITDA                                                3.5x - 5.0x                         $4.75 - $12.07

     2001 Net Income                                           8.0x - 10.0x                         $9.47 - $11.83

     2002 Net Income                                            7.0x - 9.0x                         $8.04 - $10.34

     The comparable companies analysis suggested a range of values of the Black Hawk common stock from $4.75 per share to $13.80 per share, as compared to the $12.00 per share cash consideration in the Merger.

Selected Precedent Transactions

     Using publicly available information, Robertson Stephens reviewed and analyzed, among other things, the consideration paid in the following selected acquisition transactions in the gaming industry which Robertson Stephens believed to be reasonably comparable to the Merger:

      Date                                                           Date
    Announced                   Target/Acquirer                    Announced               Target/Acquirer
    ---------                   ---------------                   -----------              ---------------
     12/5/00          Fitzgerald Gaming                            12/10/99          Hollywood Park (two
                      Corporation (three Casinos)                                    Casinos) / Penn National
                      / Majestic Investor, LLC                                       Gaming, Inc.

     10/18/00         Station Casinos, Inc. (two                   10/6/99           Lady Luck Gaming
                      Casinos) / Ameristar                                           Corporation / Isle of Capri
                      Casinos, Inc.                                                  Casinos, Inc.

     7/31/00          CRC Holdings, Inc. / Penn                     8/16/99          Players International, Inc.
                      National Gaming, Inc.                                          / Harrah's Entertainment,
                                                                                     Inc.

     7/20/00          Fiesta Casino Hotel /                        11/1/99           Miss Marquette Casino /
                      Station Casinos, Inc.                                          Lady Luck Gaming
                                                                                     Corporation

     7/19/00          President Casinos                             6/28/99          Blue Chip Casino, Inc. /
                      (Davenport, IA) / Isle of                                      Boyd Gaming Corporation
                      Capri Casinos, Inc.

     1/7/00           Gold Dust West Casino /
                      Black Hawk Gaming &
                      Development Company, Inc.


     The foregoing analysis indicated that the consideration paid in the above transactions represented the multiples of EBITDA for the latest 12 months (LTM) and next 12 months (NTM) shown below. In all cases, estimated next 12 month results of operations for the acquired companies were obtained from generally available third-party sources.

                        Consideration as a Multiple of:


                                    LTM EBITDA       NTM EBITDA
                                    ----------       ----------

     High                              7.5x             5.6x

     Low                               4.1x             5.3x

     Mean                              5.4x             5.5x

     Median                            5.3x             5.5x

     The following table sets forth the ranges of the implied Black Hawk prices per share calculated by multiplying Black Hawk's EBITDA for the LTM and NTM by ranges of multiples derived from the transactions referred to above and then dividing by the number of fully-diluted Black Hawk shares outstanding using the treasury stock method. In determining the ranges of trading multiples, Robertson Stephens applied its experience and judgment to develop the following multiple ranges after a review of each of the above described selected precedent transactions. However, these multiple ranges were not the result of any mathematical calculation applied to these selected precedent transactions.

          Selected Precedent                                      Implied Value
          Transaction                   Multiple Ranges             per Share
          -----------                   ---------------             ---------
          LTM EBITDA                       4.5x - 6.0x           $10.83 - $18.56

          NTM EBITDA                       4.5x - 6.0x           $ 9.05 - $16.18

     The selected precedent transaction analysis suggested a range of values of the Black Hawk common stock from $9.05 per share to $18.56 per share, as compared to the $12.00 per share cash consideration in the Merger.

     Premiums Paid Analysis

     Using publicly available information, Robertson Stephens reviewed and analyzed, among other things, the purchase price premiums paid for companies in a number of recent transactions, including:

     .    the selected precedent transactions referred to above;

     . 41 transactions of publicly held companies with announcement dates subsequent to October 2000 and a transaction value of less than $100 million; and

     .    seven other going-private transactions since 1998.

     In all cases, the purchase price premiums paid were based on the closing market price for the acquired company one day and one month prior to the announcement date of the transaction.

     The following table sets forth the ranges of the implied Black Hawk prices per share calculated by multiplying the closing market prices of Black Hawk common stock on the dates indicated by the ranges of premiums determined from the foregoing analyses.

                                             Premiums Paid Analysis
     Premium paid to stock            30% - 45%                  $9.10 - $10.15
     price one month prior
     to date of
     announcement

     Premium paid to stock            20% - 35%                  $7.88 - $8.86
     price one day prior to
     date of announcement

     The premiums paid analysis suggested a range of values of the Black Hawk common stock from $7.88 per share to $10.15 per share, as compared to the $12.00 per share cash consideration in the Merger.

     Discounted Cash Flow Analysis

     Robertson Stephens performed a discounted cash flow analysis on the after-tax free cash flows of Black Hawk for calendar years 2001 through 2005 using estimates prepared by Black Hawk's management. Robertson Stephens first discounted the estimated after-tax free cash flows through the calendar year ending 2005 using discount rates of 12.0%, 13.5% and 15.0%. Robertson Stephens then added to the present value of these after-tax free cash flows the terminal value of Black Hawk in the calendar year ending 2005, discounted back to the present at the same discount rates. The terminal values were computed by multiplying estimated EBITDA for calendar year 2005 by exit EBITDA multiples of 5.0x, 5.5x and 6.0x. The range of exit EBITDA multiples selected reflects Robertson Stephens' judgment as to an appropriate range of multiples at the end of the referenced period. Applying the above discount rates and exit revenue multiples to the after-tax free cash flows of Black Hawk yielded the following ranges:

                              Implied Value Per Share

EBITDA Multiple              12.0% Discount Rate            13.5% Discount Rate            15.0% Discount Rate
---------------              -------------------            -------------------            -------------------
5.0x                               $10.58                        $ 9.30                          $ 8.12

5.5x                               $12.07                        $10.70                          $ 9.43

6.0x                               $13.56                        $12.10                          $10.74

     The discounted cash flow analysis suggested a range of values of the Black Hawk common stock from $8.12 per share to $13.56 per share, as compared to the $12.00 per share cash consideration in the Merger.

     Other Factors

     Portions of the Robertson Stephens financial analyses incorporated projections of Black Hawk's 2001 and 2002 adjusted EBITDA and 2001 and 2002 net income that were provided by Black Hawk's management, with certain adjustments made by Robertson Stephens. These projections are included in the projections provided elsewhere in this proxy statement under the caption "Prospective Financial Information of Black Hawk." In addition, the discounted cash flow analysis prepared by Robertson Stephens incorporated information which was derived from the projections of Black Hawk's management included under the caption "Prospective Financial Information of Black Hawk." In preparing the discounted cash flow analysis, Robertson Stephens made certain assumptions regarding Black Hawk's projected tax rate, projected capital expenditures and projected changes in working capital, which assumptions were based on Black Hawk's historical experience.

     No company, business or transaction referred to in any of the above analyses is identical to Black Hawk or the Merger. Accordingly, consideration of the analyses described above is not entirely mathematical. Rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of the comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Robertson Stephens incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate.

     While this summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the Black Hawk Special Committee, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens expresses no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Black Hawk or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

     The engagement letter among Robertson Stephens, the Special Committee and Black Hawk provides that, for its services, Robertson Stephens is entitled to receive advisory fees of approximately $500,000 in connection with the consummation of the transaction. In addition, Robertson Stephens was paid $600,000 upon delivery of the fairness opinion, and with respect to the fee payable upon delivery of the fairness opinion, such fee was paid without regard to the conclusion reached in the opinion. The payment of Robertson Stephens' advisory fees is contingent upon the consummation of the Merger. Black Hawk has also agreed to reimburse Robertson Stephens for its reasonable and customary out-of-pocket expenses related to this work, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Black Hawk. The terms of the fee arrangement with Robertson Stephens, which Black Hawk and Robertson Stephens believe are customary in transactions of this nature, were negotiated between the Special Committee and Robertson Stephens, and the Board of Directors was aware of these fee arrangements.

     In the ordinary course of its business, Robertson Stephens may actively trade securities of Black Hawk for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in the securities of Black Hawk.

     Robertson Stephens is an internationally recognized investment banking firm and was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for other purposes.

     The fairness opinion states that the opinion may not be summarized, described or referred to or furnished to any party except with Robertson Stephens' prior written consent. Robertson Stephens has consented to the inclusion of this description and to the inclusion of it fairness opinion, dated April 23, 2001, as an annex to this proxy statement.

McDonald Investments Report

     At a meeting of Black Hawk's Board of Directors on February 26, 2001, McDonald Investments, Inc. delivered a situational analysis of Black Hawk, a valuation summary, and a discussion of strategic alternatives. This work was not prepared in anticipation of or in support of the Gameco offer, nor is it a report or fairness opinion on the Gameco proposal. During its deliberations and review, the Special Committee and its advisors reviewed and discussed the McDonald work, but, the Special Committee did not consider it material or relevant, did not give significant consideration to the conclusions reached by McDonald and did not use that analysis as part of its deliberations concerning the fairness of the transaction, from a financial point of view. The Special Committee adopted this approach because of the preliminary nature of the McDonald presentation, McDonald's apparent lack of independence, and the time elapsed between the February McDonald presentation and the April Robertson Stephens presentation. The Board of Directors also disregarded the work of McDonald for the reasons set forth above under "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger." Nonetheless, the following information is included because it was available to the Board of Directors of Black Hawk, the Special Committee, the Buyers and their respective financial advisors and because of certain SEC rule interpretations. Shareholders of Black Hawk may consider the following information but McDonald has not authorized shareholders or any other person to rely on any of the information.

     Situational Perspective

     McDonald noted that:

     . Black Hawk has been largely ignored by the investing public and institutional investors and has been "orphaned" by all research sponsorship;
     . Black Hawk is a micro cap stock which suffers from a lack of liquidity, but by most valuation methods its stock is undervalued in the marketplace;
     . an acquisition strategy for Black Hawk will require additional equity, which in turn requires a reasonable public market valuation to implement;
     . an attractive public company profile for Black Hawk will require significant diversification outside the Colorado market; and
     . the gaming district of Black Hawk, Colorado has become highly competitive and a new Hyatt project brings more supply to the market later in 2001.


     Valuation Perspective

     McDonald stated that although no valuation methodology can precisely calculate a "value" for Black Hawk, in its view certain methods are more relevant than others in Black Hawk's situation:

     . comparable company values are less relevant because of a lack of comparability;
     . comparable transaction values are less relevant as a whole because of a lack of comparability of the properties, market dynamics and scale and scope of the companies involved in other transactions; and


     . discounted cash flow analysis is always relevant, and in this instance especially so because of the lack of comparable public companies.

     McDonald stated that less tangible factors such as illiquidity, competitive environment, Black Hawk's ownership of less than 100% of some of its assets and the regulatory environment must be factored into any evaluation, although a definitive standard does not exist for discounting for those factors. McDonald concluded that assuming a consolidated EBITDA of $21 million net to Black Hawk in 2001 and $23 million net to Black Hawk annually thereafter, as reflected in projections provided by Black Hawk management, valuation parameters would put Black Hawk between $10 and $15 per share, with the upper end of the valuation range suggesting an interested strategic buyer.

     McDonald's comparable company and comparable transaction analyses, both of which it deems less relevant for the reasons stated above, and its discounted cash flow analysis, yielded the following implied values per Black Hawk share:

                                 Low     Adjusted Average     High
                                -----    ----------------    ------

     Comparable company         $6.73         $12.81         $29.79
     Comparable transaction      7.30          26.58          85.72
     Discounted cash flow/(1)/   3.96          10.13          17.84
------------------

(1) The terminal multiples used ranged from 4 to 6 and the discount rates from 10% to 20%. The adjusted average used above was derived from using a terminal multiple of 5 and a discount rate of 15%.

     Strategic Alternatives

     McDonald stated that in evaluating strategic alternatives, the Board must use its business judgment to accommodate multiple objectives, including:

     .    maximizing long-term shareholder value;
     .    maintaining a fair, objective arm's-length process;
     .    minimizing failed transaction risks; and
     .    protecting Black Hawk's competitive position in the near term.

     McDonald suggested that the Board had two strategic alternatives to consider for the benefit of Black Hawk's shareholders:

     . maintain independence as a public company and -- grow its business internally and through acquisitions without making any immediate capital structure changes
          -- consider repurchasing stock in the open market at a premium to provide shareholder liquidity and perhaps improve valuation
     . conduct market check (including possible sale or going private transaction).


     McDonald summarized the principal considerations in evaluating a decision to remain independent and public:

                  Advantages                                     Disadvantages

 .  Realize benefits of existing initiatives       .  Continuing structural deficiencies for
   and growth prospects; shareholders retain         small-cap issues
   100% recovery in stock price                   .  Lack of investor interest or credit for
 .  Maintain ability to fund small                    positive strategic initiatives
   acquisitions over the next 1-2 years without   .  Public company expense/overhead
   incremental equity capital because of          .  Shareholder desire for liquidity
   existing borrowing capacity                    .  Continuing lack of access to equity market
 .  Maintain public platform for acquisition       .  Limited geographic diversity
   strategy                                       .  Very competitive market
 .  Management focuses on operating business       .  Capacity in Colorado market area increasing
   as opposed to sale process                        (Hyatt, Jackpot Springs)
 .  Minimizes cost of equity in any future         .  Limited stakes market in Colorado
   equity offering                                .  Limited growth prospects
 .  Stable cash flow                               .  Tight labor market
 .  Depressed valuation of stock                   .  Uncertain financing capability for a future
 .  Prospect of buyout                                acquisition program
 .  Solid profitability                            .  Poor public float
 .  Ownership by well capitalized groups           .  Complex ownership structure and management
 .  Dominance and growth of Black Hawk market         fee
   in Colorado                                    .  Threat of Indian gaming in N. California to
 .  Possibility of 24 hour gaming or higher           Reno market
   stakes                                         .  Possibility of improved access to Central
 .  Attractive recent acquisition in Reno             City, Colorado
 .  Limited gaming risks because of betting        .  Regulatory risks
   limits

     Finally, McDonald noted some of the advantages and disadvantages of its second suggested strategic alternative, to consider a merger or sale transaction:

                  Advantages                                     Disadvantages
 .  Shareholders receive highest immediate         .  Selling off at a depressed price
   valuation                                      .  Future value may be much higher than
 .  Future operating risk eliminated from a           comparative buyout price
   shareholder perspective                        .  Possibility of limited interest and an
 .  Exits a public market environment which is        eventually unacceptable transaction price
   not and may not for some time provide a fair   .  Potentially disruptive to company
   valuation                                         operations and employee morale; could lose
 .  Provides greatest amount of liquidity for         management and employees to competition
   shareholder base
 .  New structure or owner may create better
   opportunity to incentivize employees


Prospective Financial Information of Black Hawk

     Black Hawk does not as a matter of course make public forecasts as to future operations, but Black Hawk did prepare prospective financial information which it provided to Robertson Stephens in connection with its analysis of the Gameco proposal and the financial evaluation of Black Hawk. The information set forth below is included in this proxy statement solely because it was available to the Buyers and provided by Black Hawk to Robertson Stephens in March 2001. See "Special Factors--Background of the Merger" and "Special Factors--Opinion of Financial Advisor to the Special Committee."

     The information set forth below was not prepared by Black Hawk with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information, nor was the information prepared with the assistance of or reviewed, complied or examined by, independent accountants. The information reflects numerous assumptions, all made by management of Black Hawk, with respect to competition, gaming industry performance, general business, economic, gaming tax rates, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Black Hawk's control. Accordingly, there can be no assurance that any assumption made in preparing the information will prove accurate, and actual results may be materially greater or less than those indicated below. The inclusion of this information should not be regarded as an indication that Black Hawk or the Buyers or any of their respective financial advisors or other representatives, or their respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, we caution against reliance on such information. Unless required by federal securities laws, Black Hawk does not intend to update, revise or correct such information if it becomes inaccurate (even in the short term).

                 Black Hawk Gaming & Development Company, Inc.
                 Forecasted Consolidated Statements of Income

                                                                            Years Ending December 31,
                                                     2001             2002             2003             2004             2005
                                                   --------         --------         --------         --------         --------
                                                               (in thousands, except per share information)
Net revenues                                       $105,777         $108,187         $108,187         $108,187         $108,187
Costs and expenses                                   95,030           95,674           94,858           94,626           94,226
Minority interest                                     1,772            1,785            1,863            1,903            1,953
                                                   --------         --------         --------         --------         --------

Pre-tax income                                        8,975           10,728           11,466           11,658           12,008
Provision for income taxes                            3,321            3,969            4,242            4,314            4,443
                                                   --------         --------         --------         --------         --------
Net income                                         $  5,654         $  6,759         $  7,224         $  7,344         $  7,565
                                                   ========         --------         --------         --------         --------
Net income per common share                        $   1.34         $   1.60         $   1.72         $   1.74         $   1.80
                                                   ========         --------         --------         --------         --------


Diluted weighted average
common shares outstanding                             4,212            4,212            4,212            4,212            4,212
                                                   ========         --------         --------         --------         --------

Consolidated Earnings
   before Interest,
Taxes, Depreciation and Amortization
and Minority Interest
(EBITDA)                                           $ 24,758         $ 26,570         $ 26,570         $ 26,570         $ 26,570

Less EBITDA attributable to
minority interest                                     3,609            3,609            3,609            3,609            3,609
                                                   --------         --------         --------         --------         --------

Adjusted EBITDA of Black
Hawk                                               $ 21,149         $ 22,961         $ 22,961         $ 22,961         $ 22,961
                                                   ========         ========         ========         ========         ========

     The following is a list of assumptions used in the preparation of the above prospective financial information.

     . It is assumed that casino revenues are constant for all years 2001 and beyond with the exception of the Gilpin Hotel Casino property. During 2001, it is assumed that the Gilpin property is under construction for some of the year. Due to the enhancements at the Gilpin property after construction, a 10% increase in revenues is assumed for the year 2002 with stable revenues for the remaining periods presented.

     . The Gold Dust West Casino has been open for over 22 years and the projections are based on historical performance for that property.

     . Cash flow available from the operation of the casino properties is used for on-going capital expenditures and debt reduction.

     . Costs and expenses are assumed to remain flat. Interest expense is adjusted for reduced debt levels. Income tax expense is computed based upon an assumed combined federal and state income tax rate of 37%.

     . EBITDA (earnings before interest, taxes, depreciation and amortization and minority interest) is presented as supplemental disclosure to facilitate a more complete analysis of Black Hawk's forecasted financial performance

     . Minority interest represents the 25% share of The Lodge Casino that is owned by the Buyers.

Buyers' Purpose and Reasons for the Merger

     Each Buyer's purpose in undertaking the Merger is to obtain the benefits to the Buyers and Black Hawk described under "Benefits and Detriments - To the Buyers and Black Hawk." The Buyers chose the merger structure because it was the most efficient means to acquire the entire equity interest in Black Hawk and provide cash to Black Hawk's unaffiliated shareholders. In addition, the Buyers believe that the U.S. gaming industry will continue to present profitable financial opportunities, particularly for larger, more diverse gaming operators. Each of the Buyers believes that consolidating all of the Black Hawk, Colonial Holdings, Jalou and additional video gaming operations in Gameco will create a diversified financial base of gaming holdings that should facilitate financing for the competitive improvement and continued expansion of all of the Buyers' gaming operations.

     Jeffrey P. Jacobs also considered a tender offer by Black Hawk for its own common stock and a purchase of large blocks of Black Hawk common stock held by other shareholders, but rejected those alternatives in part because of the difficulties attendant to obtaining financing for those transactions and in part because neither of those alternatives would accomplish fully the purposes of the Merger.

     The Buyers have desired to undertake the Merger and the Colonial Holdings and video gaming acquisitions since the late summer of 2000, for the reasons referred to above, and chose to undertake the Merger at the time the Buyers' proposal was initially made to Black Hawk because of their belief at the time, based on consultations with their financial advisors, that high yield debt financing would be available for the Merger.

     Interests of Certain Persons in the Merger; Certain Relationships

     In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that certain members of the Board and of Black Hawk's management have interests that may present actual or potential conflicts of interest in connection with the Merger. The Special Committee and the Board were aware of these potential or actual conflicts of interest and considered them along with other matters described under "Special Factors--Recommendation of the Special Committee and Board of Directors."

     Retained Equity Interest

     Jeffrey P. Jacobs, the Trust and Richard E. Jacobs beneficially own an aggregate of 1,333,333 shares of common stock, representing approximately 32.1% of the total outstanding shares of our common stock. Upon consummation of the Merger, they will own directly or indirectly all of the outstanding common stock of Black Hawk and will therefore participate in all of its future earnings growth and any increase in value.

     Shares and Stock Options

     The value of Black Hawk stock and options held by members of the Board and the Special Committee which will or may be realized upon consummation of the Merger is as follows:

Name                                      Number of Shares    Value        Number of Stock Options  Net Option Value
----                                      ----------------    -----        -----------------------  ----------------
Jeffrey P. Jacobs                             1,333,333            N/A             115,000          $    695,200
Stephen R. Roark                                 28,571     $  342,852             197,500             1,204,975
Frank B. Day(1)                                 497,211      5,966,532                  --                    --
J. Patrick McDuff(1)                              1,830         21,960              13,250                84,403
Timothy Knudsen(1)                                1,424         17,088               1,000                 4,250
Robert H. Hughes                                  2,051         24,612              15,000                95,550
Stephen P. Owendoff                                 708          8,496                  --                    --

_________________
(1)    Member of the Special Committee.

     Directors and Management of the Surviving Corporation

     After the Merger, Jeffrey P. Jacobs and Richard E. Jacobs will comprise the Board of Directors of Black Hawk. Jeffrey P. Jacobs will continue to serve as Chairman and Chief Executive Officer and Stephen R. Roark will continue to serve as President, Chief Financial Officer and Treasurer. See "Directors and Management" for additional information.

     Management Employment Agreements

     Effective January 1, 2000, Black Hawk entered into three year employment agreements with Jeffrey P. Jacobs, Chief Executive Officer and Stephen R. Roark, President and Chief Financial Officer. Each agreement provides for severance pay of one year's base salary if a 50% change in ownership of Black Hawk's common stock occurs, unless the employee is a participant in the transaction or unless the employee continues his employment with Black Hawk. Therefore, the change of control provision will not apply to Mr. Jacobs and will apply to Mr. Roark only if he is not offered, or declines, to continue his employment with Black Hawk. In such event, Mr. Roark will be entitled to $250,000 in severance pay. Mr. Roark presently intends to continue his employment with Black Hawk after the Merger and Black Hawk intends to offer Mr. Roark the opportunity to so continue. Mr. Jacobs receives an annual salary of the greater of $300,000 or 1.5% of Black Hawk's EBITDA and an annual bonus of between 25% and 40% of his annual salary as determined by Black Hawk's compensation committee. Mr. Roark receives an annual salary of the greater of $250,000 or 1.05% of EBITDA and a bonus of between 25% and 40% of his annual salary as determined by Black Hawk's compensation committee.

     On November 22, 1999 Black Hawk entered into a three year employment agreement with Stanley Politano, Vice President and Secretary, which provides for an annual salary of $111,000, with $5,000 per year increases in years two and three and an annual bonus in the discretion of the compensation committee.

     Other Arrangements with Affiliates

     The Lodge Casino is owned 75% by Black Hawk and 25% by BH Entertainment Ltd., an Ohio limited liability company which Diversified, the Trust and an entity solely owned and controlled by Jeffrey P. Jacobs own 98%, 1% and 1%, respectively. Black Hawk and BH Entertainment share equally a management fee of 5% of adjusted gaming proceeds from The Lodge's operations. During the year ended December 31, 2000, Diversified received $2,059,744 as its 25% share of the profits from The Lodge Casino's operations and $1,453,473 as its share of the management fee.

     In order to assist Black Hawk in its efforts to research, develop, perform due diligence on and possibly acquire new gaming opportunities, it entered into a one year agreement with Premier One Development Company, Inc. effective October 1, 1997. Premier is an affiliate of the Buyers and employs several people to perform these services. Black Hawk paid or accrued $225,000 for these services during the year ended December 31, 2000 and $168,750 through September 30, 2001. The agreement expires, unless extended on December 31, 2001.

     Black Hawk and Diversified are parties to a master joint venture agreement as discussed above under "Special Factors--Background of the Merger." In 1999 and 2000 Black Hawk and Diversified evaluated, among other opportunities, a potential gaming development opportunity in D'Iberville, Mississippi. On August 21, 2000, Black Hawk and Diversified notified the landowners of the prospective site that they had no further interest because of an adverse determination in an environmental lawsuit affecting the site and because there did not appear to be adequate site control from a development perspective. In April 2001 Diversified, through Jeffrey P. Jacobs, its manager, notified Black Hawk that it might have a renewed interest in the site and offered Black Hawk the opportunity to participate in any further evaluation of the site. The Board of Black Hawk declined since it did not believe further expenditures on the site were advisable. However, Diversified, again through Mr. Jacobs, volunteered and Black Hawk accepted an option to acquire up to a 51% interest in the proposed development at any time before April 18, 2002 by paying one-half of costs and expenses incurred by Diversified in connection with any further evaluation of the site. The interest available to Black Hawk will be reduced to 50% if, at the time the option is exercised, Jeffrey P. Jacobs and his affiliates are not controlling persons of Black Hawk, or if he is no longer Chairman and Chief Executive Officer of Black Hawk for reasons other than his voluntary resignation.

     Directors and Officers Indemnification and Insurance

     Gameco and Black Hawk have agreed to provide, or cause to be provided, indemnification to each director, officer, employee and agent of Black Hawk against any costs, expenses, losses, claims and damages arising out of or relating to their activities on behalf of Black Hawk prior to or in connection with the Merger. Gameco and Black Hawk have agreed not to amend, repeal or otherwise modify the indemnification provisions of Black Hawk's articles of incorporation or bylaws for a period of six years from completion of the Merger. In addition, Gameco and Black Hawk have agreed to maintain in effect Black Hawk's current directors' and officers' liability insurance policies for a period of six years after completion of the Merger.

Certain Effects of the Merger

     If the Merger is consummated, Black Hawk's unaffiliated shareholders will no longer have any interest in, and will not be shareholders of, Black Hawk and, therefore, will not benefit from any future earnings growth of Black Hawk or from any increase in its value and will no longer bear the risk of any decrease in its value. Instead, each unaffiliated shareholder will have the right to receive upon consummation of the Merger $12 in cash for each share of common stock he, she or it holds, without interest. The benefit of the transaction to our unaffiliated shareholders is the payment of a premium, in cash, above the market value for such stock prior to the announcement of the transaction. This cash payment assures that all unaffiliated shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing shareholders in the possible future growth of Black Hawk.

     If the Merger is consummated, the Buyers will indirectly hold the entire equity interest in Black Hawk and will therefore be the sole beneficiaries of any future earnings growth of Black Hawk and any increases in Black Hawk's value. However, the Buyers will bear the risk of any decrease in value of Black Hawk and the risks associated with the significant amount of debt to be incurred by Buyers in connection with the Merger and the lack of liquidity in the Buyers' investment in Black Hawk. See "Special Factors--Benefits and Detriments of the Merger" and "--Material Federal Income Tax Consequences of the Merger."

     Black Hawk's common stock is currently registered under the Exchange Act, and is traded on the Nasdaq National Market. As a result of the Merger, the registration of the common stock under the Exchange Act will be terminated, and the common stock will be delisted from Nasdaq. Black Hawk will thereafter be relieved of its obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short swing" trading provisions under Section 16 of the Exchange Act. Further, Black Hawk will no longer be subject to periodic reporting requirements under Section 13 of the Exchange Act and will cease filing information with the SEC.

     Plans for Black Hawk after the Merger

     Each of Gameco and the Buyers expects that, except as described in this proxy statement, the business and operations of Black Hawk will be continued substantially as they are currently being conducted by Black Hawk and its subsidiaries. However, Gameco expects that it may, from time to time, evaluate and review Black Hawk's business, operations and properties and make such changes as it considers appropriate. Gameco also intends to pursue gaming and other acquisition opportunities, and Jeffrey P. Jacobs, the Trust and Richard E. Jacobs may pursue gaming and other acquisition opportunities independently of Gameco.

     Except as described in this proxy statement, neither the Buyers nor Black Hawk has any present plans or proposals involving Black Hawk or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in Black Hawk's corporate structure or business. After the Merger, the Buyers will review proposals or may propose the acquisition or disposition of assets or other changes in Black Hawk's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of Black Hawk and its shareholders. Neither the Buyers nor Black Hawk has formulated any specific plans regarding repayment of the indebtedness incurred in connection with the Merger; however, such persons anticipate that such indebtedness will be repaid primarily with or by means of cash flow and dividends from the operations of the business of Black Hawk, and other Buyer affiliated businesses, with proceeds from new debt or equity financings, or such other means as they may determine in their sole discretion.

Conduct of the Business of the Company if the Merger is not Consummated

     If the Merger is not consummated, the Board expects to seek to retain Black Hawk's current management team and continue business as usual. There are no plans in such circumstances to operate Black Hawk's business in a manner substantially different than the manner in which it is presently operated.

Accounting Treatment

     The Merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

Financing of the Merger

     It is estimated that approximately $39 million will be required to complete the Merger and pay related fees and expenses. See "-- Fees and Expenses." The Buyers anticipate that financing for the Merger and additional activities of Gameco may be provided by the proceeds of an offering by Gameco of up to $115 million of high-yield senior debt securities.

     The Buyers expect that the proceeds of this financing would be used to:

     . Finance the merger consideration payable to Black Hawk shareholders (and to option holders whose options will be cancelled);
     . Finance the merger consideration payable to Colonial Holdings shareholders (and to option holders whose options will be cancelled);
     . Finance the acquisition of up to six Louisiana-based truck plaza video gaming operations and a revenue interest in a seventh such plaza; and
     . Refinance approximately $60 million of the outstanding indebtedness of Black Hawk.

     The interest rate on the notes, and the other terms of the notes, will depend on interest rate and market conditions at the time the notes are placed. Interest rates are expected to range from 12% to 14% as of the date of this proxy statement. It is anticipated that the notes will:

     .    Have a maturity of seven years from the issue date;
     . Be secured by a lien on substantially all of the assets of Gameco and its subsidiaries;
     . Be senior in right of payment to all subordinated indebtedness of Gameco and its subsidiaries;
     .    Be guaranteed on a senior basis by all of Gameco's subsidiaries;

     . Be noncallable for four years, and thereafter callable at a redemption premium to be determined; and
     . Be subject to a mandatory offer by Gameco to purchase the outstanding notes at 101% of their face amount, plus accrued interest, in the event of certain changes in control.

     The Buyers expect that the high-yield notes indenture will contain customary covenants that will restrict, among other things, the ability of Gameco and its subsidiaries to:

     .    Incur additional debt;
     . Pay dividends or make some other restricted payments unless certain liquidity tests are met;
     .    Incur liens;
     .    Apply net proceeds from some asset sales;
     . Merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of Gameco; and
     .    Enter into various transactions with affiliates.

     The Buyers also expect that the high-yield notes indenture will contain events of default that are customary in transactions of this type. The purchase of the notes will be subject to customary conditions to closing.

     Gameco has engaged CIBC World Markets and U.S. Bancorp Libra to act as co-underwriters, co-placement agents or co-initial purchasers for the high-yield notes. The Buyers expect that the high-yield notes will be issued in a transaction that is not a public offering but that anticipates resales to qualified institutional buyers under Rule 144A of the Securities Act and possibly to non-U.S. persons under Regulation S. Accordingly, the notes will not be registered under the Securities Act on their original issuance, but they will have registration rights.

     Gameco received from CIBC World Markets a letter dated November 15, 2001 indicating that, based on market conditions existing at that time, the structure and documentation for the Black Hawk acquisition, and subject to certain other terms and conditions, CIBC World Markets was "highly confident" of its ability to sell or place senior debt securities of Gameco in the aggregate principal amount of up to $115 million. The letter is filed as an exhibit to the Schedule 13E-3 and is available at the principal executive offices of Black Hawk for inspection and copying by any Black Hawk shareholder or representative of any shareholder who has been so designated in writing. The placement and sale of the senior debt securities under the highly confident letter is subject to conditions precedent customary for financing of this type. The highly confident letter does not constitute a commitment or an undertaking on the part of CIBC World Markets to place or purchase the senior debt securities or provide any portion of the financing. The receipt of the highly confident letter does not ensure the successful placement or completion of an offering of senior debt securities.

     Gameco, CIBC World Markets and U.S. Bancorp Libra continue to monitor the impact of the September 11, 2001 terrorist attacks in New York City and Washington, D.C., on the capital markets and the proposed high yield debt offering. Those and ensuing events could have a materially negative impact on the Buyers' ability to obtain financing for the Merger. There is no assurance that the high yield debt financing will be available to the Buyers at all, or available on terms and conditions acceptable to Buyers.

     While high yield debt financing terms less favorable to Gameco than the terms described above could adversely affect Gameco's interests, they would not affect the consideration to be received by Black Hawk shareholders or the other terms and conditions of the Merger. Gameco expects to repay the debt incurred in connection with the Merger primarily from dividends from its subsidiaries. In addition, Gameco may repay this debt with proceeds from new debt or equity financings.

     The Buyers have considered and will continue to consider alternative financing arrangements if the primary financing plans fall through, but no alternative financing arrangements have been finalized.

Regulatory Requirements; Third Party Consents

     Black Hawk does not believe that any material federal or state regulatory approvals, filings or notices are required by Black Hawk or Gameco in connection with the Merger other than:

     . such approvals, filings or notices required pursuant to federal and state securities laws;

     . approvals of the Colorado Gaming Commission and the Nevada Gaming Commission, the status of which are discussed under "Gaming Approvals and Delayed Closing"; and

     . the filing of the articles of merger with the Secretary of State of the State of Colorado.

     Black Hawk's casinos' bars and restaurants are subject to licensing and regulation by a number of governmental authorities regulating alcoholic beverages. As a result of the Merger, Black Hawk also will be required to satisfy various notification requirements imposed by state and municipal licensing authorities in Black Hawk, Colorado and Reno, Nevada. Filing requirements vary by agency. Subject to the timely submission of notices, which Black Hawk intends to do prior to the Merger, Black Hawk will be duly licensed and able to continue business as usual throughout the notification period, Failure to appropriately and timely file notices could pose a risk of loss or suspension of the affected license.

     Black Hawk does not believe any other material third party consents will be required by Black Hawk in connection with the Merger.

Material Federal Income Tax Consequences of the Merger

     The following discussion is a summary of the material federal income tax consequences expected to result to shareholders whose shares of common stock are converted to cash in the Merger. This summary does not purport to be a complete analysis of all potential tax effects of the Merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances and is not intended for shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, shareholders who hold their common stock as part of a hedge, straddle or conversion transaction, shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) that may be subject to special federal income tax rules not discussed below. The following summary also does not address tax consequences to the Buyers. The following summary assumes that shareholders have held their common stock as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986.

     This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. No ruling from the IRS has been or will be sought nor will an opinion of counsel be obtained with respect to any aspect of the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the tax consequences expressed in this discussion or that a court would not sustain this type of challenge. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the Merger to shareholders. We cannot predict at this time whether any current proposed tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences of the Merger to shareholders. It is therefore possible that the federal income tax treatment may differ from that described below.

     State and local tax laws may also impose income or other taxes upon shareholders whose shares of common stock are converted to cash in the Merger. State and local income tax laws vary from state to state and this discussion does not address state or local tax issues.

     Sales Treatment for Holders of Common Stock

     Except as provided below, the conversion of common stock in the Merger will be fully taxable to shareholders as a sale or exchange of such stock. Accordingly, a shareholder who, pursuant to the Merger, converts such holder's common stock into cash will recognize a gain or loss equal to the difference between (1) the amount of cash received in the Merger and (2) such shareholder's tax basis in the common stock. Generally, a shareholder's tax basis in his common stock will be equal to such shareholder's cost therefor. In the case of a shareholder who is an individual, such capital gain will be taxable at a maximum capital gains rate of 20% if the holder held the common stock for more than one year at the time of consummation of the Merger. If the holder held the common stock for less than one year at the time of consummation of the Merger, in general the capital gain would be taxed at ordinary income tax rates.
Certain limitations apply to the deductibility of capital losses by shareholders. Gain or loss must be determined separately for each block of common stock acquired at the same cost in a single transaction.

     Redemption Treatment for Dissenters and Other Shareholders

     For federal income tax purposes, Black Hawk may be deemed to be the source of a portion of the cash consideration issued in the Merger (particularly if debt used to fund the Merger is assumed by Black Hawk in the Merger) and Black Hawk will be deemed to be the source of cash consideration for payments in satisfaction of dissenters' rights. Therefore, to the extent that cash received by a shareholder is from Black Hawk or deemed to be from Black Hawk, the receipt of cash in exchange for such shareholder's common stock in the Merger or in satisfaction of dissenters' rights will be treated as a redemption of common stock taxable for federal income tax purposes as determined under section 302 of the Code.

     Section 302(d) of the Code provides that if the receipt of redemption payments has the effect of a distribution of property, then cash distributed will be treated as a dividend taxable under section 301 of the Code as ordinary income to a shareholder receiving such cash payments, generally to the extent of the shareholder's share of undistributed accumulated earnings and profits of the company. The remainder, if any, will be treated first as a recovery of basis in a shareholder's common stock, and second as capital gain arising from the sale or exchange of property. The determination of whether or not the receipt of cash payments has the effect of a distribution of a dividend will depend on each shareholder's particular circumstances and is made by applying the dividend equivalency tests of section 302 of the Code.

     Under section 302 of the Code, a shareholder receiving a cash payment as a redemption will not be treated as having received a dividend equivalent distribution if the transaction:

     . results in a "complete redemption" of the shareholder's equity interest in the company;

     . results in a "substantially disproportionate" redemption with respect to the shareholder; or

     . is "not essentially equivalent to a dividend" with respect to the shareholder.

Each of these section 302 tests is explained more fully below.

     Constructive Ownership of Stock and Other Issues

     In applying each of the section 302 tests, shareholders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of section 318 of the Code. Pursuant to the constructive ownership rules, a shareholder is treated as owning any shares that are owned, actually and in some cases constructively, by certain related individuals and entities as well as shares that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the section 302 tests described below, shareholders should consult their tax advisors to determine whether the conversion of their shares and receipt of a payment pursuant to the Merger will be deemed dividend equivalent in their particular circumstances.

     Section 302 Tests

     One of the following tests must be satisfied in order for the distribution not to be treated as the equivalent of a dividend for federal income tax purposes.

     . Complete Termination Test. The distribution will result in a "complete redemption" of the shareholder's equity interest in the company only if all of the common stock that is actually owned by the shareholder is sold pursuant to the Merger and the shares that are constructively owned by the shareholder are sold or, with respect to shares owned by certain related individuals, the shareholder effectively waives, in accordance with section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the shareholder. Certain restrictions apply to the waiver of attribution of shares. Shareholders wishing to satisfy the "complete redemption" test through waiver of the constructive ownership rules should consult their tax advisors.

     . Substantially Disproportionate Test. The distribution will result in a "substantially disproportionate" redemption with respect to the shareholder if, among other things, the shareholder owns actually and constructively less than 50% of the total combined voting power of all classes of stock after the redemption, and the percentage of the then outstanding voting common stock actually and constructively owned by the shareholder immediately after the purchase is less than 80% of the percentage of the previously outstanding voting common stock actually and constructively owned by the shareholder immediately before the purchase.

     . Not Essentially Equivalent to a Dividend Test. The distribution will be treated as "not essentially equivalent to a dividend" if the reduction in the shareholder's proportionate interest actually and constructively owned constitutes a "meaningful reduction" given the shareholder's particular circumstances. Whether the receipt of a cash payment will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. Shareholders should consult their tax advisors as to the application of this test in their particular circumstances.

     If a shareholder receives only cash payments and satisfies any of the section 302 tests described above, the shareholder will be treated as if it sold its common stock and will recognize capital gain or loss as described above.

     If a shareholder does not satisfy any of the section 302 tests described above, the purchase of a shareholder's common stock will not be treated as a sale or exchange under section 302 of the Code. Instead, the amount received by a shareholder in the redemption will be treated as a dividend distribution under section 301 of the Code, taxable at ordinary income tax rates, to the extent, first, of the shareholder's applicable share of Black Hawk's current earnings and profits, as defined for U.S. federal income tax purposes, and, second, of the U.S. shareholder's applicable share of Black Hawk's current earnings and profits, as defined for U.S. federal income tax purposes. To the extent the amount exceeds the shareholder's applicable share of current and accumulated earnings and profits, the excess first will be treated as a tax free return of capital to the extent of the shareholder's basis in its common stock and any remainder will be treated as capital gain, which may be long term capital gain as described above. The determination of whether a corporation has earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, the amount of current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether Black Hawk will have sufficient current and accumulated earnings and profits to cover the amount of any payment made to shareholders.
To the extent that a redemption is treated as the receipt by the shareholder of a dividend, the shareholder's tax basis in the redeemed shares will be added to any shares of common stock retained or sold by the shareholder, and may be lost if the shareholder does not actually retain any stock ownership in Black Hawk.

     Treatment of Holders of Stock Options

     The payments received by holders of stock options granted pursuant to Black Hawk's incentive stock option plans will be taxed as compensation income taxable at ordinary income tax rates. Such income may be subject to withholding for holders of stock options that are employees of Black Hawk. Additionally, such payments could be subject to a 20% excise tax under section 4999 of the Code on payments made to the option holder that are deemed to be excess parachute payments under section 280G of the Code. In general, parachute payments are payments made to officers, certain shareholders and other highly compensated individuals that are contingent on a change in the ownership or effective control of a corporation, and are in excess of three times an individual's annualized compensation income. If payments are deemed parachute payments, the excess of such payments over the holder's applicable annualized income are subject to the excise tax. The excise tax may be subject to withholding for holders of stock options that are employees. There are exceptions for payments that are established by clear and convincing evidence to be reasonable compensation. Whether payments to option holders will be deemed excess parachute payments will depend on each such option holder's particular circumstances.

     Each option holder should consult its own tax advisor to determine the particular tax consequences to it of payments to be made with respect to its options.

Backup Withholding

     A shareholder whose common stock is converted to cash pursuant to the Merger may be subject to backup withholding equal to the fourth lowest tax rate under section 1(c) of the Code with respect to the gross proceeds from the conversion of such common stock unless such shareholder (1) is a corporation or other exempt recipient and, when required, establishes this exemption or (2) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide Black Hawk with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be credited against the shareholder's federal income tax liability.

     Black Hawk will report to shareholders and to the IRS the amount of any reportable payments, including payments made to shareholders pursuant to the Merger, and any amount withheld pursuant to the Merger.

     Each shareholder or option holder should consult his, her or its own tax advisor with respect to the particular tax consequences to it of the transactions described herein, including the applicability and effect of state, local and foreign tax law.

Tax Treatment to Buyers

     Jeffrey P. Jacobs, the Trust, Richard E. Jacobs and entities under their sole control will transfer to Gameco all of the equity interests in Diversified Opportunities Group Ltd. (the "Gameco Formation Transaction"). As a result of the Gameco Formation Transaction, Gameco will, indirectly through its ownership of 100% of the equity interests in Diversified Opportunities Group Ltd., own 1,333,333 shares of Black Hawk's outstanding common stock. It is intended that the Gameco Formation Transaction will qualify as a transfer to a controlled corporation in which gain or loss is not recognized under Section 351 of the Code. In addition, no gain or loss will be recognized in the Merger by Gameco, BH Acquisition or Black Hawk.

     Gameco is currently taxed as an S corporation pursuant to Subchapter S of the Code. In general, subject to certain exceptions, an S corporation does not pay income tax on its earnings, but instead its taxable income is taxed at the shareholder level. Following the Merger, Gameco intends elect Qualified Subchapter S Subsidiary status for Black Hawk. It is intended that pursuant to the Regulations under Section 1361 of the Code, the Qualified Subchapter S Subsidiary election should cause Black Hawk to be treated as if it had liquidated into Gameco in a tax-free liquidation under Section 332 of the Code.

Fees and Expenses

     Whether or not the Merger is consummated and except as otherwise described herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that Black Hawk and Gameco will share costs and expenses relating to the printing and mailing of this proxy statement and certain filing fees.

     Estimated fees and expenses (rounded to the nearest thousand) incurred or to be paid by Black Hawk or Gameco in connection with the Merger and related transactions are as follows:


                                                                            Black Hawk  Gameco
                                                                            ----------  --------
Advisory fees/(1)/.......................................................   $  120,000  $250,000
Special Committee's financial advisor's fees/(2)/........................    1,250,000        --
Legal and accounting fees and expenses...................................      450,000   170,000
Printing and solicitation fees and expenses..............................       25,000    25,000
Special Committee fees...................................................       20,000        --
SEC filing fees..........................................................        4,000     4,000
Other expenses...........................................................      131,000        --
                                                                            ----------  --------
  Total..................................................................   $2,000,000  $449,000
                                                                            ==========  ========



__________________

(1) The above table does not include fees and commissions payable in connection with the financing to be obtained by the Buyers. See "Special Factors-- Financing of the Merger."


(2)   See "Special Factors--Opinion of Financial Advisor to the Special
      Committee."

     To the extent not paid by Gameco or Black Hawk prior to consummation of the Merger, all such fees and expenses will be paid by Black Hawk if the Merger is consummated. If the Merger is not consummated, each party will bear its respective fees and expenses, as provided in the Merger Agreement. See "The Merger Agreement--Fees and Expenses."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies from Black Hawk shareholders for use at a Special Meeting of Shareholders to be held at 11:00 a.m., Mountain Time, on Friday, January 4, 2002, at the Hilton Garden Inn, Denver International Airport, 16475 E. 40th Circle, Aurora, Colorado 80011 or at any adjournment or postponement thereof, pursuant to the enclosed Notice of Special Meeting of Shareholders.


Purpose of the Special Meeting

     At the Special Meeting, the shareholders of the Company will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement as Annex A. Pursuant to the Merger Agreement, each outstanding share of common stock other than (1) common stock held by Gameco, BH Acquisition or Diversified, or (2) common stock held by shareholders who perfect their rights under Colorado law to dissent from the Merger and seek an appraisal of the fair value of their shares will be converted into $12 per share, without interest.

     Based on the factors described above under "Special Factors--Recommendation of the Special Committee and Board of Directors" and on the unanimous recommendation of its Special Committee, the Board of Directors of Black Hawk recommends that shareholders vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby.

Record Date; Voting at the Meeting; Quorum

     The Board has fixed the close of business on November 30, 2001 as the record date for the Special Meeting. Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the Special Meeting.


     As of the close of business on the record date, Black Hawk had outstanding 4,154,400 shares of its $.001 par value common stock, held of record by approximately 250 registered holders, although Black Hawk believes it has about 1,600 beneficial owners of its common stock. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of not less than one-half of the voting power of the outstanding common stock entitled to vote at the Special Meeting constitutes a quorum. Broker non-votes and shares present or represented but as to which a shareholder abstains from voting will be included in determining whether there is a quorum at the Special Meeting.

Required Vote

     Under Colorado law, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock. The affirmative vote of 2,077,201 shares of common stock will be necessary to satisfy this voting requirement. Approval of the Merger Agreement does not require the affirmative vote of a majority of the outstanding shares of common stock held by persons other than the Buyers. The Buyers currently own 1,333,333 shares of common stock in the aggregate, representing approximately 32.1% of the outstanding shares of common stock as of the Record Date. The directors and executive officers of Black Hawk who are not Buyers have also stated that they presently intend to vote their shares (532,414 shares in the aggregate, or approximately 12.8% of the outstanding shares as of the Record Date) in favor of the Merger Agreement and the transactions contemplated thereby. On April 27, 2001, Robert D. Greenlee and Gameco entered into a Voting Agreement under which Mr. Greenlee appointed Jeffrey P. Jacobs, part of the Buyer group, to attend the special meeting of Black Hawk shareholders described herein and to vote Mr. Greenlee's 486,113 shares (about 11.7% of the shares outstanding as of the record date) for the Merger. The Buyers, through Diversified Opportunities Group Ltd., have entered into a voting agreement with Black Hawk under which Diversified will vote its 1,333,333 shares of Black Hawk's common stock for the Merger. If Diversified and Mr. Greenlee vote as agreed and Black Hawk's directors and officers vote as indicated, approval of the Merger Agreement will be assured. See "The Voting Agreements" below for further details.

     Because Colorado law requires the Merger Agreement to be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, failure to return an executed proxy card or to vote in person at the Special Meeting or abstaining from the vote will constitute, in effect, a vote against approval of the Merger Agreement and the transactions contemplated thereby. Similarly, broker non-votes will have the same effect as a vote against approval of the Merger Agreement and the transactions contemplated thereby.

Voting and Revocation of Proxies

     The enclosed proxy card is solicited on behalf of the Board. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with Black Hawk's Secretary at Black Hawk's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Corporate Stock Transfer Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Action to be Taken at the Special Meeting

     All shares of common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval of the Merger Agreement and the transactions contemplated thereby. As explained below in the section entitled "Dissenters' Rights of Appraisal," a vote in favor of the Merger Agreement means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shareholder's shares. Black Hawk does not know of any matters, other than as described in the Notice of Special Meeting of Shareholders, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, except consideration of a motion to adjourn such meeting to another time and/or place for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. The Merger is also subject to a number of conditions in addition to shareholder approval. See "The Merger Agreement--Conditions."

Proxy Solicitation

     The cost of preparing this proxy statement will be borne by Black Hawk and Black Hawk and Gameco will share the cost of its printing and filing. Black Hawk is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. Black Hawk may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of Black Hawk and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

     Black Hawk shareholders should not send any certificates representing shares of common stock with their proxy card. If the Merger is consummated, the procedure for the exchange of certificates representing shares of common stock will be as set forth in this proxy statement. See "The Merger Agreement--The Exchange Fund; Payment for Shares of Common Stock" and "The Merger Agreement-- Transfers of Common Stock."

                             THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement and the amendment thereto, copies of which are attached as Annex A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

     The Merger, Merger Consideration

     The Merger Agreement provides that the Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Colorado or at such other time, not to exceed 30 days after such filing, as the parties may agree and specify in the certificate of merger (the "Effective Time"). If the Merger is approved at the Special Meeting by the holders of a majority of all outstanding shares of common stock, and the other conditions to the Merger are satisfied, including approvals of the Colorado and Nevada Gaming Commissions, it is currently anticipated that the Merger will be consummated in January or February 2002; however, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

     At the Effective Time, BH Acquisition will be merged with and into Black Hawk, the separate corporate existence of BH Acquisition will cease and Black Hawk will continue as the surviving corporation. At the Effective Time:

     . each share of Black Hawk common stock, issued and outstanding immediately prior to the Effective Time (other than common stock held by Gameco, BH Acquisition, Diversified or dissenting shareholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive $12 per share, without interest (the "Merger Consideration");

     . each share of Black Hawk common stock issued and outstanding immediately prior to the Effective Time that is owned by Gameco, BH Acquisition or Diversified will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

     . each share of common stock of BH Acquisition issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of Black Hawk as the surviving corporation and will constitute the only outstanding share of capital stock of Black Hawk;

     . dissenting shareholders who do not vote to approve the Merger Agreement and who otherwise strictly comply with the provisions of the Colorado Business Corporation Act regarding statutory appraisal rights have the right to seek a determination of the fair value of the shares of common stock and payment in cash therefor in lieu of the Merger Consideration (see "Dissenters' Rights of Appraisal"); and

     . each certificate representing shares of Black Hawk common stock that have been converted to cash under the terms of the Merger Agreement (a "Certificate") will, after the Effective Time, evidence only the right to receive, upon the surrender of such Certificate, an amount of cash per share equal to $12, without interest.

Treatment of Certain Shares Held by the Buyers

     Prior to the Effective Time, each of Jeffrey P. Jacobs and the Trust will contribute his or its interests in Diversified to Gameco in exchange for shares of capital stock of Gameco. The shares of Black Hawk common stock held by Diversified will, pursuant to the Merger Agreement, be canceled in the Merger and no consideration will be paid therefor.

The Exchange Fund; Payment for Shares of Black Hawk Common Stock

     On or before the closing date of the Merger, Gameco will enter into an agreement with a bank, trust company or other exchange agent selected by Gameco and reasonably satisfactory to Black Hawk (the "Exchange Agent"). As of the Effective Time, Gameco or Black Hawk will deposit or cause to be deposited with the Exchange Agent cash in the amount equal to the aggregate Merger Consideration (such amount being defined as the number of shares to be purchased multiplied by $12, and hereinafter referred to as the "Exchange Fund") for the benefit of holders of shares of Black Hawk common stock (other than common stock held by dissenting shareholders and shares to be canceled without consideration pursuant to the Merger Agreement).

     Within five days following the Effective Time, the Exchange Agent will mail to each holder of record of shares of common stock that have been converted pursuant to the Merger Agreement into the right to receive Merger Consideration, a letter of transmittal and instructions for use in surrendering Certificates in exchange for the Merger Consideration. No shareholder should surrender any Certificate until the shareholder receives the letter of transmittal and other instructions relating to surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration into which the number of shares of common stock previously represented by such Certificate shall have been converted pursuant to the Merger Agreement, without any interest thereon, and the Certificates so surrendered will be canceled.

     If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed (together with signature guarantees on such Certificate) or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     Shareholders should not send their Certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the Effective Time. In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in this proxy statement and the letter of transmittal.

     Three hundred and sixty-five days after the Effective Time, the Exchange Agent will deliver to Black Hawk, or otherwise at the direction of Black Hawk, any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of Certificates (including the proceeds of any investments thereof). Any holders of Certificates who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may then look only to Black Hawk for payment of the Merger Consideration to which they are entitled.

Transfers of Common Stock

     After the Effective Time, Black Hawk's stock transfer books will be closed, and there will be no further transfers of Certificates on the records of Black Hawk or its transfer agent. If, after the Effective Time, Certificates are presented to the Exchange Agent or Black Hawk, they will be canceled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Merger Agreement (subject to applicable law in the case of dissenting shareholders).

Treatment of Stock Options

     At the Effective Time, each outstanding option to acquire common stock will be canceled. In consideration of such cancellation, Black Hawk will pay to the holder of each such canceled stock option a cash payment equal to the product of
(1) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, subject to any required withholding of taxes. At the Effective Time, all such stock options will be converted into, and will thereafter only represent the right to receive, the cash payment described herein.

     Prior to the Effective Time, Black Hawk will use its best efforts to make any amendments to the terms of any stock option agreements with the holder of stock options granted under Black Hawk's stock option plans that are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, including the waiver of any vesting conditions.


Conditions

     The respective obligations of Gameco and BH Acquisition and of Black Hawk to consummate the Merger are subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of certain conditions including the following:

     . the Merger Agreement shall have been adopted by the requisite vote of the shareholders of Black Hawk in accordance with Colorado Business Corporation Act;

     . none of the parties to the Merger Agreement shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger; if any such order or injunction shall have been issued, each party has agreed to use its reasonable best efforts to have such order overturned or injunction lifted; and

     . the waiting period with respect to consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

     Unless waived by Black Hawk, the obligation of Black Hawk to effect the Merger is also subject to the following additional conditions:

     . Gameco and BH Acquisition shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Gameco and BH Acquisition contained in the Merger Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on Gameco or BH Acquisition, and Black Hawk shall have received a certificate of the chief executive officer or chief financial officer of Gameco to that effect; and

     . all approvals of the Colorado and Nevada Gaming Commissions required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (1) have a material adverse effect on Black Hawk after the Effective Time, or (2) result in Black Hawk or its subsidiaries failing to meet the standards for licensing, suitability or character under any gaming laws relating to the conduct of Gameco's or Black Hawk's business which (after taking into account the anticipated act of such failure to so meet such standards on other authorities) would reasonably be expected to have a material adverse effect on Black Hawk (after giving effect to the Merger).

     Unless waived by Gameco and BH Acquisition, the obligations of Gameco and BH Acquisition to effect the Merger are subject to the following additional conditions:

     . Black Hawk shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Black Hawk contained in the Merger Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for failures to perform and to be true and correct that would not reasonably be expected to have a material adverse effect on Black

          Hawk, and Gameco shall have received a certificate of the chief executive officer or the chief financial officer of Black Hawk to that effect;

     . all approvals of the Colorado and Nevada Gaming Commissions required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any approvals whose unavailability would not reasonably be expected to (1) have a material adverse effect on Gameco, or (2) result in Gameco or its subsidiaries failing to meet the standards for licensing, suitability or character under any gaming laws relating to the conduct of Gameco's or Black Hawk's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a material adverse effect on Gameco (after giving effect to the Merger); and

     . the number of dissenting shares shall constitute not more than 10% of the shares of Black Hawk outstanding immediately prior to the Effective Time.

Representations and Warranties

     The Merger Agreement contains representations and warranties of Gameco and BH Acquisition and Black Hawk.

     . The representations and warranties of Gameco and BH Acquisition relate to, among other things:

     .    their respective organization and qualification to do business;

     . their authority to enter into and consummate the Merger Agreement and the transactions contemplated thereby;

     . the absence of a conflict between the Merger Agreement and the transactions contemplated thereby, with laws applicable to, and material agreements of, Gameco and BH Acquisition;

     . the consents and filings required with respect to the Merger Agreement and the transactions contemplated thereby;

     . the accuracy of the information provided by Gameco and BH Acquisition for inclusion in this proxy statement and in filings to be made with the SEC with respect to the proposed Merger;

     . approval of the Merger Agreement by the shareholders of Gameco and BH Acquisition; and

     .    the brokers used by Gameco and BH Acquisition.

The representations and warranties of Black Hawk relate to, among other things:

     . the organization and qualification to do business of Black Hawk and its subsidiaries;

     .    the capitalization of Black Hawk;

     . Black Hawk's and its subsidiaries' authority to enter into and consummate the Merger Agreement and the transactions contemplated thereby;

     . the absence of a conflict between the Merger Agreement and the transactions contemplated thereby, with laws applicable to, and material agreements of, Black Hawk and its subsidiaries;

     . the consents and filings required with respect to the Merger Agreement and the transactions contemplated thereby;

     .    the accuracy of previous filings made with the SEC;

     .    compliance with law and contracts;

     . the accuracy of the proxy statement and filings made with the SEC with respect to the proposed Merger;

     . the absence of undisclosed liabilities and changes in the business of Black Hawk;

     .    the status of litigation;

     . compliance with respect to taxes, employee plans and environmental matters;

     .    title to properties;

     . the required vote of shareholders of Black Hawk with respect to the proposed Merger; and

     .    the brokers used by Black Hawk.


Covenants

     Black Hawk has agreed to operate, and to cause each of its subsidiaries to operate, their respective businesses in the ordinary and usual course prior to the Effective Time. In this regard, Black Hawk has agreed that it will not, without the consent of Gameco, engage in certain types of transactions. Specifically, Black Hawk has agreed that prior to the Effective Time, Black Hawk shall, and shall cause its subsidiaries to:

     . conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including with respect to casino credit policies;

     . not (a) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (b) split, combine or reclassify their outstanding capital stock, or (c) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to Black Hawk or a wholly-owned subsidiary of Black Hawk by a director or indirect wholly-owned subsidiary of Black Hawk;

     . not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or

     . exchangeable for any such capital stock, except that Black Hawk may issue shares upon the exercise of options outstanding on the date hereof;

     . not (a) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business or borrowings under the existing credit facilities of Black Hawk or of any of its subsidiaries up to the existing borrowing limit, and borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Gameco; provided that in no event shall the aggregate indebtedness of Black Hawk and its subsidiaries, net of all cash and cash equivalents, exceed $75,000,000,(b) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding options pursuant to the terms of Black Hawk's option plans, (c) without Gameco's consent, or except as previously disclosed to Gameco, make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (d) without Gameco's consent acquire any gaming property in Colorado; (e) sell, pledge, dispose of or encumber any assets or businesses other than sales of businesses or assets disclosed to Gameco, pledges or encumbrances pursuant to existing edit facilities or other permitted borrowings, sales of real estate assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of Black Hawk of less than $100,000 in each such case and $500,000 in the aggregate, sales or dispositions of businesses or assets as may be required by applicable law, and sales or dispositions of assets in the ordinary course, or (f) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

     . use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of the Merger Agreement;

     . not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of Black Hawk or of any of its subsidiaries, except(a) for changes that are required by applicable law, (b) to satisfy existing obligations, or (c) in the ordinary course of business consistent with past practice;

     . not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of Black Hawk or of any of its subsidiaries, except in each such case as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

     . not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (a) expenditures which Black Hawk or its subsidiaries are currently contractually committed to make, (b) other expenditures not exceeding $250,000 individually or $500,000 in the aggregate, (c) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of the Merger Agreement which are necessary to avoid significant disruption to Black Hawk's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Gameco), or (d) for repairs and maintenance in the ordinary course of business consistent with past practice;

     . not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of Black Hawk to pay taxes in the future; and

     . not settle or compromise any litigation to which Black Hawk or any of its subsidiaries is a party or with respect to which they may incur liability in excess of $250,000 per action or claim or $500,000 for all actions and claims in the aggregate.

     Nothing contained in the Merger Agreement is intended to give Gameco, directly or indirectly, rights to control or direct Black Hawk's operations prior to the Effective Time. Prior to the Effective Time, Black Hawk will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of its operations.

     Black Hawk and Gameco have made further agreements regarding, among other things, advising each other of representations or warranties contained in the Merger Agreement becoming untrue, of their respective failure to comply with or satisfy covenants, conditions or agreements contained in the Merger Agreement, and of any change, event or circumstance that could reasonably be expected to have a material adverse effect on such party or on its ability to consummate the proposed Merger, cooperating in the preparation of required governmental filings, in obtaining required permits and regulatory approvals and in the release of public announcements, and granting access to information and maintaining confidentiality.

     The Merger Agreement provides that, prior to the Effective Time or earlier termination of the Merger Agreement, except as described below, Black Hawk will not, and will not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and Black Hawk will use all reasonable efforts to cause any officer, director or employee of Black Hawk, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Black Hawk, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     Notwithstanding the limitations described above, Black Hawk may, prior to receipt of Black Hawk's shareholders' approval of the Merger Agreement, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which Black Hawk's Board of Directors determines in good faith and after consultation with the Special Committee's independent financial advisor, could reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to Black Hawk's shareholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality agreement between Black Hawk and Gameco) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of the Merger Agreement and after payment to Gameco of the fee described under "--Termination" below, enter into agreements relating to, a Qualifying Proposal which Black Hawk's Board of Directors, in good faith, has determined is reasonably likely to be consummated. Black Hawk's Board of Directors may also take and disclose to Black Hawk's shareholders a position contemplated by Rule 14e-2 under the Exchange Act (stating Black Hawk's position on any third-party tender offers) or otherwise make disclosure required by the federal securities laws.

Termination


     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of Black Hawk):

     .    by mutual written consent of Black Hawk and Gameco;

     . by either Black Hawk or Gameco, if the Merger has not been consummated by April 1, 2002, provided that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

     . by either Black Hawk or Gameco if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable and was not entered at the request of the terminating party;

     . by either Black Hawk or Gameco, if (a) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or
          (b) there has been a breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

     . by Black Hawk if, prior to receipt of Black Hawk shareholders' approval of the Merger Agreement, Black Hawk receives a Superior Proposal, resolves to accept such Superior Proposal, and gives Gameco two days' prior written notice of its intention to terminate the Merger Agreement, however such termination will not be effective until such time as the payment discussed below under "--Expenses and Fees" has been received by Gameco;

     . by Gameco, if the Board of Directors of Black Hawk has failed to recommend, or withdraws, modifies or amends in any material respect its approval or recommendation of the Merger or resolves to do any of the foregoing, or has recommended another Acquisition Proposal or if the Board of Directors of Black Hawk has resolved to accept a Superior Proposal or has recommended to the shareholders of Black Hawk that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Gameco or any group of which any affiliate of Black Hawk is a member); or

     . by Black Hawk or Gameco if the shareholders of Black Hawk fail to approve the Merger at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof) or by Gameco if holders of more than 10% of Black Hawk's outstanding shares vote against the Merger and exercise their dissenters' rights.

Expenses and Fees

     All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with the printing of this proxy statement and certain filing fees will be shared equally.

     Black Hawk agreed to pay Gameco a fee in the amount of $1 million if:

     . Black Hawk terminates the Merger Agreement because, prior to receipt of Black Hawk's shareholders' approval, it has received a Superior Proposal from a third party and resolves to accept the Superior Proposal;

     . Gameco terminates the Agreement because the Board of Directors of Black Hawk has failed to recommend, or withdraws, modifies or amends in any material respect its approval of the Merger, has recommended a Superior Proposal, has resolved to accept a Superior Proposal or has recommended a third party tender or exchange offer to shareholders; or

     . the Merger Agreement is terminated for any reason at a time at which Gameco was not in material breach of its representations, warranties, covenants and agreements contained in the Merger Agreement and was entitled to terminate the Merger Agreement because Black Hawk shareholders failed to approve the Merger at a duly called meeting and
          (a) prior to the time of the shareholders' meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and (b) on or prior to the 12 month anniversary of the termination of the Merger Agreement Black Hawk or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do so) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date of the Merger Agreement and prior to the shareholders' meeting and such Acquisition Transaction is consummated.


     Gameco will pay Black Hawk a fee of $2 million if Gameco fails to consummate the Merger by 12:00 noon Mountain Time on April 1, 2002 if Black Hawk has satisfied the conditions to closing the Merger required of it, unless the failure to do so resulted from breach of a representation, warranty or covenant of Gameco or BH Acquisition under the Merger Agreement. If Gameco fails to close the Merger because it cannot obtain financing, payment of the $2 million fee will be considered Black Hawk's liquidated damages.

Amendment/Waiver

     Before or after approval of the Merger Agreement by the shareholders, the Merger Agreement may be amended by the written agreement of the parties thereto at any time prior to the Effective Time if such amendment is approved by their respective boards of directors.

     At any time prior to the Effective Time, Black Hawk, Gameco and BH Acquisition may extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any agreements or conditions contained in the Merger Agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party making such extension or waiver.

                             THE VOTING AGREEMENTS

     Gameco and Robert D. Greenlee, a shareholder of Black Hawk, entered into a Voting Agreement on April 27, 2001. The agreement covers 486,113 shares, or approximately 11.7% of Black Hawk's outstanding shares representing all of Mr. Greenlee's share holdings in Black Hawk. Mr. Greenlee has agreed that during the term of the voting agreement he will not initiate, solicit, negotiate, encourage or provide confidential information to facilitate any other acquisition transaction involving Black Hawk.

     During the term of the voting agreement, Mr. Greenlee has agreed that he will vote for the Merger Agreement described in this proxy statement and, to that end, he has appointed Jeffrey P. Jacobs as his proxy to attend and vote his shares at the special meeting contemplated herein.

     The agreement and the proxy granted by Mr. Greenlee to Mr. Jacobs will terminate automatically on the earliest of:


     .    the date on which any amendment or modification to the Merger
     . Agreement is made that reduces the Merger Consideration to less than $12 cash per share;
     .    the date on which the Merger Agreement is terminated;
     .    the closing of the Merger Agreement; and
     .    February 11, 2002.

     Effective April 25, 2001, Diversified entered into a voting agreement with Black Hawk under which Diversified will vote its 1,333,333 shares, or approximately 32.1% of Black Hawk's shares outstanding, for the Merger Agreement. The term and termination provisions in this agreement are similar to those described above with respect to Mr. Greenlee's voting agreement.

                     GAMING APPROVALS AND DELAYED CLOSING


General

     Black Hawk owns and operates casinos in Colorado and Nevada. Black Hawk, its directors, key officers and principal shareholders are subject to the gaming laws, rules and regulations of both states. A summary of these extensive gaming laws, rules and regulations is set forth in Item 1 of Black Hawk's Annual Report on Form 10-K included with this proxy statement.


Colorado Gaming Regulations

     Black Hawk's operations in Colorado are subject to the Colorado Limited Act of 1991, as amended, and the regulations of the Colorado Limited Gaming Control Commission (collectively, the "Colorado gaming law") and various local ordinances and regulations. Black Hawk's operations are subject to the licensing and regulatory control of the Colorado Limited Gaming Control Commission ("Colorado Gaming Commission") and the Colorado Division of Gaming, as well as the City of Black Hawk.

     Under Colorado gaming law, the Colorado Gaming Commission must provide prior approval of a change of ownership of any licensee or any sale, lease, purchase, conveyance, or acquisition of an interest in a licensee. Gameco has filed applications with the Colorado Gaming Commission, seeking the necessary approvals of the transfer of ownership of The Lodge Casino and the Gilpin Hotel & Casino through the Merger. The Colorado Division of Gaming reviews and investigates applications for approval and makes recommendations on those applications to the Colorado Gaming Commission for final action. There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Colorado Gaming Commission as to the merits of the Merger.

     In seeking approval of the transfer of ownership of The Lodge Casino and the Gilpin Hotel & Casino, Gameco must satisfy the Colorado Gaming Commission as to a variety of stringent standards. In deciding whether to approve or deny Gameco's application, the Colorado Gaming Commission may consider any facts that are deemed material to the qualifications of the applicant, including whether the applicant is of good moral character.

     The shareholders, officers and directors of Gameco at the time of completion of the Merger may be required to be licensed or found suitable by the Colorado Gaming Commission. The Director of the Division of Gaming may require any person applying to acquire an interest in a licensee to provide background information, the source of funding used to obtain such interest, and a sworn statement that such person is not holding the interest for another party. The Colorado Gaming Commission may require any person applying to acquire an interest in a licensee to undergo a complete background investigation.

     In determining whether to approve or deny an application, the Colorado Gaming Commission may consider whether the applicant is suitable to hold the license applied for. To be suitable under Colorado gaming law, an applicant must be able to be licensed in light of his prior acts, associations, and financial conditions. An applicant must provide all information requested by the Colorado Gaming Commission and permit investigation into his background; failure to do so is grounds for denial of the license. There can be no assurances that the Commission will make a finding of suitability or approve an application for a license in a timely manner or at all.

Nevada Gaming Regulations

     Black Hawk's operations in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the "Nevada Act") and various local ordinances and regulations. Black Hawk's operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Reno (collectively, the "Nevada Gaming Authorities").

     Regulations of the Nevada Gaming Commission provide that control of a registered publicly traded corporation such as Black Hawk cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. Gameco has filed applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the Merger. Any representation to the contrary is unlawful.

     In seeking approval to acquire control of Black Hawk, Gameco must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the Merger but also any other facts that are deemed relevant. Such facts may include, among others, (a) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (b) the adequacy of the proposed financing, and (c) whether the Merger will create a significant risk that Black Hawk or its subsidiary will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

     Gameco has filed an application with the Nevada State Gaming Control Board and the Nevada Gaming Commission seeking approval to acquire control of Black Hawk and seeking that it be found suitable as the sole shareholder of Black Hawk at the time of completion of the Merger. In addition, the shareholders, officers and directors of Gameco at the time of completion of the Merger will be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of Black Hawk and its subsidiary, Gold Dust West Casino, Inc., at the time of completion of the Merger will file applications with the Nevada State Gaming Control Board and the Nevada Gaming Commission. Certain approvals will also be required to be obtained in connection with the financing of the Merger and such approvals will be applied for. There can be no assurances that these approvals will be granted, or will be granted on a timely basis.

Louisiana and Virginia Gaming Regulations

     The activities of Gameco, Colonial and the Jalou entities are also subject to the gaming laws and regulations of the states of Louisiana and Virginia. Black Hawk has been advised that the Buyers described above under "The Parties-- Gameco, Inc., BH Acquisition, Inc. and Diversified Opportunities Group Ltd.", "- -Colonial Holdings, Inc." and "--Jalou L.L.C. and Jalou II" are in the process of seeking approvals from the appropriate gaming authorities in Louisiana and Virginia with regard to the transactions and such approvals should have no material impact on the consummation of the Merger.

Possible Delayed Closing

     Applications for gaming approvals have been filed in Colorado and Nevada. Each jurisdiction will assign staff personnel to conduct their respective investigations. Black Hawk cannot predict how long these investigations will take. When staff personnel have completed their work, hearings will be held by the gaming commissions in Colorado and Nevada. Generally, these commissions meet monthly and matters coming before the commissions must be scheduled in advance. Black Hawk presently anticipates the application and investigation processes will be completed, and approvals of the Colorado and Nevada Gaming Commissions obtained, in January or February 2002, but cannot provide assurance in that regard.

     If the Merger Agreement is approved by shareholders of Black Hawk at the special meeting to be held on January 4, 2002 as described in this proxy statement, it may be one or two months, or perhaps longer, before the gaming approvals described above are obtained, the Merger is closed and payment for your shares is made. Although the Buyers are aggressively pursuing financing arrangements, because of uncertainties or changes in the financial markets or otherwise, there is no assurance that they will be able to obtain financing for the Merger. See "Special Factors--Financing the Merger."

                        DISSENTERS' RIGHTS OF APPRAISAL

     The following is a summary of dissenters' rights available to Black Hawk shareholders, which summary is not intended to be a complete statement of applicable Colorado law and is qualified in its entirety by reference to Article 113 of the Colorado Business Corporation Act ("CBCA"), which is set forth in its entirety as Annex C.

Right to Dissent

     Black Hawk shareholders are entitled to dissent from the Merger and obtain payment of the fair value of their shares if and when the Merger is effectuated. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger except to the extent that exclusion would be inequitable. Under Article 113 of the CBCA, a shareholder entitled to dissent and obtain payment for his, her or its shares may not also challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     Under Section 7-113-103 of the CBCA a record shareholder may assert dissenters' rights as to fewer than all shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

     Section 7-113-103(2) of the CBCA provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     Black Hawk will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Black Hawk that the beneficial shareholder has asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

Procedure for Exercise of Dissenters' Rights

     The notice accompanying this proxy statement states that shareholders of Black Hawk are entitled to assert dissenters' rights under Article 113 of the CBCA. A Black Hawk shareholder who wishes to assert dissenters' rights shall:
(a) cause Black Hawk to receive before the vote is taken on the Merger at the special meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the Merger is effectuated; and (b) not vote the shares in favor of the Merger. A Black Hawk shareholder who does not satisfy the foregoing requirements will not be entitled to demand payment for his or her shares under Article 113 of the CBCA.

Dissenters' Notice

     If the Merger is approved at the special meeting, Black Hawk will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by Black Hawk will be given no later than 10 days after the Effective Time and will: (a) state that the Merger was authorized and state the Effective Time or proposed effective date of the Merger, (b) set forth an address at which Black Hawk will receive payment demands and the address of a place where certificates must be deposited, (c) supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made, (d) set the date by which Black Hawk must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given, (e) state that if a record Black Hawk shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to Black Hawk that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights, and (f) be accompanied by a copy of Article 113 of the CBCA.

Procedure to Demand Payment

     A shareholder who is given a dissenters' notice to assert dissenters' rights will, in accordance with the terms of the dissenters' notice, (a) cause Black Hawk to receive a payment demand (which may be a demand form supplied by Black Hawk and duly completed or other acceptable writing) and (b) deposit the shareholder's stock certificates. A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the Effective Time, and has only the right to receive payment for the shares after the Effective Time. A demand for payment and deposit of certificates is irrevocable except that if the Effective Time does not occur within 60 days after the date set by Black Hawk by which it must receive the payment demand, Black Hawk will return the deposited certificates and release the transfer restrictions imposed. If the Effective Time occurs more than 60 days after the date set by Black Hawk by which it must receive the payment demand, then Black Hawk will send a new dissenters' notice. A Black Hawk shareholder who does not demand payment and deposit his or her Black Hawk share certificates as required by the date or dates set forth in the dissenters' notice will not be entitled to demand payment for his, her or its Black Hawk shares under Article 113 of the CBCA, in which case, pursuant to the Merger Agreement, he, she or it will receive cash consideration for each of his, her or its shares equal to the per share price received by non-dissenting shareholders.

Payment

     At the Effective Time or upon receipt of a payment demand, whichever is later, Black Hawk will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, the Black Hawk estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end of the most recent fiscal year of Black Hawk or, an audited income statement for that year, and an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of the estimate by Black Hawk of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of Article 113 of the CBCA. With respect to a dissenter who acquired beneficial ownership of his, her or its shares after Black Hawk's first announcement of the terms of the transaction on April 27, 2001, or who does not certify that his, her or its shares were acquired before that date, Black Hawk may, in lieu of making the payment described above, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

If Dissenter is Dissatisfied with Offer

     If a dissenter disagrees with the Black Hawk payment or offer, such dissenter may give notice to Black Hawk in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject the offer of Black Hawk and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) Black Hawk fails to make payment within 60 days after the date set by Black Hawk by which it must receive the payment demand or
(c) Black Hawk does not return deposited certificates if the Effective Time is 60 days after the date set by Black Hawk by which the payment demand must be received by the shareholder asserting dissenter's rights. A dissenter waives the right to demand payment under this paragraph unless he or she causes Black Hawk to receive the notice referenced in this paragraph within 30 days after Black Hawk makes or offers payment for the shares of the dissenter, in which event, such dissenter will receive all cash for his or her Black Hawk shares in an amount equal to the amount paid or offered by Black Hawk.

Judicial Appraisal of Shares

     If a demand for payment made by a dissenter as set forth above is unresolved, Black Hawk may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If Black Hawk does not commence the proceeding within the 60 day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Black Hawk must commence any proceeding described above in the District Court of the County of Gilpin, Colorado. Black Hawk must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the power described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by Black Hawk, or for the fair value, plus interest, of a dissenter's shares for which Black Hawk elected to withhold payment.

Court and Counsel Fees

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Black Hawk; except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against Black Hawk and in favor of the dissenters if the court finds that Black Hawk did not substantially comply with its obligations under the dissenter's rights statute, or (b) against either Black Hawk or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 113 of the CBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against Black Hawk, the court may award to such counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

     Any written notice required to be sent to Black Hawk by a Black Hawk shareholder electing to exercise his or her dissenter's rights under Article 113 of the CBCA should be to Stanley Politano at the offices of Black Hawk, 240 Main Street, Black Hawk, Colorado 80422.

                          MARKET FOR THE COMMON STOCK

Common Stock Market Price Information; Dividend Information

     Black Hawk's common stock is traded on the Nasdaq National Market under the symbol "BHWK." The following table shows, for the calendar quarters indicated, the per share high and low closing sale prices of the common stock on the Nasdaq National Market based on published financial sources. Black Hawk has not paid any dividends on its common stock since its initial public offering in 1993.

        1999                                      High              Low
        ----
        First Quarter                           $ 8.38           $ 6.25
        Second Quarter                            8.50             5.63
        Third Quarter                             7.75             5.50
        Fourth Quarter                            7.63             5.38

        2000                                     High            Low
        ----

        First Quarter                           $ 7.00           $ 5.38
        Second Quarter                            7.25             5.63
        Third Quarter                             7.13             6.00
        Fourth Quarter                            7.06             6.00

        2001                                     High            Low
        ----

        First Quarter                           $ 9.75           $ 6.50
        Second Quarter                           10.95             8.50
        Third Quarter                            10.95             6.83


     On February 23, 2001, the last day Black Hawk's stock traded prior to the public announcement of the Merger transaction described in this proxy statement, the closing sales price of its common stock on the Nasdaq National Market was $6.56. On April 26, 2001, the last full trading day prior to the day on which the execution of the Merger Agreement was publicly announced, the closing sales price for the common stock on the Nasdaq National Market was $10.28. On November 28, 2001, the closing sales price for the common stock on the Nasdaq National Market was $9.79. The market price for Black Hawk common stock is subject to fluctuation and shareholders are urged to obtain current market quotations.



Common Stock Purchase Information

     Neither Black Hawk nor any of its executive officers or directors, or the Buyers or any of their affiliates, has engaged in any transaction with respect to Black Hawk's common stock within the past 60 days. Since December 31, 1998, none of the foregoing persons has purchased any of Black Hawk's common stock, except that Black Hawk has issued an aggregate of 5,024 shares of its common stock to its four outside directors (including the three members of the Special Committee) as one-half of their $1,000 per meeting director's fees.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Black Hawk's common stock as of November 15, 2001 for: (a) each of its directors and executive officers, (b) all of the directors and executive officers as a group, and (c) each person known by Black Hawk to be a beneficial owner of more than 5% of its common stock. All information with respect to beneficial ownership by our directors, executive officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned.


                                                                                                              Percentage of
                                                                    Beneficially Owned                        Common Stock
                                                                                                              Beneficially
                           Name                                    Shares                 Options/(1)/        Owned/(3)/
                           ----                                    ------                 ------------        -----------
Jeffrey P. Jacobs                                                  1,333,333  (2)(4)         85,000                 33.5%
Diversified Opportunities Group Ltd.
1001 North U.S. Highway One, #710
Jupiter, Florida 33477

Stephen R. Roark                                                   28,571                   182,500                  4.9%
240 Main Street
Black Hawk, Colorado 80422

Stanley Politano                                                      619                    75,000                  1.8%
240 Main Street
Black Hawk, Colorado 80422

Frank B. Day                                                      497,211                        --                 12.0%
248 Centennial Parkway, Suite 100
Louisville, Colorado 80302

J. Patrick McDuff                                                   1,830                    13,250                    *
1375 Walnut
Boulder, Colorado 80302

Robert H. Hughes                                                    2,051                    15,000                    *
27459 Hemlock Drive
Westlake, Ohio 44145

Timothy Knudsen                                                     1,424                     1,000                    *
213 Vista Circle
North Olmstead, Ohio 44070

Stephen P. Owendoff, Esq.                                             708  (5)                   --                    *
Hahn Loeser & Parks LLP
3300 BPAmerica Building
300 Public Square
Cleveland, Ohio 44114-2301

Robert D. Greenlee                                                486,113                        --                 11.7%
2060 Broadway, Suite 400
Boulder, Colorado 80302

Officers and Directors as                                       1,865,747                   371,750                 49.4%
a group (eight persons)

______________________
*less than 1%

(1) Represents shares underlying options that are exercisable within 60 days and therefore does not include unvested options that will be deemed vested upon consummation of the Merger.
(2) These shares are held by Diversified Opportunities Group Ltd., an affiliate of Mr. Jacobs, and are therefore deemed beneficially owned by him.
(3) All percentages are computed in accordance with Rule 13d-3 adopted under the Exchange Act.
(4) Diversified Opportunities Group Ltd., one of the Buyers, owns 25% of the membership interests in Black Hawk/Jacobs Entertainment LLC, which owns and operates The Lodge Casino in Black Hawk, Colorado. Black Hawk owns 75% of the membership interests and profits and losses are shared between Black Hawk and Diversified based on their membership interests.
(5) Mr. Owendoff disclaims beneficial ownership of these shares, which are owned by his law firm.

                            DIRECTORS AND MANAGEMENT

Black Hawk


     Set forth below are the name and business address of each director and executive officer of Black Hawk and his position with Black Hawk. Also set forth below are the material occupations, positions, offices and employment of each such person and the name of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. All directors and officers are citizens of the United States.


                      Name                                                 Age                  Position(s) Held
                      ----                                                 ---                  ----------------
         Jeffrey P. Jacobs                                                  47  Chairman of the Board and Chief Executive Officer
         1001 North U.S. Highway One, #710
         Jupiter, Florida 33477
         Business Telephone: 561-575-4006

         Stephen R. Roark                                                   53  President, Chief Financial Officer and a Director
         240 Main Street
         Black Hawk, Colorado 80422
         Business Telephone: 303-582-1117

         Stanley Politano                                                   52  Vice President, Secretary and Treasurer
         240 Main Street
         Black Hawk, Colorado 80422
         Business Telephone: 303-582-1117

         Frank B. Day                                                       67  A Director
         248 Centennial Parkway
         Suite 100
         Louisville, Colorado 80302
         Business Telephone: 303-664-4121

         J. Patrick McDuff                                                  52  A Director
         1375 Walnut
         Boulder, Colorado 80302
         Business Telephone: 303-443-0018

         Robert H. Hughes                                                   60  A Director
         27459 Hemlock Drive
         Westlake, Ohio 44145
         Business Telephone: 440-835-3193

         Timothy Knudsen                                                    47  A Director
         213 Vista Circle
         North Olmstead, Ohio 44070
         Business Telephone: 216-781-5000

         Stephen P. Owendoff                                                58  A Director
         Hahn Loeser & Parks LLP
         3300 BP America Building
         300 Public Square
         Cleveland, Ohio 44114-2301
         Business Telephone: 216-621-0150

     JEFFREY P. JACOBS became our Chief Executive Officer and Co-Chairman on November 12, 1996 and became Chairman on December 31, 1997. From 1995 to present, served as Chairman and Chief Executive Officer of Jacobs Entertainment, Inc., a company based in Cleveland, Ohio that has investments in gaming companies and ventures, including Black Hawk and Colonial Holdings, Inc., which operates a horse-racing track and satellite wagering facilities. Mr. Jacobs and his father co-founded Diversified Opportunities Group Ltd. in 1996. Diversified is owned equally by Jacobs Entertainment, Inc. and the Richard E. Jacobs Revocable Trust. From 1975 to present, he has also served as President and Chief Executive Officer of Jacobs Investments, Inc., a company engaged in the development, construction and operation of residential and commercial real estate projects in Ohio. He is also involved in a variety of private equity transactions and investments. Mr. Jacobs also served in the Ohio House of Representatives from 1982 until 1986. He is also Chairman and Chief Executive Officer of Colonial Holdings, Inc. which is a reporting company under the

     STEPHEN R. ROARK has been employed as Chief Financial Officer since August 1993. Mr. Roark became a director in 1994. He was elected as our President in September 1995. Prior to that time he was an independent consultant in the Denver area rendering financial and accounting assistance to companies in the public marketplace. Mr. Roark has 17 years of public accounting experience having served as a partner with a large local accounting firm and as a partner with a national accounting firm. Mr. Roark was with Hanifen, Imhoff and Prudential Securities, Inc. for three years and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Roark obtained his B.S.B.A. in Accounting from the University of Denver in 1973.

     STANLEY POLITANO has been our Vice President since August 1994 and was a director from 1995 to 1996. He was appointed Secretary and Treasurer in April 1998. He received his B.S. degree in Business, majoring in finance, from the University of Colorado in 1972. He has 22 years of experience in the securities industry, working in both retail and wholesale capacities. He has worked for Rauscher Pierce Securities Corporation and Prudential Securities, Inc. and was a vice president with E.F. Hutton & Company, Inc. and Hanifen Imhoff Securities Corporation. He has also served as Treasurer for Mission Corps International, a non-profit organization.

     FRANK B. DAY has been one of our directors since 1992. Mr. Day is Chairman of the Board, Chief Executive Officer and President of Rock Bottom Restaurants, Inc., has been employed since January 1980 as President of Concept Restaurants, Inc., and Managing General Partner of the Hotel Boulderado in Boulder, Colorado since August 1982. Concept Restaurants, Inc. owns or operates 12 full service restaurants in Colorado front range communities. From 1959 to present, Mr. Day has owned and operated food service and hospitality facilities in Illinois, Michigan, Wisconsin, and Colorado. He attended Harvard University from 1950 to 1956 and received B.A. and M.B.A. degrees. Mr. Day is also an active real estate investor and is active in many civic and nonprofit organizations, having served as a director of the Boulder Chamber of Commerce (September 1988 to September
1991) and Downtown Boulder, Inc. (from June 1987 to June 1990).

     J. PATRICK McDUFF has served as a director and Chairman of our Audit Committee since 1994 and has over 28 years of executive level management experience in community and regional commercial banks. He also has extensive experience in lending to companies in the hospitality and restaurant industries. Mr. McDuff was instrumental in the formation of a community bank, Vectra Bank, which became a publicly traded company. Subsequently that startup bank was sold to Zion's Bancorporation. Mr. McDuff was also instrumental in the formation of ClearSpring Pharmacy, LTD., which is a new retail concept that combines traditional prescription pharmaceuticals with homeopathic medicines and non-prescription drugs. Its first store opened in January of 2001. Mr. McDuff is currently President of McDuff Interests, LLC, a business consulting firm that specializes in financial management, marketing and sales and is also a direct participant in various real estate development projects.

     Mr. McDuff attended the University of Arkansas from 1966 to 1972 and received a B.S.B.A. degree in Finance and Commercial Banking. Mr. McDuff is active in many civic and non-profit organizations, having served as a director of Boulder Center YMCA, Boulder Valley Rotary Club, and Longs Peak Council of the Boy Scouts of America. Additionally, Mr. McDuff served as President of the Boulder Valley Rotary Club.

     ROBERT H. HUGHES has been one of our directors since November 12, 1996. Mr. Hughes served as Chief Financial Officer of Jacobs Investments, Inc. from 1993 until May 1999 when he retired. Mr. Hughes was a partner in charge of the audit department of the Cleveland office of the accounting firm of Deloitte & Touche LLP until his retirement in 1991. Mr. Hughes serves as a member of the Board of Directors of Colonial Holdings, Inc., a reporting company under the Exchange Act.

     TIMOTHY KNUDSEN was elected as one of our directors in February, 1998. Mr. Knudsen has been associated with Knudsen, Gardner & Howe, a Cleveland, Ohio based marketing communications agency for 21 years. He was elected President of the agency in 1984. Mr. Knudsen holds a B.S. degree in Marketing from Dyke Business College and has studied toward an advanced degree at Cleveland State University.

     STEPHEN P. OWENDOFF has been a director since May 2000. Mr. Owendoff is a Partner in the Cleveland law firm of Hahn Loeser & Parks LLP. He has been a partner in this firm since 1977, and prior to that was an associate. He heads the Business Practice Area of this firm, and has a general corporate practice, including public and private security offerings for issuers and underwriters, acquisitions and sales of businesses, including branch acquisitions and dispositions for financial institutions. He received his undergraduate degree from Kent State University, Kent, Ohio and his law degree from Georgetown University Law Center in Washington, D.C. Mr. Owendoff is active in many civic and non-profit organizations in Cleveland, Ohio.

Gameco and BH Acquisition

     Richard E. Jacobs and Jeffrey P. Jacobs comprise the Board of Directors of Gameco and BH Acquisition. Jeffrey P. Jacobs serves as President, Vice President, Secretary and Treasurer of both companies. After the Merger, Richard
E. Jacobs and Jeffrey P. Jacobs will comprise the Board of Directors of Black Hawk. Jeffrey P. Jacobs will continue to serve as Black Hawk's Chairman and Chief Executive Officer and Stephen R. Roark will serve as President, Chief Financial Officer and Treasurer. The resumes of Jeffrey P. Jacobs and Mr. Roark are set forth above.

     Richard E. Jacobs was Chairman of the Board, President and Chief Executive Officer of Cleveland Indians Baseball Company, Inc. from its inception in 1998 to February 2000. From 1986 to 1998, Mr. Jacobs was Chairman of the Board, President and Chief Executive Officer of Cleveland Baseball Corporation, which previously served as the general partner of the partnership that now owns the Cleveland Indians Baseball team. For many years Mr. Jacobs has been Chairman of the Board and Chief Executive Officer of The Richard E. Jacobs Group Inc., a real estate management and development company. Its business address is 25425 Center Ridge Road, Cleveland, Ohio 44145.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Black Hawk that are based on the beliefs of management as well as assumptions made by and information currently available to Black Hawk. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed Merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of Black Hawk with respect to future events, including the completion of the proposed Merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Black Hawk to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:


     .    delays in receiving required gaming, regulatory and other approvals;.
     . the ability of Gameco to obtain funding necessary to consummate the proposed Merger;
     . the failure of shareholders to approve the Merger Agreement; intensity of competition, particularly including the opening of new casinos by competitors in Black Hawk's market area in 2000 and those to be opened in 2001;
     .    adverse weather conditions;
     .    the possible expansion of gaming on Indian lands in California;
     . levels of gaming activity in general and in Black Hawk, Colorado and Reno, Nevada in particular;
     . Black Hawk's ability to meet debt obligations; regulatory compliance in both Colorado and Nevada;
     .    taxation levels;
     . effects of national and regional economic and market conditions, labor and marketing costs;
     . Black Hawk's ability to integrate and operate its recent Reno, Nevada acquisition and the ultimate outcome of litigation matters described in Item 3 of Black Hawk's Annual Report on Form 10-K enclosed with this proxy statement; and
     . various other factors, otherwise referenced in this proxy statement and the Appendices and Exhibits attached hereto.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Black Hawk does not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements.

                               CERTAIN LITIGATION


     On February 27, 2001, a shareholder of Black Hawk filed a purported shareholder class action lawsuit against us and our directors in Colorado District Court for the County of Gilpin under the caption Joseph Brecher v. Timothy Knudsen, Robert H. Hughes, Jeffrey P. Jacobs, Stephen R. Roark, J. Patrick McDuff, Frank B. Day and Black Hawk Gaming & Development Company, Inc., Case No. 01CV13. The plaintiff alleges, among other things, that the price offered by the Buyers is unconscionable, unfair and grossly inadequate, that there is no adequate process to insure that shareholders will receive the highest price attainable and that the defendants, acting in concert and utilizing non-public information, are violating their fiduciary duties. The plaintiff seeks preliminary and permanent injunctive relief restraining the defendants from proceeding with the transaction described in this proxy statement and unspecified compensatory or recissory damages, and, if such transaction is consummated, rescinding the transaction, together with unspecified compensatory or rescissory damages, and attorneys' fees and costs.

     On March 1, 2001, another purported class action lawsuit was filed in the Colorado District Court, County of Gilpin, under the caption Mary Bonsall v. Black Hawk Gaming & Development Co. [sic], Inc.; Jeffrey P. Jacobs; Stephen R. Roark; Frank B. Day; J. Patrick McDuff; Robert H. Hughes; Timothy Knudsen; and Stephen P. Owendoff, Case No. 01-CV-16. The allegations in this case are essentially the same as those described in the Brecher case above. The plaintiff in this action also seeks preliminary and permanent injunctive relief restraining the defendants from proceeding under the transaction described in this proxy statement and, if such transaction is consummated, rescinding the transaction, together with unspecified compensatory or rescissory damages, and attorneys' and experts' fees and costs.

     Our Board of Directors believes that it and the Special Committee it has appointed have met and will continue to meet their respective fiduciary obligations. We believe both suits are without merit and both will be vigorously contested.

     On May 25, 2001, a lawsuit was filed in The United States District Court for the District of Colorado (Case No. 01-D-0964) by Central City, several casino operators located in Central City and others against the City of Black Hawk, the Black Hawk Casino Owners Association and several casino operators located in Black Hawk, including Black Hawk Gaming & Development Company, Inc., and others. The suit alleges that the defendants caused economic harm to the plaintiffs by engaging in a conspiracy and scheme to harm competition, restrain trade and monopolize the gaming industry in the Gilpin County, Colorado market in violation of federal and state constitutional law, statutory and common law. The plaintiffs allege that the purpose of the Constitutional amendment authorizing limited stakes gaming in Colorado was to promote the historical preservation of Central City, Black Hawk and Cripple Creek, Colorado, but that the City of Black Hawk encouraged and facilitated large Las Vegas style casinos. Also, the complaint alleges that starting in 1996 the City of Black Hawk began interfering in Central City's plans to construct a road directly from I-70 to Central City (the "Southern Access"). It is further alleged that all the defendants entered into a conspiracy in 1998 to block construction of the Southern Access by purchasing four mining claims located within properties sought to be annexed by Central City. Black Hawk believes the suit is without merit and intends to vigorously defend it.

                             INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP has served as Black Hawk's independent auditors since 1991. The consolidated financial statements of Black Hawk for each of the years in the three year period ended December 31, 2000 included in Black Hawk's Annual Report on Form 10-K for the year ended December 31, 2000 enclosed with this proxy statement, have been audited by Deloitte & Touche as stated in their reports appearing therein. It is expected that representatives of Deloitte & Touche will be present at the Special Meeting, both to respond to appropriate questions of shareholders of Black Hawk and to make a statement if they so desire.

                              FINANCIAL STATEMENTS

     See the financial statements for Black Hawk included in its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, both of which are enclosed with this proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows Black Hawk to "incorporate by reference" information into this proxy statement, which means that Black Hawk can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by Black Hawk with the SEC are incorporated by reference in this proxy statement and are deemed to be a part hereof:

     (1) Black Hawk's Annual Report on Form 10-K for the year ended December 31, 2000;

     (2) Black Hawk's Current Reports on Form 8-K dated January 10, March 9, March 19, March 22, March 26, April 16, April 27, May 5, and June 4, 2001;

     (3) Black Hawk's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (4) Black Hawk's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and


     (5) Black Hawk's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement. The forward-looking statements made in the incorporated documents are not protected by the safe harbor for forward-looking statements.

     Black Hawk undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to Corporate Secretary, Black Hawk Gaming & Development Company, Inc., 240 Main Street, Black Hawk, Colorado 80224; telephone number (303) 582-1117 (extension 7254).

                                 OTHER BUSINESS

     The Board does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                       SHAREHOLDER MEETINGS AND PROPOSALS

     Black Hawk has decided not to hold its 2001 annual meeting of shareholders, which is generally held in the summer, because of the merger proposal described in this proxy statement and the related special meeting of shareholders. If the Merger is consummated, there will no longer be any unaffiliated shareholders of Black Hawk and no public participation in any future meetings of shareholders. However, if the Merger is not consummated, Black Hawk's unaffiliated shareholders will continue to be entitled to attend and participate in Black Hawk's shareholders' meetings. In such case, its next annual meeting would be held in May or June 2002. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any shareholder of Black Hawk who wished to present a proposal at the next Annual Meeting of Shareholders of Black Hawk (in the event the Merger is not consummated), and who wished to have such proposal included in Black Hawk's proxy statement for that meeting, must have delivered a copy of such proposal to Black Hawk at 240 Main Street, Black Hawk, Colorado 80422,
Attention: Corporate Secretary, so that it was received no later than January 9, 2001. Robert D. Greenlee has submitted such a proposal as described above under "Special Factors--Background of the Merger." A shareholder proposal submitted outside the Rule 14a-8 process will be considered untimely if not received by Black Hawk within a reasonable time prior to the mailing of proxy material relating to the annual meeting.

                             AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the Merger Agreement or the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by Black Hawk, Gameco or BH Acquisition. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Black Hawk since the date hereof.

     Because the Merger is a "going private" transaction, Gameco, BH Acquisition, the Buyers and Black Hawk have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at the principal executive offices of Black Hawk during regular business hours by any interested shareholder of Black Hawk, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, Black Hawk Gaming & Development Company, Inc., 240 Main Street, Black Hawk, Colorado 80224.

     Black Hawk is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at:

     .    Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.
          20549;

     .    500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." Black Hawk's common stock is listed on the Nasdaq
-------------------
National Market (ticker symbol: BHWK), and materials may also be inspected at Nasdaq's offices, 1735 K Street, N.W., Washington, D.C. 20006.

Unaudited Pro Forma Consolidated Financial Statements of Gameco, Inc.

The unaudited pro forma consolidated financial statements are presented to show the Gameco, Inc. financial statements after the impact of the transactions described below. Unaffiliated shareholders of Black Hawk will not have an interest in Gameco or any of the companies included in the pro forma information regardless of whether they vote for or against the Merger unless the Merger is not completed. The pro forma information may be helpful to unaffiliated Black Hawk shareholders in assessing the benefits to Mr. Jacobs and the Buyers and their ability to obtain financing for the Merger.

The following unaudited pro forma consolidated statements of income for the year ended December 31, 2000 and for the nine months ended September 30, 2001 and the unaudited pro forma consolidated balance sheet as of September 30, 2001 give effect to the following transactions:


     The contribution of certain historical assets and liabilities of Diversified Opportunities Group Ltd. into Gameco, Inc. Diversified Opportunities' consolidated financial statements include the accounts of Colonial Holdings, Inc. since Diversified owns over 50% voting control of Colonial's shares.


     The contribution of the assets and liabilities of Jalou II, Inc. into Gameco.

     The acquisition of the publicly held shares of Colonial Holdings, Inc.

     The acquisition of the publicly held shares of Black Hawk Gaming & Development Company, Inc.

     The acquisition of the Louisiana entities which occurred in February, 2001 by Diversified Opportunities, Jalou, LLC and Jalou II, Inc.

     The acquisition of Gold Dust Casino, which occurred in January 2001 by Black Hawk

     The acquisition of certain other Louisiana entities which are considered probable.

     The completion of an assumed $115 million debt offering and an assumed $3 million capital contribution to be used to finance the acquisition of the publicly held shares of Colonial and Black Hawk and to repay certain existing debt.


All of the above acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of Diversified Opportunities, Jalou II, and Black Hawk for the period ended September 30, 2001 include the completed Louisiana properties and Gold Dust, respectively from the date of acquisition. The unaudited pro forma statements of income have been prepared assuming the above transactions occurred on January 1, 2000. The unaudited pro forma balance sheet as of September 30, 2001 has been prepared assuming the above transactions occurred on such date.


The purchase method of accounting requires the aggregate purchase price to be allocated to assets acquired based on their estimated fair value. For purposes of the unaudited pro forma consolidated financial statements the allocation of the purchase price is based on management's best estimate. The final allocation of the purchase price for the assets acquired will be determined in a reasonable time after the consummation of the transactions and will be based on a complete evaluation of the assets acquired. Accordingly, the information presented herein may differ from the final purchase price allocation; however, such allocation is not expected to differ materially from the preliminary estimates. For the Gold Dust and Jalou completed acquisitions, amortization expense has been recorded for the goodwill arising from the acquisitions. As all other acquisitions will occur after September 30, 2001, based on the Financial Accounting Standards Board's rules for business combinations and amortization of goodwill, no goodwill amortization has been presented in the pro forma financial statements.

The unaudited pro forma financial statements of income do not include the impact of nonrecurring charges or credits directly attributable to the transactions.
In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the date indicated, or of the results of operations or financial position for any future periods.

GAMECO UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF INCOME (in thousands) Year Ended December 31, 2000

                                                                  Historical                                Historical
                                                 -------------------------------------------                Results for
                                                   Diversified        Black HawK     Jalou      Jalou     Period Prior to
                                                 Opportunities (a)      Gaming       II (b)     III (c)   Acquisitions (d)
                                                 -----------------   ------------  --------- ----------- -----------------
Net Revenues                                         $  30,708          $ 78,875             $   12,901     $  30,595          (4)
                                                     ---------          --------   --------- ----------     ---------          (7)
                                                                                                                               (9)
                                                                                                                              (10)

Costs and Expenses
      Direct Expenses                                   22,052            34,693                  9,644        12,592          (7)
      Selling, General and Administrative Expenses       6,777            24,801                  2,571         9,366          (4)
                                                                                                                               (9)
                                                                                                                              (10)
                                                                                                                              (11)
                                                                                                                              (12)

      Depreciation & Amortization                        1,719             5,746                    423         1,843          (1)
                                                                                                                               (5)
                                                                                                                               (9)
                                                                                                                              (10)
                                                     ---------          --------   --------- ----------     ---------
           Total Operating Expenses                     30,548            65,240                 12,638        23,801

Operating Income                                           160            13,635                    263         6,794


                                                                                                                               (3)
                                                                                                                               (6)
Interest expense, net                                   (3,104)           (3,139)                  (466)       (1,070)         (9)
                                                     ---------          --------   --------- ----------     ---------
Income before equity investments, minority
      interest and income taxes                         (2,944)           10,496                   (203)        5,724

Equity in earnings of investments                        3,833                --                     --            --          (4)

Minority interests                                       1,566            (2,059)                    --            --          (4)
                                                     ---------          --------   --------- ----------     ---------
Income before income taxes                               2,455             8,437                   (203)        5,724

Income taxes                                                --            (2,976)                    --            --          (2)
                                                     ---------          --------   --------- ----------     ---------
Net income                                           $   2,455          $  5,461                  ($203)    $   5,724

                                                    Transaction              Gameco
                                                    Adjustments            Pro Forma
                                                   -------------          -----------
Net Revenues                                          ($1,453)             $ 155,407
                                                                          ----------
                                                        4,156
                                                         (322)
                                                          (53)
Costs and Expenses
      Direct Expenses                                   3,194                 82,175
      Selling, General and Administrative Expenses     (1,453)                40,113
                                                         (592)
                                                          (87)
                                                       (1,070)
                                                         (200)

      Depreciation & Amortization                          91                 10,025
                                                         (323)
                                                          527
                                                           (1)

                                                      -------              ---------
           Total Operating Expenses                        86                132,313

Operating Income                                        2,242                 23,094


                                                       (9,993)
                                                        2,857
Interest expense, net                                  (1,296)               (16,211)
                                                      -------              ---------
Income before equity investments, minority
      interest and income taxes                        (6,190)                 6,883

Equity in earnings of investments                      (3,833)                    --

Minority interests                                        493                     --
                                                      -------              ---------
Income before income taxes                             (9,530)                 6,883

Income taxes                                            2,976                     --
                                                      -------              ---------
Net income                                            ($6,554)             $   6,883
                                                      =======              =========

___________________
(a) Includes the results of Colonial Holdings Inc.
(b) Includes the results of the Winners Choice truck plaza acquired by Messers. Jacobs in February 2001.
(c) Includes the results of four Louisiana truck stop gaming properties to be purchased.
(d) Includes the results of Gold Dust West acquired in January 2001 and Jalou properties acquired in February 2001.

    See accompanying notes to unaudited pro forma consolidated financial statements.

GAMECO UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF INCOME (in thousands)
Nine Months Ended September 30, 2001

                                                                                                                 Historical
                                                                               Historical                        Results for
                                                       ------------------------------------------------------
                                                       Diversified        Black Hawk     Jalou        Jalou     Period Prior to
                                                     Opportunities (a)      Gaming       II (b)       III (c)  Acquisitions (d)
                                                     -----------------    ----------   ---------    ---------- ----------------
Net Revenues                                             $  30,016        $  73,618    $   4,578    $  14,878      $   1,192     (4)
                                                     -----------------    ----------   ---------    ---------- ----------------
                                                                                                                                 (7)
                                                                                                                                (10)
Costs and Expenses
      Direct Expenses                                       19,982           32,019        3,203        9,183            648     (7)

      Selling, General and Administrative Expenses           5,842           23,833          951        3,302            259     (4)
                                                                                                                                (10)
                                                                                                                                (11)
                                                                                                                                (12)

      Depreciation & Amortization                            1,713            5,725          149          620             22     (1)
                                                                                                                                 (5)
                                                                                                                                (10)

      Privatization and non-recurring expense                  538            1,266           --           --             --     (8)
                                                         ---------        ---------    ---------    ---------      ---------
           Total Operating Expenses                         28,075           62,843        4,303       13,105            929

Operating Income                                             1,941           10,775          275        1,773            263

                                                                                                                                 (3)
Interest expense, net                                       (2,831)          (3,943)        (285)        (385)           (31     (6)
                                                         ---------        ---------    ---------    ---------      ---------

Income before equity investments, minority
      interest and income taxes                               (890)           6,832          (10)       1,388            232

Equity in earnings of investments                            2,431               --           --           --             --     (4)

Minority interests                                             705           (1,458)          --           --             --     (4)
                                                         ---------        ---------    ---------    ---------      ---------

Income before income taxes                                   2,246            5,374          (10)       1,388            232

Income taxes                                                    --           (2,366)          --           --             --     (2)
                                                         ---------        ---------    ---------    ---------      ---------

Net income                                               $   2,246        $   3,008    ($     10)   $   1,388      $     232
                                                         =========        =========    =========    =========      =========

                                                                      Transaction       Gameco
                                                                      Adjustments      Pro Forma
                                                                      -----------      ---------
Net Revenues                                                          ($  1,581)       $ 126,428
                                                                                       ---------
                                                                          3,778
                                                                            (51)
Costs and Expenses
      Direct Expenses                                                     2,914           67,949

      Selling, General and Administrative Expenses                       (1,581)          31,301
                                                                           (105)
                                                                         (1,050)
                                                                           (150)

      Depreciation & Amortization                                            68            8,053
                                                                           (242)
                                                                             (2)

      Privatization and non-recurring expense                            (1,804)              --
                                                                      ---------        ---------
           Total Operating Expenses                                      (1,952)         107,303

Operating Income                                                          4,098           19,125

                                                                         (6,568)
Interest expense, net                                                     1,743          (12,300)
                                                                      ---------        ---------

Income before equity investments, minority
      interest and income taxes                                            (727)           6,825

Equity in earnings of investments                                        (2,431)              --

Minority interests                                                          753               --
                                                                      ---------        ---------

Income before income taxes                                               (2,405)           6,825

Income taxes                                                              2,366               --
                                                                      ---------         --------

Net income                                                            ($     39)        $  6,825
                                                                      =========         ========

__________________________________
(a) Includes the results of Colonial Holdings Inc. for all periods and of the Jalou properties since the date acquisition.
(b) Includes the results of the Winners Choice truck plaza owned by Messers. Jacobs since the date of acquisition.
(c) Includes the results of four Louisiana truck stop gaming properties to be purchased.
(d) Includes the results of the Jalou and Jalou II properties prior to their Feb. 8, 2001 acquisitions by Diversified and Messers Jacobs, respectively.

    See accompanying notes to unaudited pro forma consolidated statement.

GAMECO UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET (in thousands)
September 30, 2001

                                                    Diversified        Black Hawk
                                                 Opportunities (a)       Gaming        Jalou II (b)       Jalou III (c)
                                                -------------------   ------------    --------------     ---------------
                            Assets
Current
     Cash and equivalents                                 $   3,996      $  14,313         $    462             $  1,150     (1)
                                                                                                                             (3)
Net income                                                                                                                  (10)

                                                                                                                             (2)
     Other                                                    4,992          2,775              320                1,155    (10)
                                                          ---------      ---------         --------             --------

                                                              8,988         17,088              782                2,305
                                                          ---------      ---------         --------             --------

Property and equipment, net                                  65,034         88,006            3,248                9,062     (1)
                                                          ---------      ---------         --------             --------
                                                                                                                             (5)
                                                                                                                            (10)
Other assets
     Goodwill, net                                           10,580         19,382              963                  410     (1)
                                                                                                                             (5)
                                                                                                                            (10)

     Investments                                             20,222              -                -                    -     (4)
                                                                                                                            (10)

                                                                                                                             (2)
     Other                                                      737          4,058                -                    -     (3)
                                                          ---------      ---------         --------             --------

                                                             31,539         23,440              963                  410
                                                          ---------      ---------         --------             --------

Total assets                                              $ 105,561      $ 128,534         $  4,993             $ 11,777
                                                          =========      =========         ========             ========

                    Liabilities and Equity
Current liabilities
     Accounts payable and accrued expenses                $   8,427      $  10,191         $    393             $    346     (1)
                                                                                                                            (10)
     Advances from affiliates                                     -              -                -                4,279     (1)
     Notes payable - related parties, current                21,452              -               11                    -     (6)


     Current maturities of long-term debt                       836            375                -                  960     (1)
                                                          ---------      ---------         --------             --------


                                                             30,715         10,566              404                5,585
                                                          ---------      ---------         --------             --------

Long-term liabilities
     Long-term debt                                           4,543         63,908            1,209                5,656     (1)
                                                                                                                             (1)
                                                                                                                             (3)
                                                                                                                             (3)
                                                                                                                             (5)
                                                                                                                             (5)
     Notes payable - related parties                         19,271              -            2,285                    -     (6)


     Other liability                                              -          2,989                -                    -     (2)
                                                          ---------      ---------         --------             --------

                                                             23,814         66,897            3,494                5,656
                                                          ---------      ---------         --------             --------

     Total Liabilities                                       54,529         77,463            3,898               11,241
                                                          ---------      ---------         --------             --------

Minority interests                                           17,862          7,242                -                    -     (4)
                                                          ---------      ---------         --------             --------
                                                                                                                             (1)
                                                                                                                             (2)
                                                                                                                             (3)
                                                                                                                             (4)
                                                                                                                             (5)
                                                                                                                             (6)
Equity                                                       33,170         43,829            1,095                  536    (10)
                                                          ---------      ---------         --------             --------

Total liabilities and equity                              $ 105,561      $ 128,534         $  4,993             $ 11,777
                                                          =========      =========         ========             ========

                                                                       Proforma        Gameco
                                                                      Adjustments    Consolidated
                                                                     -------------  --------------
                            Assets
Current
     Cash and equivalents                                             $    (550)      $  15,852
                                                                         (2,584)
                                                                           (935)

                                                                           (440)
     Other                                                                 (363)          8,439
                                                                      ---------      ----------

                                                                         (4,872)         24,291
                                                                      ---------      ----------

Property and equipment, net                                               1,812         153,739
                                                                                     ----------
                                                                        (12,920)
                                                                           (503)
Other assets
     Goodwill, net                                                        5,121          42,247
                                                                          5,806
                                                                            (15)

     Investments                                                        (19,899)              -
                                                                           (323)

                                                                           (873)
     Other                                                                7,000          10,922
                                                                      ---------      ----------

                                                                         (3,183)         53,169
                                                                      ---------      ----------

Total assets                                                          $ (19,666)      $ 231,199
                                                                      =========      ==========

                    Liabilities and Equity
Current liabilities
     Accounts payable and accrued expenses                            $    (346)         18,441
                                                                           (570)
     Advances from affiliates                                            (4,279)              -
     Notes payable - related parties, current                           (21,419)             44


     Current maturities of long-term debt                                  (960)          1,211
                                                                      ---------      ----------


                                                                        (27,574)         19,696
                                                                      ---------      ----------

Long-term liabilities
     Long-term debt                                                      (5,656)        130,968
                                                                         18,160
                                                                         (5,572)
                                                                          7,000
                                                                         36,980
                                                                          4,740

     Notes payable - related parties                                    (12,600)          8,956


     Other liability                                                       (814)          2,175
                                                                      ---------      ----------

                                                                         42,238         142,099
                                                                      ---------      ----------

     Total Liabilities                                                   14,664         161,795
                                                                      ---------      ----------

Minority interests                                                      (25,104)              -

                                                                           (536)
                                                                           (499)
                                                                          3,000
                                                                            199
                                                                        (43,829)
                                                                         34,008
Equity                                                                   (1,569)         69,404
                                                                      ---------      ----------

Total liabilities and equity                                          $ (19,666)     $  231,199
                                                                      =========      ==========

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                   ------------------------------------------
                              FINANCIAL STATEMENTS
                              --------------------



(1) To record probable acquisitions of the assets of Jalou video poker truck stops which include the following four entities:

     Jace, Inc., Lucky Magnolia Truck Stop and Casino, Bayou Vista Truck Plaza and Casino, LLC and Raceland Truck Plaza and Casino, LLC

     $18.1 million purchase price, estimated $1.8 million write-up of fixed assets to fair value. Excess of purchase price over fair value of assets acquired of $5.1 million allocated to non-amortizing goodwill. Debt of $18.1 million incurred to fund the acquisition. Pro forma adjustments to record the acquisition are as follows (in thousands):


          Reduce cash to amount acquired              $  (550)
          Eliminate liabilities not assumed            11,241
          Estimated fair value of fixed assets in
            excess of book value                        1,812
          Record goodwill                               5,121
          Record acquisition debt                     (18,160)
          Eliminate existing equity                      (536)


     Additional depreciation expense of $91,000 and $68,000 recorded for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively, due to the write-up of fixed assets.

(2) Eliminate deferred income taxes and tax expense as Gameco, Inc will be a Subchapter "S" corporation and therefore its owners will be liable for the taxes on their share of the corporation's taxable income.

(3) Eliminate refinanced debt, record new funding and classify current maturities of new funding, including estimated additional interest expense (in millions):

     New funding:

                                               Principal Balance  Interest Rate
                                               -----------------  -------------
     Capital contribution                           $   3.00
                                                    ========

     Bonds                                          $115.000          11.50%
     Claude Penn notes (probable acquisitions)          5.10           8.50
                                                    --------

     Total new debt                                   120.10
                                                    --------

     Existing funding which will not be refinanced:

     Notes payable to affiliates                        9.00          12.00
     Black Hawk bonds                                   5.48           6.70
     Claude Penn Notes (prior acquisitions)             4.74           8.00
     Maryland Jockey Club and other                     1.85           7.75
                                                    --------

     Total pro forma debt outstanding               $ 141.17
                                                    ========

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                   ------------------------------------------
                              FINANCIAL STATEMENTS
                              --------------------

(3) cont.  Estimated uses of new funding are as follows (in millions):

     Total new funding (capital contribution and debt proceeds)   $ 123.10
         Less:
     Pay-off Black Hawk line of credit                              (58.80)
     Purchase of Black Hawk shares (Note 5)                         (36.98)
     Purchase of Colonial shares (Note 5)                            (4.74)
     Proposed Jalou acquisitions (Note 1)                           (18.16)
     Debt issuance costs                                             (7.00)
                                                                  ---------

     Net existing cash utilized                                   $  (2.58)
                                                                  =========

     Debt issuance costs will be amortized to interest expense over the term of the new bonds (seven years).

(4) Eliminate intercompany investments, minority interest, earnings and management fees.

(5) Record acquisition of unowned Colonial Holdings and Black Hawk Gaming shares summarized as follows (in millions):

                                                              Black Hawk
                                                               Gaming &
                                          Colonial Holdings   Development


     Purchase price                           $  4.74            $36.98

     Diversified Opportunities Group
       existing investment balance              13.66             12.66
                                               ------            ------

     Total investment                           18.40             49.64
     Net assets acquired                        31.32             43.83
                                               ------            ------

     Excess (deficiency) of total investment
       over net assets acquired               $(12.92)           $ 5.81
                                               ======            ======


     Excess of total investment for Black Hawk is allocated to non-amortizing goodwill and deficiency for Colonial Holdings is allocated to property and equipment (also results in reduction of depreciation expense of $242,000 for the nine months ended September 30, 2001, and $323,000 for the year ended December 31, 2000 and the twelve months ended September 30, 2001).


(6) To eliminate related party debt not assumed by Gameco of approximately $34 million, and eliminate the related interest expense of approximately $1,743,000, $2,857,000, and $2,714,000 for the nine months ended September 30, 2001, the year ended December 31, 2000, and the twelve months ended September 30, 2001, respectively.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                              --------------------

(7) To eliminate third party management contracts related to the truck stops that will be cancelled upon the acquisitions, and record expense that will be incurred to perform the services provided under the cancelled contracts as well as reclass state gaming taxes which had been netted against gaming revenue under the former contracts.

(8)  Elimination of privatization and other non-recurring costs.

(9) Gold Dust West pro forma acquisition and adjustments for the period prior to the January 4, 2001 acquisition as follows:

     (a) Elimination of lease payments and rent paid to the sole stockholder under leasehold property rights and other leases. The title to the leased and rented property owned by the sole stockholder transferred to the new owner at closing.

     (b) Elimination of various expense allowances and salaries paid on behalf of the sole stockholder.

     (c) Adjustment to depreciation of gaming facilities and amortization of goodwill and debt issue costs based on the allocation of the purchase price with assumed useful lives of 39 years for the building and improvements, 5 years for the furniture, fixture, and equipment, and 15 years for the intangible assets, and forty months for the debt issue costs.

     (d) Elimination of interest income associated with a note receivable from sole stockholder not assumed in the purchase.

     (e) Adjustment to interest expense on borrowings from the Bank Credit Facility net of interest expense related to Gold Dust Motel, Inc. debt not assumed by the Company at an effective rate of 8.375%.


(10) Eliminate assets, liabilities and certain operations held by Diversified Opportunities that will not be contributed to Gameco.


(11) Remove Diversified Opportunities business developmental expenses as this function will no longer be performed through Gameco.

(12) Remove redundant corporate overhead (i.e., investor relations function) estimated at $200,000 annually.

                                                                         ANNEX A


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

                                  DATED AS OF

                                April 25, 2001
                                --------------

                                     AMONG

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.,

                                  GAMECO, INC.

                                      AND

                              BH ACQUISITION, INC.

                               TABLE OF CONTENTS
                              -------------------


                                                                                                                  Page
ARTICLE I          THE MERGER; CLOSING............................................................................    1
  Section 1.01.        The Merger.................................................................................    1
  Section 1.02.        Effective Time.............................................................................    1
  Section 1.03.        Effects of the Merger......................................................................    1
  Section 1.04.        Conversion of Shares.......................................................................    1
  Section 1.05.        Payment of Shares..........................................................................    2
  Section 1.06.        Stock Options..............................................................................    3
  Section 1.07.        The Closing................................................................................    4
  Section 1.08.        Dissenters' Rights.........................................................................    4

ARTICLE II         THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS..............................................    4
  Section 2.01.        Articles of Incorporation..................................................................    4
  Section 2.02.        Bylaws.....................................................................................    4
  Section 2.03.        Directors and Officers.....................................................................    4

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.................................    4
  Section 3.01.        Organization and Qualification.............................................................    4
  Section 3.02.        Authority; Non-Contravention; Approvals....................................................    5
  Section 3.03.        Proxy Statement and Other SEC Filings......................................................    6

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................    6
  Section 4.01.        Organization and Qualification.............................................................    6
  Section 4.02.        Capitalization.............................................................................    7
  Section 4.03.        Subsidiaries...............................................................................    7
  Section 4.04.        Authority; Non-Contravention; Approvals....................................................    8
  Section 4.05.        Reports and Financial Statements...........................................................    9
  Section 4.06.        Absence of Undisclosed Liabilities.........................................................    9
  Section 4.07.        Absence of Certain Changes or Events.......................................................    9
  Section 4.08.        Litigation.................................................................................    9
  Section 4.09.        Proxy Statement and Other SEC Filings.                                                         9
  Section 4.10.        No Violation of Law........................................................................   10
  Section 4.11.        Compliance with Agreements.................................................................   10
  Section 4.12.        Taxes......................................................................................   10
  Section 4.13.        Employee Benefit Plans; ERISA..............................................................   11
  Section 4.14.        Labor Controversies........................................................................   12
  Section 4.15.        Environmental Matters......................................................................   12
  Section 4.16.        Title to Assets............................................................................   13
  Section 4.17.        Company Stockholders' Approval.............................................................   13
  Section 4.18.        Brokers and Finders........................................................................   13

                                                                                                                   Page
ARTICLE V            COVENANTS...................................................................................    14
   Section 5.01.         Conduct of Business by the Company Pending the Merger...................................    14
   Section 5.02.         Control of the Company's Operations.....................................................    15
   Section 5.03.         Acquisition Transactions................................................................    15
   Section 5.04.         Access to Information...................................................................    16
   Section 5.05.         Notices of Certain Events...............................................................    16
   Section 5.06.         Meeting of the Company's Stockholders...................................................    17
   Section 5.07.         Proxy Statement and Other SEC Filings...................................................    17
   Section 5.08.         Public Announcements....................................................................    18
   Section 5.09.         Expenses and Fees.......................................................................    18
   Section 5.10.         Agreement to Cooperate..................................................................    18
   Section 5.11.         Directors' and Officers' Indemnification................................................    19
   Section 5.12.         Financing...............................................................................    21
   Section 5.13.         Parent Letter of Credit.................................................................    21

ARTICLE VI           CONDITIONS TO THE MERGER....................................................................    21
   Section 6.01.         Conditions to the Obligations of Each Party.............................................    21
   Section 6.02.         Conditions to Obligation of the Company to Effect the Merger............................    22
   Section 6.03.         Conditions to Obligations of Parent and Subsidiary to Effect the Merger.................    22

ARTICLE VII          TERMINATION.................................................................................    23
   Section 7.01.         Termination.............................................................................    23

ARTICLE VIII         MISCELLANEOUS...............................................................................    24
   Section 8.01.         Effect of Termination...................................................................    24
   Section 8.02.         Nonsurvival of Representations and Warranties...........................................    24
   Section 8.03.         Notices.................................................................................    24
   Section 8.04.         Interpretation..........................................................................    25
   Section 8.05.         Miscellaneous...........................................................................    25
   Section 8.06.         Counterparts............................................................................    25
   Section 8.07.         Amendments; No Waivers..................................................................    25
   Section 8.08.         Entire Agreement........................................................................    26
   Section 8.09.         Severability............................................................................    26
   Section 8.10.         Specific Performance....................................................................    26

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 25, 2001 by and among Gameco, Inc., a Delaware corporation ("Parent"), BH Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Black Hawk Gaming & Development Company, Inc., a Colorado corporation (the "Company"). Parent, Merger Subsidiary and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE MERGER; CLOSING

     Section 1.01.  The Merger.  Upon the terms and subject to the conditions of
                    ----------
this Agreement, and in accordance with the Colorado Business Corporation Act, Articles 101 to 117 of Title 7 of the Colorado Revised Statutes (the "CBCA"), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the CBCA.

     Section 1.02.  Effective Time.  The Merger shall become effective when
                    --------------
articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the CBCA, are filed with the Secretary of State of the State of Colorado; provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.07).

     Section 1.03.  Effects of the Merger.  The Merger shall have the effects
                    ---------------------
set forth in Section 7-111-106 of the Colorado Revised Statutes.

     Section 1.04.  Conversion of Shares.  At the Effective Time, by virtue of
                    --------------------
the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

     (a) each issued and outstanding share of the Company's common stock, par value $.001 per share ("Company Common Stock"), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

     (b) each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $12.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

     (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     Section 1.05. Payment of Shares. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section
1.04 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

     (b) Promptly (but no later than five days) after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.04(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrue on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

     (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

     (d) At any time more than 365 days after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration in respect of such share of Company Common Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law.

     (e) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock formerly represented by that Certificate.

     (f) The Surviving Corporation or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under Section 1.06. To the extent withheld by the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made.

     Section 1.06.  Stock Options.  At the Effective Time, each unexercised
                    -------------
option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess (if any) of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option.

     Section 1.07.  The Closing.  The closing of the transactions contemplated
                    ------------
by this Agreement (the "Closing") shall take place at the executive offices of the Company in Denver, Colorado, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the "Closing Date").

     Section 1.08.  Dissenters' Rights.  Notwithstanding anything in this
                    ------------------
Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with
Article 113 of the CBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.04(b), unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the CBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Company shall give Parent and Merger Subsidiary prompt notice of any notice of dissent received by Company and, prior to the Effective Time, Parent and Merger Subsidiary shall have the right to participate in all negotiations and proceedings with respect to such dissents. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent and Merger Subsidiary, make any payment with respect to, or settle or offer to settle, any such dissents.

                                   ARTICLE II
               THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS
               -------------------------------------------------

     Section 2.01.  Articles of Incorporation.  The Articles of Incorporation of
                    --------------------------
the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law and this Agreement.

     Section 2.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the
                    -------
Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law and this Agreement.

     Section 2.03.  Directors and Officers.  The directors of Merger Subsidiary
                    ------------------------
immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

     Section 3.01.  Organization and Qualification.  Parent is a corporation and
                    --------------------------------
Merger Subsidiary is a corporation, in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have Parent Material Adverse Effect. In this Agreement, the term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

     Section 3.02.  Authority; Non-Contravention; Approvals.  (a) Each of Parent
                    ----------------------------------------
and Merger Subsidiary has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation, the consummation of the financing of the Merger pursuant to the Financing Arrangement (as defined in Section 3.04) (the "Financing"). This Agreement and the Merger have been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and Parent as the sole stockholder of Merger Subsidiary, and no other corporate or similar proceeding on the part of Parent or Merger Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, including without limitation the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

     (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, (ii) applicable filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filing of Articles of Merger with the Secretary of State of the State of Colorado in connection with the Merger, and (iv) filings with and approvals by any regulatory authority with jurisdiction over the Company's, Parent's or any Parent affiliate's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company, Parent or any Parent affiliate, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, and the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, gaming and casino activities (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (iv) being collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary, or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section 3.03.  Proxy Statement and Other SEC Filings.  None of the
                    --------------------------------------
information supplied by Parent or its subsidiaries for inclusion in (i) any proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement"), at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or (ii) the Schedule 13E-3 with respect to the transactions contemplated hereby (the "Transaction Statement") at the time of the filing thereof with the SEC or at any time the Transaction Statement is amended or supplemented, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     Section 3.04.  Brokers and Finders.  Except as disclosed in the Parent
                    --------------------
Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

     Section 4.01.  Organization and Qualification.  The Company is a
                    -------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement or the ability of the Parties hereto to retain any Material Gaming License. A "Material Gaming License" is a license or similar authorization under any Gaming Law without which Parent or the Company, as the case may be, would be prohibited from operating any of its gaming properties in the state in which such property is located. True, accurate and complete copies of the Company's Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     Section 4.02.  Capitalization.  (a) The  authorized  capital  stock of the
                    --------------
Company consists of (1) 40,000,000 shares of Company Common Stock and (2) 10,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). As of March 31, 2001, (i) 4,126,757 shares of Company Common Stock were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding,
(ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 543,750 shares of Company Common Stock were reserved for issuance upon exercise of Options issued and outstanding. Assuming the exercise of all outstanding options, as of March 31, 2001, there would be 4,670,507 shares of Company Common Stock issued and outstanding. Since March 31, 2001, except as permitted by this Agreement or as set forth in the Company Disclosure Schedule, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of the instruments referred to in the second sentence of this Section 4.02(a) and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

     (b) Except as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in the Company SEC Reports or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     Section 4.03.  Subsidiaries.  Each direct and indirect  subsidiary  of the
                    ------------
Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not, singly or in the aggregate with all other such failures, reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner") any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner or one or more of the other subsidiaries of such Owner.

  Section 4.04.  Authority; Non-Contravention; Approvals.  (a) The Company has
                 ----------------------------------------
the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or bylaws or other governing instruments of the Company or any of its Material Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in
Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) the filings by the Company required by the HSR Act,
(ii) the filing of the Proxy Statement and the Transaction Statement with the SEC pursuant to the Exchange Act, (iii) the filing of Articles of Merger with the Secretary of State of the State of Colorado in connection with the Merger,
(iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

     Section 4.05.  Reports and Financial Statements.  Since January 1, 1998,
                    --------------------------------
the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the applicable act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     Section 4.06.  Absence of Undisclosed Liabilities.  Except as disclosed in
                    ----------------------------------
the Company SEC Reports or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at December 31, 2000, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after December 31, 2000 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

     Section 4.07.  Absence of Certain Changes or Events.  Since the date of the
                    ------------------------------------
most recent Company SEC Report filed prior to the date of this Agreement that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect.

     Section 4.08.  Litigation. Except as referred to in the Company SEC
                    ----------
Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.09.  Proxy Statement and Other SEC Filings.  None of the
                    --------------------------------------
information supplied by the Company or any of its subsidiaries for inclusion in
(i) the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or (ii) the Transaction Statement at the time of the filing thereof with the SEC or at any time the Transaction Statement is amended or supplemented, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Transaction Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

     Section 4.10.  No Violation of Law.  Except as disclosed in the Company SEC
                    -------------------
Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company's executive officers, oral) notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.11.  Compliance with Agreements.  Except as disclosed in the
                    --------------------------
Company SEC Reports, neither the Company nor any of its subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company's executive officers, the Company's insurance policies relating to directors' and officers' liability are in full force and effect.

     Section 4.12.  Taxes.  (a) The Company and its subsidiaries have (i) duly
                    -----
filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except in each such case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

      (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries has withheld or collected and has paid over to the appropriate governmental entities (or is properly holding for such payment) all material Taxes required to be collected or withheld.

      (c) For purposes of this Agreement, "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.13.  Employee Benefit Plans; ERISA  (a) The Company SEC
                    -----------------------------
Reports_or the Company Disclosure Letter set forth each employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (the "Company Plans").

     (b) Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company and its subsidiaries, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (c) Except as set forth in the Company Disclosure Schedule, and excluding payments in respect of outstanding Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.


     Section 4.14.  Labor Controversies.  Except as disclosed in the Company SEC
                    -------------------
Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries.

     Section 4.15. Environmental Matters. (a) Except as disclosed in the Company SEC Reports or the Company Disclosure Schedule and for other matters that would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1998, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section 4.16.  Title to Assets. The Company and each of its subsidiaries
                    ---------------
has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or (iii) as disclosed in the Company SEC Reports, and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     Section 4.17.  Company Stockholders' Approval.  The affirmative vote of
                    ------------------------------
stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     Section 4.18.  Brokers and Finders.  The Company has not entered into any
                    --------------------
contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Robertson Stephens, Inc. (the "Special Committee Financial Advisor"), or as disclosed in Section 4.18 of the Company Disclosure Schedule. An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

                                   ARTICLE V
                                   COVENANTS

     Section 5.01.  Conduct of Business by the Company Pending the Merger.
                    ------------------------------------------------------
Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

     (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including with respect to casino credit policies;

     (b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

     (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or of any of its subsidiaries up to the existing borrowing limit on the date hereof, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $75,000,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, (iii) except as disclosed in Section 5.01(d)(i) of the Company Disclosure Schedule, make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (iv) without Parent's consent, acquire any gaming property in the State of Colorado, (v) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $100,000 in each such case and $500,000 in the aggregate, (D) sales or dispositions of businesses or assets as may be required by applicable law, and
(E) sales or dispositions of assets in the ordinary course or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

     (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company or of any of its subsidiaries, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

     (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

     (h) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures not exceeding $250,000 individually or $500,000 in the aggregate, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) for repairs and maintenance in the ordinary course of business consistent with past practice. With respect to the subject matter of this paragraph (h), if the Company requests approval of Parent to exceed the limits set forth herein, Parent shall respond to such request and grant or withhold approval promptly following receipt of such request;

     (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future; and

     (j) not settle or compromise any litigation to which the Company or any Company subsidiary is a party or with respect to which the Company or any Company subsidiary may have or incur liability, at an aggregate cost to the Company in excess of $250,000 with respect to any action or claim or in excess of $500,000 with respect to all applicable actions and claims in the aggregate.

     Section 5.02.  Control of the Company's Operations.  Nothing contained in
                    -----------------------------------
this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 5.03.  Acquisition Transactions.  (a) After the date hereof and
                    ------------------------
prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.03(b), the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the

Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04)) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.09(b), enter into agreements relating to, a Qualifying Proposal which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03.

     (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     Section 5.04.  Access to Information.  The Company and its subsidiaries
                    ---------------------
shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives. All nonpublic information provided to, or obtained by, Parent or any Parent Representative in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated April 23, 2001 between Parent and the Company (the "Confidentiality Agreement"), provided that Parent, Merger Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof.

     Section 5.05.  Notices of Certain Events.  (a) The Company shall as
                    -------------------------
promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

     (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or any of its subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

     (c) Each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy,
(i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (12) Section 5.06.  Meeting of the Company's Stockholders.  The Company
                         -------------------------------------
shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the CBCA and its Articles of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the board of directors' fiduciary duties under applicable law, as determined by the board of directors in good faith after consultation with its financial and legal advisors.

     Section 5.07.  Proxy Statement and Other SEC Filings.  As promptly
                    -------------------------------------
as practicable after execution of this Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement and the Transaction Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement and the Transaction Statement cleared by the SEC. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement or Transaction Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and Transaction Statement prior to their being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and Transaction Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement and Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement or the Transaction Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement or the Transaction Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     Section 5.08.  Public Announcements.  Parent and the Company will consult
                    --------------------
with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NASDAQ -National Market System, will not issue any such press release or make any such public statement prior to such consultation.

     Section 5.09.  Expenses and Fees.  (a) All costs and expenses incurred
                    -----------------
in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement and the Transaction Statement or with any filing under the HSR Act shall be shared equally by Parent and the Company.

     (b)  The Company agrees to pay to Parent a fee equal to $1,000,000 if:

          (i) the Company terminates this Agreement pursuant toclause (v) of Section 7.01;

          (ii)   Parent terminates this Agreement pursuant to clause (vi) of
                 Section 7.01, which fee shall be payable within two business days of such termination;

          (iii) this Agreement is terminated for any reason at a time at which Parent was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (vii) of Section 7.01, and (A) prior to the time of the Company Stockholders' Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and (B) on or prior to the 12 month anniversary of the termination of this Agreement the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Stockholders' Meeting and such Acquisition Transaction is consummated.

     (c) Parent agrees to pay the Company a fee equal to $2,000,000 if Parent either (i) breaches its representation and covenant under Section 5.12 or (ii) fails to consummate the transactions contemplated by this Agreement on or before 12:00 noon, Mountain Time, on the Outside Date notwithstanding the satisfaction of the conditions to Parent's obligation to consummate the transactions contemplated by this Agreement on or before the Outside Date (not including conditions whose failure to be satisfied is the result of a breach of a representation, warranty or covenant of Parent or Merger Subsidiary hereunder).

     Section 5.10.  Agreement to Cooperate.    (a) Subject to the terms and
                    -----------------------
conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Parent, (x) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (y) the acquisition of businesses or assets) which would reasonably be expected to delay materially or prevent consummation of the Merger.

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, if required, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and to make such filings and apply for such approvals and consents as are required under the Gaming Laws. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

     Section 5.11.  Directors' and Officers' Indemnification. (a) The
                    ----------------------------------------
indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

     (b) Without limiting Section 5.11(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. Any Indemnified Party hereunder will (1) give prompt notice to the Surviving Corporation of any claim which arises from or after the Effective Time with respect to which it seeks indemnification and (2) permit the Surviving Corporation to assume the defense of such claim with counsel reasonably satisfactory to a majority of the Indemnified Parties. In connection with the selection of counsel to represent the Indemnified Parties in connection with clause (2) above, the Surviving Corporation shall propose counsel to represent the Indemnified Parties. The applicable Indemnified Parties shall have the right to approve such counsel, but such approval shall not be unreasonably withheld. If the proposed counsel is not approved, the Surviving Corporation shall continue to propose counsel until counsel is approved by the applicable Indemnified Parties. Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless:
(x) the Surviving Corporation has agreed, in writing, to pay such fees or expenses; (y) the Surviving Corporation shall have failed to assume the defense of such claim after the receipt of notice from the Indemnified Party as required above and failed to employ counsel reasonably satisfactory to a majority of the Indemnified Parties or (z) based upon advice of counsel to such Indemnified Party and concurrence therewith by counsel for the group of Indemnified Parties in such matter, there shall be one or more defenses available to such Indemnified Party that are not available to the Surviving Corporation or there shall exist conflicts of interest between such Indemnified Party and the Surviving Corporation or the other Indemnified Parties (in which case, if the Indemnified Party notifies the

Surviving Corporation in writing that such Indemnified Party elects to employ separate counsel at the expense of the Surviving Corporation, the Surviving Corporation shall not have the right to assume the defense of such claim on behalf of such Indemnified Party), in each of which events the reasonable fees and expenses of such counsel (which counsel shall be reasonably acceptable to the Surviving Corporation) shall be at the expense of the Surviving Corporation.

     (c) If the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.11.

     (d) For a period of six years after the Effective Time, Parent shall cause to be maintained or shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 125% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent's board of directors, for a cost not exceeding such amount.

     (e) The indemnification rights of the Indemnified Parties granted under (i) this Agreement, (ii) the Articles and Bylaws of the Surviving Corporation, as amended, and (iii) the CBCA, are the only indemnification rights available to the Indemnified Parties and supersede any other rights to indemnification under any other agreement. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit and be binding upon each of the Indemnified Parties.

     (f) Parent hereby fully and unconditionally guarantees the performance of the Surviving Company's obligations under Sections 5.11(a)-(c). This guaranty is a guaranty of payment and not performance.

     Section 5.12.  Financing.  As a condition precedent to the Company's
                    ----------
obligation to mail the Proxy Statement to the Company's stockholders in accordance with Section 5.07 of this Agreement, Parent shall deliver to the Company an executed, written "highly confident" letter from U.S. Bancorp Libra or one or more similar lending institutions (each, a "Letter") that it can arrange, in the aggregate, financing sufficient to fund the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and to satisfy all other costs and expenses arising in connection with this Agreement (the "Financing"). Parent shall use its reasonable efforts to consummate the Financing on terms and conditions consistent with the Letters or such other Financing on terms as shall be reasonably satisfactory to Parent, on or before the Closing Date; but reasonable efforts of Parent as used in this
Section 5.12 shall in no event require Parent to agree to financing terms materially more adverse to Parent than those provided for in the Letters. Parent shall use its reasonable efforts to satisfy before the Closing Date all requirements that are conditions to the closing of the transactions that constitute the Financing and to obtaining the cash proceeds of the Financing. Parent shall keep the Company informed about the status of the Financing, including, but not limited to, providing copies of financing documents and informing the Company of the termination of any Letter. The Company shall use its reasonable efforts to assist and cooperate with Parent to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

     Section 5.13.  Parent Letter of Credit.  Contemporaneously with the
                    -----------------------
execution of this Agreement, Parent shall provide the Company with a letter of credit in favor of the Company in the amount of $2,000,000 and issued by a bank acceptable to the Company, to secure Parent's obligations under Section 5.09(c) of this Agreement. Parent shall maintain that letter of credit until the earlier of the Effective Time and the Outside Date. The Company is entitled to draw against the letter of credit only if (i) its Board of Directors has determined in good faith, after consultation with the Company's counsel, that the Company has become entitled, or is reasonably likely to become entitled by a specified date and time, to the fee payable under Section 5.09(c) of this Agreement (the "Fee"), (ii) the Company has given to Parent written notice, at least one business day in advance, of its intention to draw against the letter of credit at a specified date and time and has endeavored in good faith to consult with Parent concerning whether the Fee is payable, and (iii) Parent has neither consummated the transactions contemplated by this Agreement nor paid the Fee by the later of (x) 24 hours after the notice referred to in clause (ii), above, has been delivered (or deemed delivered in accordance with Section 8.03 of this Agreement) and (y) the date and time specified in that notice. Nothing in this Agreement is intended to preclude Parent from contesting in a court of competent jurisdiction the Company's entitlement to the Fee or the Company's entitlement to draw against the letter of credit if Parent determines in good faith, after consultation with its counsel, that the Company is not entitled to the Fee.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

     Section 6.01.  Conditions to the Obligations of Each Party.  The
                    -------------------------------------------
obligations_of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with CBCA (the "Company Stockholders' Approval");

     (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; and

     (c) the waiting period with respect to consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

     Section 6.02.  Conditions to Obligation of the Company to Effect the
                    -----------------------------------------------------
Merger.  Unless waived by the Company, the obligation of the Company to effect
------
the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

     (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after giving effect to the Merger, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger).

     Section 6.03.  Conditions to Obligations of Parent and Subsidiary to Effect
                 -  ------------------------------------------------------------
the Merger.  Unless waived by Parent and Merger Subsidiary, the obligations of
----------
Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

     (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect or, in the case of Section 4.02(a), shall be true and correct when made except for immaterial exceptions thereto, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

     (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals whose unavailability would not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

     (c) The number of Dissenting Shares shall constitute not more than 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time.


                                  ARTICLE VII
                                  TERMINATION


     Section 7.01.  Termination.  This Agreement may be terminated and the
                    -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):


               (i) by mutual written consent of the Company, Parent and Merger Subsidiary;

               (ii) by either the Company or Parent, if the Merger has not been consummated by December 31, 2001, provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date(the "Outside Date");

               (iii) by either the Company or Parent if any judgment,
                     injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

               (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

                (v) by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by
                     Section 5.09(b) shall have been received by Parent;

                (vi) by the Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

               (vii) by Parent or the Company if the stockholders of the Company fail to approve the Merger pursuant to the CBCA at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof).


                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01. Effect of Termination.  In the event of termination of this
                   ---------------------
Agreement by either Parent or the Company pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.09, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.09(b) or the fee provided for in Section 5.09(c) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to the party entitled thereto with respect to the event or circumstances in connection with which that fee becomes so payable.

     Section 8.02. Nonsurvival of Representations and Warranties.  No
                   ----------------------------------------------
representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.11.

     Section 8.03. Notices.  All notices and other communications hereunder
                   --------
shall be in writing and shall be considered given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


      If to the Company:

          Black Hawk Gaming & Development Company, Inc.
          P.O. Box 21
          240 Main Street
          Black Hawk, Colorado 80422
          Attention:  Stephen R. Roark, President
          Telephone:  303/582-1117
          Telecopier: 303/582-0239


      with a copy to:

          Samuel E. Wing, Esq.
          Jones & Keller, P.C.
          1625 Broadway, Suite 1600
          Denver, Colorado 80202
          Telephone:  303/573-1600
          Telecopier: 303/573-0769

          J. Patrick McDuff, Chairman
          Special Committee of the Board of Directors
          Of Black Hawk Gaming & Development
          Company, Inc.
          McDuff Interests, LLC
          2909 4th Street
          Boulder, Colorado 80304
          Telephone:  303/443-0018
          Telecopier: 419/791-9181

          Ronald R. Levine, II
          Davis Graham & Stubbs LLP
          Suite 500, 1550 17/th/ Street
          Denver, Colorado 80202
          Telephone: 303/892-7514
          Telecopier: 303/893-1379


     If to Parent or Merger Subsidiary:

          GameCo 1001 North U.S. Highway One, No. 710
          Jupiter, Florida 33477
          Attention:  Jeffrey P. Jacobs
          Telephone:  561/575-4006
          Telecopier: 561/575-1526

     with a copy to:

          Baker & Hostetler LLP
          3200 National City Center
          1900 East Ninth Street
          Cleveland, Ohio 44114-3485
          Telephone: 216/861-7553
          Telecopier: 216/696-0740
          Attn:  Edward G. Ptaszek, Jr.



          Section 8.04.  Interpretation.  The headings contained in this
                         --------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as applicable, and (iii) reference to any Article or Section means such Article or Section hereof.

          Section 8.05.  Miscellaneous.  This Agreement (including the documents
                         -------------
and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE.

          Section 8.06.  Counterparts. This Agreement may be executed in two or
                         ------------
more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

          Section 8.07.  Amendments; No Waivers. (a) Any provision of this
                         ----------
Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 8.08.  Entire Agreement. This Agreement and the
                         ----------------
Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 5.11, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options.

          Section 8.09.  Severability. If any term or other provision of this
                         ------------
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          Section 8.10.  Specific Performance. The parties hereto agree that
                         --------------------
irreparable damage would occur if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.


                          [Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                                 BLACK HAWK GAMING & DEVELOPMENT
                                                 COMPANY, INC.

                                                 /s/ Stephen R. Roark
                                                 -------------------------------
                                                 Name: Stephen R. Roark
                                                      --------------------------
                                                 Title: President
                                                       -------------------------

                                                 GAMECO, INC
                                                 /s/ Jeffrey P. Jacobs
                                                 -------------------------------
                                                 Name: Jeffrey P. Jacobs
                                                       -------------------------
                                                 Title: President
                                                        ------------------------

Merger Subsidiary:
                                                 BH ACQUISITION, INC.
                                                 /s/ Jeffrey P. Jacobs
                                                 -------------------------------
                                                 Name: Jeffrey P. Jacobs
                                                       -------------------------
                                                 Title: President
                                                        ------------------------

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               November 12, 2001

                                     AMONG

                BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.,

                                 GAMECO, INC.

                                      AND

                           BH ACQUISITION, INC.

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of November 12, 2001 by and among Gameco, Inc., a Delaware corporation ("Parent"), BH Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Black Hawk Gaming & Development Company, Inc., a Colorado corporation (the "Company"). Parent, Merger Subsidiary and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the Parties are parties to an Agreement and Plan of Merger dated as of April 25, 2001 (the "Merger Agreement"), which permits any party thereto to terminate the Merger Agreement under specified circumstances if the transactions provided for therein are not consummated on or before December 31, 2001;

     WHEREAS, the September 11, 2001 terrorist attacks in New York City and Washington, D.C. and ensuing events have disrupted the financial markets and made it impracticable for Parent and the Company to obtain the contemplated financing to consummate those transactions on or before December 31, 2001; and

     WHEREAS, in light of the foregoing and the Parties' continuing belief that consummation of the transactions contemplated by the Merger Agreement is in the best interests of the Parties and of the Company's shareholders, the Parties desire to extend the date on which the Merger Agreement may be so terminated;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1.  Parent and Merger Subsidiary Representations and Warranties.
                 -----------------------------------------------------------
Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that (a) each of Parent and Merger Subsidiary has full corporate power and authority to enter into this Amendment, (b) this Amendment has been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and Parent as the sole stockholder of Merger Subsidiary, and no other corporate or similar proceeding on the part of Parent or Merger Subsidiary is necessary to authorize the execution and delivery of this Amendment, and (c) this Amendment has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     Section 2.  Company Representations and Warranties.  The Company represents
                 --------------------------------------
and warrants to Parent and Merger Subsidiary that (a) the Company has the requisite corporate power and authority to enter into this Amendment, (b) this Amendment has been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment, and (c) this Amendment has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     Section 3.  Amendment.  The parties hereby amend the Merger Agreement by
                 ---------
deleting the phrase "December 31, 2001" in section 7.01(ii) of the Merger Agreement and inserting in lieu thereof the phrase "April 1, 2002."

     Section 4.  Effect.  The Merger Agreement, as amended hereby, remains in
                 ------
full force and effect, and all references therein to the "Agreement" refer to the Merger Agreement as amended by this Amendment, except where the context requires otherwise.


                           [Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.


                                        BLACK HAWK GAMING & DEVELOPMENT
                                        COMPANY, INC.


                                        /s/ Stephen R. Roark
                                        ---------------------------------

                                        Name: Stephen R. Roark
                                              ---------------------------

                                        Title: President
                                               --------------------------



                                        GAMECO, INC.


                                        /s/ Jeffrey P. Jacobs
                                        ---------------------------------

                                        Name: Jeffrey P. Jacobs
                                              ---------------------------

                                        Title: Chief Executive Officer
                                               --------------------------


Merger Subsidiary:


                                        BH ACQUISITION, INC.

                                        /s/ Jeffrey P. Jacobs
                                        ----------------------------------

                                        Name:  Jeffrey P. Jacobs
                                               ---------------------------

                                        Title: Chief Executive Officer
                                               ---------------------------

                                                                      ANNEX B



                                April 23, 2001



Special Committee of the Board of Directors
Black Hawk Gaming & Development Company, Inc.
240 Main Street Black
Hawk, Colorado 80422

Members of the Special Committee:

     We understand that Black Hawk Gaming & Development Company, Inc. (the "Company"), Gameco, Inc. ("Acquiror"), and BH Acquisition, Inc. (a wholly owned subsidiary of Acquiror, "Merger Subsidiary") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Subsidiary with and into the Company. We have been furnished a draft of the Agreement dated April 20, 2001 (the "Draft Agreement"). Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in the Agreement, at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.001 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive an aggregate of $12.00 per share in cash (the "Merger Consideration").

     Acquiror has been organized for the purpose of acquiring the Company pursuant to the Merger by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of the Company and the beneficial owner of approximately 33.6% of the outstanding Company Common Stock. We understand that Mr. Jacobs is the owner of the majority of the outstanding capital stock of Acquiror.

     You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view and as of the date hereof to the Stockholders of the Company. As used herein, the term "Stockholders of the Company" does not include Acquiror, Merger Subsidiary, any other affiliates of Mr. Jacobs and any members of management of the Company who may receive an ownership interest in Acquiror.

     For purposes of this opinion we have, among other things:

     (i) reviewed the Company's annual reports to stockholders and its annual, quarterly and other reports filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1999, December 31, 2000 and up to and including the date of this letter;

     (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the management of the Company;

     (iii) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

     (iv) reviewed the financial terms and conditions set forth in the Draft Agreement;

     (v)    reviewed the stock price and trading history of the Company Common
Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other publicly traded companies comparable with the Company;

     (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

Special Committee of the Board of Directors
Black Hawk Gaming & Development Company, Inc.
April 23, 2001
Page 2

     (viii)  prepared a discounted cash flow analysis of the Company;

     (ix) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company's management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for assuming or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view and as to the date hereof, to the Stockholders of the Company. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or
(ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and any alternative transaction or business strategies that the Company's Board of Directors has considered or might consider, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

     We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities.

  Our opinion expressed herein is provided for the information of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders of the Company from a financial point of view.

                                    Very truly yours,
                                    /S/ ROBERTSON STEPHENS, INC.

                                                                        ANNEX C



(i)  Dissenter's Rights Under the Colorado Business Corporation Act

(S) 7-113-101.  Definitions

For purposes of this article:
     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.
     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.
     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.
     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.
     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.
     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

(S) 7-113-102.  Right to dissent

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:
          (a) Consummation of a plan of merger to which the corporation is a party if:
               (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or
               (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;
          (b)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
          (c)  Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and
          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).
   (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, [FN1] or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:
          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or
          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

   (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:
          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;
          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;
          (c)  Cash in lieu of fractional shares; or
          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.
   (2)    Deleted by Laws 1996, H.B.96-1285, (S) 30, eff. June 1, 1996.
   (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.
   (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.
   (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S) 7-113-103.  Dissent by nominees and beneficial owners

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.
   (2) A beneficial shareholder may assert dissenters' rights as to The shares held on the beneficial shareholder's behalf only if:
          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.
   (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

(S) 7-113-201.  Notice of dissenters' rights

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7- 113-202(1).
     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

(S) 7-113-202.  Notice of intent to demand payment

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:
          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and
          (b)  Not vote the shares in favor of the proposed corporate action.
     (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.
     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

(S) 7-113-203.  Dissenters' notice

     (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.
     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:
          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;
          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;
          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;
          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and
          (g)  Be accompanied by a copy of this article.

(S) 7-113-204.  Procedure to demand payment

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113- 203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:
          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and
          (b)  Deposit the shareholder's certificates for certificated shares.
     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.
     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.
     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

(S) 7-113-205.  Uncertificated shares

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.
     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

(S) 7-113-206.  Payment

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.
     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:
          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;
          (b) A statement of the corporation's estimate of the fair value of the shares;
          (c)  An explanation of how the interest was calculated;
          (d)  A statement of the dissenter's right to demand payment under section 7-113-209; and
          (e)  A copy of this article.

(S) 7-113-207.  Failure to take action

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

(S) 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.
     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

(S) 7-113-209.  Procedure if dissenter is dissatisfied with payment or offer

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:
          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;
          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or
          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).
     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

(S) 7-113-301.  Court action

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.
     (2)  The corporation shall commence the proceeding described in subsection
          (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.
     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.
     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.
     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

(S) 7-113-302.  Court costs and counsel fees

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.
     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or
          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                              Post Office Box 21
                                240 Main Street
                          Black Hawk, Colorado 80422
                                                                     PRELIMINARY
                                                                         COPY OF
                                                                      PROXY CARD
                                                                      ----------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

     The undersigned shareholder of Black Hawk Gaming & Development Company, Inc., a Colorado corporation (the "Company"), hereby appoints J. Patrick McDuff and Frank B. Day, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote as designated on the reverse side, all the shares of common stock of the Company held of record by the undersigned on November 30, 2001 at the Special Meeting of Shareholders of the Company, to be held at the Hilton Garden Inn, Denver International Airport, 16475 E. 40th Circle, Aurora, Colorado 80011, on January 4, 2002 at 11:00 a.m., Mountain Time and at all adjournments or postponements thereof upon the following matters, as set forth in the Notice of Special Meeting of Shareholders and Proxy Statement, each dated December 7, 2001, copies of which have been received by the undersigned, hereby revoking any proxy heretofore given.



     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The board of directors of the Company recommends a vote for the Agreement and Plan of Merger.

     1. Proposal to approve and adopt the Agreement and Plan of Merger, as amended, dated as of April 25, 2001, by and among Gameco, Inc., BH Acquisition Corp. and the Company, as heretofore and hereafter amended, and the transactions contemplated thereby:


          [_] FOR [_] AGAINST [_] ABSTAIN


     2. The proxies are hereby authorized to vote in their discretion upon all other business as may properly come before the Special Meeting.


                                   Please sign exactly as your name appears on this proxy. If the shares represented by this proxy are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.


DATED:_______________ 200___       __________________________________________
                                   SIGNATURE


DATED:_______________ 200___       __________________________________________
                                   SIGNATURE


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.